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                               United States
                    SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  FORM 8-K

                               CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                                 April 2, 1996
               Date of Report (Date of earliest event reported)


                              I.C.H. Corporation
                           (Exact name of registrant
                          as specified in its charter)


         Delaware                   1-7697                  43-6069928
      (State or other             (Commission              (IRS Employer
       jurisdiction              File Number)           Identification No.)
     of incorporation)


                 500 North Akard Street, Dallas, Texas  75201
                   (Address of principal executive offices)
                                (214) 954-7111
              Registrant's telephone number, including area code
                                Not Applicable
         (Former name or former address, if changed since last report)

                        This filing contains 141 pages.
                     Index to Exhibits appears on page 4.














                                  Page 1 of 141

Item 5.  Other Events.

Proposed Disposition of Certain Subsidiaries

      Effective as of April 2, 1996, Bankers Multiple Line Insurance Company ("BML"), an indirect wholly-owned subsidiary of I.C.H. Corporation ("ICH"), entered into (i) a definitive agreement to sell Modern American Life Insurance Company ("Modern American") and Western Pioneer Life Insurance Company ("Western") to Reassure America Life Insurance Company ("Reassure"), a wholly-owned subsidiary of Life Reassurance Corporation of America; and (ii) a definitive agreement to sell Philadelphia American Life Insurance Company ("Philadelphia American") to New Era Enterprises, Inc. On April 4, 1996, ICH issued a press release announcing the proposed sales of Modern American, Western and Philadelphia American.

      Modern American, Western and Philadelphia American are wholly-owned subsidiaries of BML.

      Copies of (i) the Stock Purchase Agreement regarding the proposed sale of Modern American and Western Pioneer and (ii) the Stock Purchase Agreement regarding the proposed sale of Philadelphia American are attached hereto as Exhibits 2.1 and 2.2, respectively, each of which is incorporated herein by reference. A copy of the press release issued by ICH in connection with the proposed sales of Modern American, Western and Philadelphia American is attached hereto as Exhibit 99.

Item 7.  Financial Statements and Exhibits.

      (c)   Exhibits

2.1 Stock Purchase Agreement dated as of April 2, 1996, by and between Bankers Multiple Line Insurance Company and Reassure America Life Insurance Company.

2.2 Stock Purchase Agreement dated as of April 2, 1996, by and between Bankers Multiple Line Insurance Company and New Era Enterprises, Inc.

99    Press Release of I.C.H. Corporation dated April 4, 1996.

























                                  Page 2 of 141

                                   SIGNATURE


      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    I.C.H. CORPORATION


Date:  April 17, 1996               By:/s/Susan A. Brown
                                          Susan A. Brown,
                                          Co-Chief Executive Officer, Chief
                                          Financial Officer and Treasurer
                                          (principal executive officer and
                                          principal financial officer)














































                                  Page 3 of 141

                               Index to Exhibits


                                                                Sequentially
                                                                  Numbered
 Exhibit Number   Description                                       Pages

 2.1              Stock Purchase Agreement dated as of
                  April 2, 1996, by and between Bankers
                  Multiple Line Insurance Company and
                  Reassure America Life Insurance Company             5

 2.2              Stock Purchase Agreement dated as of
                  April 2, 1996, by and between Bankers
                  Multiple Line Insurance Company and New Era
                  Enterprises, Inc.                                  72

 99               Press Release of I.C.H. Corporation dated
                  April 4, 1996                                      140













































                                  Page 4 of 141

   ===========================================================================



                             STOCK PURCHASE AGREEMENT


                            DATED AS OF APRIL 2, 1996


                                  By and between


                     BANKERS MULTIPLE LINE INSURANCE COMPANY


                                       and


                     REASSURE AMERICA LIFE INSURANCE COMPANY


                            With Respect to all of the

                           Outstanding Capital Stock of

                      MODERN AMERICAN LIFE INSURANCE COMPANY

                                       and

                      WESTERN PIONEER LIFE INSURANCE COMPANY

   ===========================================================================

























                                    Page 5 of 141

                                TABLE OF CONTENTS

                                                                          Page

   ARTICLE I      DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . .1


   ARTICLE II     SALE OF SHARES AND CLOSING
                          2.1    Purchase and Sale of Shares . . . . . . . .7
                          2.2    Purchase Price  . . . . . . . . . . . . . .8
                          2.3    Closing . . . . . . . . . . . . . . . . . .9
                          2.4    Purchase Price Adjustment . . . . . . . . .9


   ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
                          3.1    Organization of Seller  . . . . . . . . . 11
                          3.2    Authority . . . . . . . . . . . . . . . . 11
                          3.3    Organization of Modern  . . . . . . . . . 11
                          3.4    Capital Stock; Title  . . . . . . . . . . 12
                          3.5    Organization of WPL . . . . . . . . . . . 12
                          3.6    Capital Stock; Title  . . . . . . . . . . 12
                          3.7    No Conflicts or Violations  . . . . . . . 13
                          3.8    SAP Statements  . . . . . . . . . . . . . 14
                          3.9    Reserves. . . . . . . . . . . . . . . . . 14
                          3.10   Assets  . . . . . . . . . . . . . . . . . 15
                          3.11   Absence of Changes  . . . . . . . . . . . 15
                          3.12   No Undisclosed Liabilities. . . . . . . . 17
                          3.13   Taxes . . . . . . . . . . . . . . . . . . 17
                          3.14   Litigation  . . . . . . . . . . . . . . . 20
                          3.15   Compliance With Laws  . . . . . . . . . . 20
                          3.16   Pension and Benefit Plans . . . . . . . . 21
                          3.17   Contracts . . . . . . . . . . . . . . . . 21
                          3.18   Insurance Issued  . . . . . . . . . . . . 22
                          3.19   Licenses and Permits  . . . . . . . . . . 23
                          3.20   Operations Insurance  . . . . . . . . . . 24
                          3.21   Intercompany Liabilities  . . . . . . . . 24
                          3.22   Bank Accounts . . . . . . . . . . . . . . 24
                          3.23   Charter Documents and Bylaws. . . . . . . 24
                          3.24   Minute Books. . . . . . . . . . . . . . . 24
                          3.25   Brokers and Finders.  . . . . . . . . . . 24
                          3.26   Disclosure. . . . . . . . . . . . . . . . 25





















                                    Page 6 of 141

   ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                          4.1    Organization  . . . . . . . . . . . . . . 25
                          4.2    Authority . . . . . . . . . . . . . . . . 25
                          4.3    No Conflicts or Violations  . . . . . . . 25
                          4.4    Brokers and Finders.  . . . . . . . . . . 26
                          4.5    Purchase for Investment . . . . . . . . . 26
                          4.6    Litigation  . . . . . . . . . . . . . . . 26


   ARTICLE V         COVENANTS OF SELLER
                          5.1    Contract and Regulatory Approvals . . . . 27
                          5.2    HSR Filings . . . . . . . . . . . . . . . 27
                          5.3    Investigation by Purchaser  . . . . . . . 28
                          5.4    Conduct of Business . . . . . . . . . . . 28
                          5.5    No Charter Amendments . . . . . . . . . . 30
                          5.6    No Issuance of Securities . . . . . . . . 30
                          5.7    Dividends . . . . . . . . . . . . . . . . 30
                          5.8    Resignations of Directors and Officers  . 31
                          5.9    Books and Records . . . . . . . . . . . . 31
                          5.10   No Negotiation, etc.  . . . . . . . . . . 31
                          5.11   Financial Statements and Reports  . . . . 32
                          5.12   Investments . . . . . . . . . . . . . . . 33
                          5.13   No Disposal of Property . . . . . . . . . 33
                          5.14   No Breach or Default  . . . . . . . . . . 33
                          5.15   Indebtedness  . . . . . . . . . . . . . . 33
                          5.16   No Acquisitions . . . . . . . . . . . . . 34
                          5.17   Intercompany Liabilities and Affiliate
                                   Transactions  . . . . . . . . . . . . . 34
                          5.18   Indemnity Liability . . . . . . . . . . . 35
                          5.19   Environmental Investigation . . . . . . . 36
                          5.20   Notice and Cure . . . . . . . . . . . . . 37
                          5.21   Disclosure Schedule.  . . . . . . . . . . 37


   ARTICLE VI  COVENANTS OF PURCHASER
                          6.1    Contract and Regulatory Approvals . . . . 37
                          6.2    HSR Filings . . . . . . . . . . . . . . . 38
                          6.3    Notice and Cure . . . . . . . . . . . . . 38
                          6.4    Environmental Investigation . . . . . . . 39
                          6.5    Approval of Purchaser's Board . . . . . . 39




















                                    Page 7 of 141

   ARTICLE VII CONDITIONS TO OBLIGATIONS OF PURCHASER
                          7.1    Representations and Warranties  . . . . . 39
                          7.2    Performance . . . . . . . . . . . . . . . 39
                          7.3    Officer's Certificates  . . . . . . . . . 39
                          7.4    HSR Act Approval  . . . . . . . . . . . . 40
                          7.5    No Injunction . . . . . . . . . . . . . . 40
                          7.6    No Proceeding or Litigation . . . . . . . 40
                          7.7    Contract and Regulatory Approvals . . . . 40
                          7.8    No Adverse Change . . . . . . . . . . . . 40
                          7.9    Opinion of Counsel to Seller. . . . . . . 40
                          7.10   Dividends . . . . . . . . . . . . . . . . 40
                          7.11   Certificates of Compliance  . . . . . . . 41
                          7.12   Approval of Purchaser's Board of
                                   Directors . . . . . . . . . . . . . . . 41
                          7.13   Computer Software Availability  . . . . . 41


   ARTICLE VIII      CONDITIONS TO OBLIGATIONS OF SELLER
                          8.1    Representations and Warranties  . . . . . 41
                          8.2    Performance . . . . . . . . . . . . . . . 41
                          8.3    Officer's Certificates  . . . . . . . . . 41
                          8.4    HSR Act Approval  . . . . . . . . . . . . 42
                          8.5    No Injunction . . . . . . . . . . . . . . 42
                          8.6    No Proceeding or Litigation . . . . . . . 42
                          8.7    Contract or Regulatory Approvals  . . . . 42
                          8.8    Opinion of Counsel to Purchaser . . . . . 42
                          8.9    Guaranty Agreement  . . . . . . . . . . . 42


   ARTICLE IX  SURVIVAL OF PROVISIONS
                          9.1    Survival of Representations and
                                   Warranties. . . . . . . . . . . . . . . 43
                          9.2    Pursuit of Claims . . . . . . . . . . . . 43
                          9.3    Remedies Limitation . . . . . . . . . . . 44


   ARTICLE X         INDEMNIFICATION
                          10.1   Indemnification by Seller . . . . . . . . 44
                          10.2   Indemnification by Purchaser  . . . . . . 47
                          10.3   Indemnification Procedures  . . . . . . . 47
                          10.4   Treatment of Indemnification Payments . . 48
                          10.5   Claims Limitation . . . . . . . . . . . . 49
                          10.6   Tax Indemnification . . . . . . . . . . . 50


   ARTICLE XI  TERMINATION
                          11.1   Termination . . . . . . . . . . . . . . . 52
                          11.2   Effect of Termination . . . . . . . . . . 53














                                    Page 8 of 141

   ARTICLE XII MISCELLANEOUS
                          12.1   Tax Matters . . . . . . . . . . . . . . . 53
                          12.2   Sale of Certain Assets. . . . . . . . . . 55
                          12.3   Notices.  . . . . . . . . . . . . . . . . 56
                          12.4   Entire Agreement  . . . . . . . . . . . . 57
                          12.5   Expenses  . . . . . . . . . . . . . . . . 57
                          12.6   Public Announcements  . . . . . . . . . . 57
                          12.7   Confidentiality . . . . . . . . . . . . . 57
                          12.8   Further Assurances  . . . . . . . . . . . 59
                          12.9   Waiver  . . . . . . . . . . . . . . . . . 59
                          12.10  Amendment . . . . . . . . . . . . . . . . 60
                          12.11  Counterparts  . . . . . . . . . . . . . . 60
                          12.12  No Third Party Beneficiary  . . . . . . . 60
                          12.13  Governing Law . . . . . . . . . . . . . . 60
                          12.14  Binding Effect  . . . . . . . . . . . . . 60
                          12.15  No Assignment . . . . . . . . . . . . . . 60
                          12.16  Invalid Provisions  . . . . . . . . . . . 61
                          12.17  Table of Contents; Headings . . . . . . . 61



   EXHIBITS

   Exhibit A - Form of Note for Federal Income Tax Recoverable
   Exhibit B - Salable Properties




































                                    Page 9 of 141

                             STOCK PURCHASE AGREEMENT


           This Stock Purchase Agreement ("Agreement") is made and entered into as of the 2nd day of April, 1996 by and between Bankers Multiple Line Insurance Company, an Illinois insurance corporation ("Seller"), and Reassure America Life Insurance Company, an Illinois insurance corporation ("Purchaser").

           WHEREAS, Seller owns 600,000 shares (the "Modern Shares") of common stock, par value $5.00 per share ("Modern Common Stock"), of Modern American Life Insurance Company ("Modern"); and

           WHEREAS, the Modern Shares constitute all of the issued and outstanding capital stock of Modern; and

           WHEREAS, Seller owns 800,000 shares (the "WPL Shares") of common stock, par value $1.25 per share ("WPL Common Stock"), of Western Pioneer Life Insurance Company ("WPL"); and

           WHEREAS, the WPL Shares constitute all of the issued and outstanding capital stock of WPL; and

           WHEREAS, Seller desires to sell the Modern Shares and the WPL Shares (together, the "Shares") to Purchaser, and Purchaser desires to purchase the Shares from Seller, on the terms and subject to the conditions set forth in this Agreement.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

           The capitalized terms used herein will have the following meanings:

           "Affiliate" shall mean, with respect to a specified person or entity, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person or entity.

           "Affiliated Group" shall mean any combined, consolidated, affiliated or unitary Tax group of which any of the Companies is or has been a member prior to the Closing.













                                    Page 10 of 141

           "Agreement" shall mean this Stock Purchase Agreement, together with the exhibits attached hereto and the Disclosure Schedule.

           "Annual Statement" shall mean the annual statutory statement of the specified life insurance company filed with or submitted to the insurance regulatory authority in the state of domicile of such life insurance company.

           "Assigned Value" shall have the meaning ascribed to it in Section 12.2(a) hereof.

           "AVR" shall mean the asset valuation reserve required to be established under SAP on a specified life insurer's balance sheet.

           "Bankruptcy Code" shall mean Title 11 of the United States Code.

           "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, or any other bankruptcy court having jurisdiction over a case commenced by or against an Affiliate of Seller under the Bankruptcy Code.

           "Chapter 11 Proceeding" shall mean jointly administered case no. 395-36351-RCM-11 as currently pending in the Bankruptcy Court.

           "Closing" shall mean the closing of the transactions contemplated by this Agreement as provided in Section 2.4 hereof.

           "Closing Balance Sheet" shall mean the balance sheets of the Companies determined in accordance with SAP as of the Closing Date.

           "Closing Date" shall mean the later of (a) the last business day of the month in which the last remaining condition set forth in ARTICLES VII and VIII hereof has been satisfied or waived, or (b) such other date as Purchaser and Seller may agree upon, but in no event earlier than May 31, 1996.

           "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

           "Common Stock" shall mean, collectively, the Modern Common Stock and the WPL Common Stock.

           "Company" or "Companies" shall mean Modern and WPL, taken separately or together, as the context may require.

















                                    Page 11 of 141

           "Contract" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, or other binding contract.

           "Damages" shall mean any and all monetary damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, costs, and expenses (including reasonable fees and expenses of attorneys, accountants, actuaries, and other experts).

           "Deficiency Amount" shall mean the amount, if any, by which the Final Purchase Price exceeds the Initial Purchase Price.

           "Disclosure Schedule" shall mean the disclosure schedule dated the date hereof furnished by Seller to Purchaser and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.

           "Environmental Claim" shall mean and include any investigation, notice of violation, demand, allegation, action, suit, injunction, judgement, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising:
   (A) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (B) in connection with any Hazardous Material or actual or alleged activity associated with any Hazardous Material; (C) from any abatement, removal, remedial, corrective, or other response action in connection with any Hazardous Material, Environmental Law, or other order or directive of any federal, state or local governmental authority; or (D) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

           "Environmental Law" shall mean any local, state or federal statute, rule, regulation, order, directive or ordinance pertaining to: (A) the protection of health, safety and the indoor or outdoor environment; (B) the conservation, management, or use of natural resources and wildlife; (C) the protection or use of surface water and ground water; (D) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Material; or (E) pollution (including any release to air, land, surface water and ground water); and includes without limitation, the following federal statutes (and their implementing regulations and the analogous state statutes and regulations); the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; the Solid
















                                    Page 12 of 141

   Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. Section 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; The Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. Section 7401 et seq.; the National Environmental Policy Act of 1970, as amended, 42 U.S.C. Section 4321 et seq.; the Rivers and Harbors Act of 1899, as amended, 33 U.S.C. Section 401 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. Section 1531 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et seq.; and the Safe Drinking Water Act of 1974, as amended, 42 U.S.C.
   Section 300(f) et seq.

           "Environmental Release" shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into, from, or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

           "Excess Amount" shall mean the amount, if any, by which the Initial Purchase Price exceeds the Final Purchase Price.

           "Final Purchase Price" shall have the meaning ascribed to it in
   Section 2.2 hereof.

           "Governmental Approval" shall mean any permit, license, variance, certificate, consent, letter, clearance, closure, exemption, authorization, decision or action or approval of any federal, state or local governmental authority with jurisdiction over any Environmental Law.

           "Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant, or material which is hazardous or toxic, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), and any hazardous or toxic waste, material, or substance regulated under any Environmental Law.




















                                    Page 13 of 141

           "HSR Act" shall mean Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including any successor act), and the rules and regulations promulgated thereunder.

           "I.C.H." shall mean I.C.H. Corporation, a Delaware corporation.

           "IMR" shall mean the interest maintenance reserve required to be established under SAP on a specified life insurer's balance sheet.

           "Indemnifying Party" shall mean the entity against whom claims of indemnification are being asserted under ARTICLE X hereof.

           "Indemnitee" shall mean the entity claiming indemnification under
   ARTICLE X hereof.

           "Initial Purchase Price" shall have the meaning ascribed to it in
   Section 2.2 hereof.

           "Interim Tax Return" shall have the meaning ascribed to it in
   Section 12.1(a) hereof.

           "IRS" shall mean the United States Internal Revenue Service.

           "Material Adverse Effect" shall mean any change or effect (or series of related changes or effects) that individually or in the aggregate is materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of the Companies, (ii) the validity or enforceability of this Agreement, or (iii) the ability of Seller to execute and deliver this Agreement or to perform its obligations under this Agreement.

           "Modern" shall have the meaning ascribed to it in the recitals of this Agreement.

           "Modern Common Stock" shall have the meaning ascribed to it in the recitals of this Agreement.

           "Modern Shares" shall have the meaning ascribed to it in the recitals of this Agreement.

           "Permitted Lien" shall mean any (a) mechanic's, carrier's, workmen's, repairmen's, or other similar lien arising or incurred in the ordinary course of business, (b) lien for taxes, assessments, and other governmental charges that are not due and payable or which are being contested in good faith, (c) zoning, building or other similar government restriction, or (d)














                                    Page 14 of 141
   agreement, covenant, right of way, or other similar restriction which in the case of clauses (a), (c), and (d) above do not materially impair any real property of Modern or WPL.

           "Properties" shall mean any parcel of real property or mortgage or similar loan on any parcel of real property currently owned, or formerly owned, by either of the Companies; provided that "Properties" shall not include any real property which is subject to a mortgage or similar loan held by either Company as of the Closing and which is acquired by either Company or an Affiliate of either Company after the Closing, through foreclosure of such mortgage or similar loan or otherwise.

           "Purchaser" shall mean Reassure America Life Insurance Company, an Illinois insurance corporation.

           "Quarterly Statement" shall mean the quarterly statutory statement of the specified life insurance company filed with or submitted to the insurance regulatory authority in the state of domicile of such life insurance company.

           "Salable Properties" shall have the meaning ascribed to it in
   Section 12.2(a) hereof.

           "SAP" shall mean the accounting practices required or permitted by the insurance regulatory authority in the state of domicile of the specified life insurance company, consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

           "Seller" shall mean Bankers Multiple Line Insurance Company, an Illinois insurance corporation.

           "Seller Consolidated Returns" shall mean all consolidated, combined, affiliated or unitary Tax Returns which include the Companies with respect to the Companies' taxable income or loss for periods through the Closing Date.

           "Seller Returns" shall have the meaning ascribed to it in Section
   12.1 hereof.

           "Settlement Auditor" shall mean the Dallas, Texas office of Price Waterhouse.

           "Shares" shall have the meaning ascribed to it in the recitals to this Agreement.

           "Tax Claim" shall have the meaning ascribed to it in Section 10.6(b) hereof.













                                    Page 15 of 141

           "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, medicare, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar Person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof.

           "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

           Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement; (e) the phrase "in the ordinary course of business and consistent with past practice" refers to the business, operations, affairs, and practice of the Company consistent with past practices of such business, operations, and affairs; (f) the term "including" and other forms of such term, with respect to any matter or thing, means "including but not limited to" such matter or thing; and (g) all references to "dollars" or "$" refer to currency of the United States of America.


                                    ARTICLE II

                            SALE OF SHARES AND CLOSING

           2.1 Purchase and Sale of Shares. Subject to the terms and conditions, and in reliance upon the representations and warranties, set forth in this Agreement, Seller agrees to sell the Shares to Purchaser and Purchaser agrees to purchase the Shares from Seller.
























                                    Page 16 of 141

           2.2 Purchase Price. The purchase price (the "Initial Purchase Price") for the Shares will equal the sum of the following, subject to adjustment after the Closing in accordance with Section 2.4 hereof (as adjusted, the "Final Purchase Price"):

           (a) the capital and surplus of each of the Companies determined in accordance with SAP as of the last day of the month immediately preceding the Closing, but (i) in each case (A) valuing the Salable Properties at an aggregate value of $7,350,000 and without giving effect to the disposition by Modern or WPL, as applicable, of any sales of any Salable Property or the receipt of any consideration therefor as contemplated by Section 12.2 hereof, (B) valuing the Mortgage Loans at an aggregate value of $1,686,427 and without giving effect to the disposition by Modern of any sales of the Mortgage Loans Property or the receipt of any consideration therefor as contemplated by Section 12.2 hereof, (C) after giving effect to the impact of the dividend provided for in Section 5.7, and (D) limiting the accrual for Taxes of both the Companies to no more than an aggregate of $500,000 and (ii) with respect to Modern, including the amount reflected on line 13 of page 2 in Modern's Annual Statement for the year ended December 31, 1995, as a "Federal Income Tax Recoverable," plus interest accrued thereon calculated from the date from which the IRS will be required to pay interest on the refund to Modern through the Closing Date at the annual percentage rate required to be paid by the IRS on the refund to Modern of such amount, as such rate from time to time may vary and as applied for applicable periods consistent with such variations (the aggregate of such amounts are herein referred to as the "Modern Tax Recoverable"); and

           (b) the AVR of each of the Companies determined in accordance with SAP as of the last day of the month immediately preceding the Closing; and

           (c) the IMR of each of the Companies determined in accordance with SAP as of the last day of the month immediately preceding the Closing; and

           (d) the aggregate provision for policyholder dividends and coupons of each of the Companies payable in the following year, as reflected in lines 7.1, 7.2, and 7.3 of the liabilities on the Companies' balance sheets ("Policyholder Dividends"), determined in accordance with SAP as of the last day of the month immediately preceding the Closing; and




















                                    Page 17 of 141

           (e) if the accident and health insurance policies written by the Companies have been sold or reinsured, pursuant to Section 5.4(h) of this Agreement, prior to the Closing Date, then $278,000; and

           (f) $2,116,000 (two million, one hundred sixteen thousand dollars).

   As promptly as practicable (but in no event later than 5 business days) prior to the Closing Date, Seller shall deliver to Purchaser balance sheets of the Companies determined in accordance with SAP as of the last day of the month immediately preceding the Closing Date identifying the capital, surplus, AVR, IMR, and Policyholder Dividends amounts determined pursuant to this Section 2.2.

           2.3       Closing.

           (a) The Closing will take place at the offices of Winstead Sechrest & Minick, 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, at 9:00 a.m., local time on the Closing Date.

           (b) At the Closing, Purchaser (i) will pay the Initial Purchase Price (A) by execution of a promissory note in the form attached hereto as Exhibit A in a principal amount equal to that portion of the Initial Purchase Price equal to the Modern Tax Recoverable, and (B) by wire transfer of immediately available funds to such account as Seller specifies to Purchaser for the remainder of the Initial Purchase Price, and (ii) deliver to Seller such other documents and instruments required to be delivered by Purchaser under the terms of this Agreement.

           (c) At the Closing, Seller will deliver to Purchaser (i) a certificate or certificates representing all the Shares, accompanied by duly executed blank stock powers, and (ii) such other documents and instruments required to be delivered by Seller under the terms of this Agreement.

           2.4       Purchase Price Adjustment.

           (a) As promptly as practicable (but in no event more than 60 days) after the Closing Date, Purchaser will prepare and deliver to Seller the Closing Balance Sheet prepared in accordance with SAP and using the same assumptions and methodologies utilized in the preparation of the December 31, 1995 Annual Statements and after the adjustments necessary to give effect to clauses (i)(A), (i)(B), (i)(D) and (ii) of Section 2.2(a) hereof. Purchaser will deliver to Seller the Closing Balance Sheet together with a written notice setting forth Purchaser's determination of the Deficiency Amount or the Excess Amount, as applicable.















                                    Page 18 of 141

           (b) Within 20 business days after Seller's receipt of the Closing Balance Sheet, Seller will provide Purchaser with written notice indicating whether Seller agrees or disagrees with the capital, surplus, AVR, IMR and Policyholder Dividends amounts reflected in the Closing Balance Sheet. If Seller disputes the capital, surplus, AVR, IMR, or Policyholder Dividends amounts reflected in the Closing Balance Sheet, such notice will reflect Seller's calculation of each disputed amount in sufficient detail to permit Purchaser to verify the same. If Seller agrees with the capital, surplus, AVR, IMR, and Policyholder Dividends amounts reflected in the Closing Balance Sheet or if Seller fails to deliver to Purchaser such written notice within such 20-day period, the Closing Balance Sheet will be deemed final.

           (c) Within 10 business days after Purchaser's receipt of any notice of disagreement with the capital, surplus, AVR, IMR, or Policyholder Dividends amounts reflected in the Closing Balance Sheet, Purchaser and Seller will begin good faith negotiations to resolve such disagreement. If Purchaser and Seller are unable to resolve such disagreement within 10 business days after such negotiations begin, such disagreement will be submitted to the Settlement Auditor for resolution. Purchaser and Seller will cooperate with the Settlement Auditor and will proceed in good faith to cause the Settlement Auditor to resolve such disagreement within 30 days after such disagreement is submitted to the Settlement Auditor. Purchaser and Seller will each pay one-half of the fees and expenses of the Settlement Auditor.

           (d) The Settlement Auditor, in its sole discretion, will determine (i) the nature and extent of the participation by Purchaser, Seller, and their agents in connection with the resolution of any disagreement submitted to the Settlement Auditor, (ii) the nature and extent of information that Purchaser and Seller may submit to the Settlement Auditor for consideration in connection with such resolution, and (iii) the personnel of the Settlement Auditor who will review such information and resolve such disagreement. The Settlement Auditor's resolution of any such disagreement will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, Purchaser and Seller. The Closing Balance Sheet will be adjusted accordingly to reflect any such resolution and, as adjusted, will be deemed final.

           (e) Upon the earlier to occur of (i) the parties' agreement with respect to the capital, surplus, AVR, IMR, and Policyholder Dividends amounts reflected in the Closing Balance Sheet, or (ii) the delivery of the report of the Settlement Auditor as provided in Section 2.4(d) hereof, Purchaser will pay to Seller the Deficiency Amount or Seller will pay to Purchaser the Excess Amount, as the case may be. The payment of the Deficiency Amount














                                    Page 19 of 141
   or the Excess Amount, as the case may be, will be made by wire transfer of immediately available funds to such account as the party entitled to receive such payment specifies in writing to the party required to make such payment.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller hereby represents and warrants to Purchaser as follows:

           3.1 Organization of Seller. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

           (b) Seller has capital and surplus determined in accordance with SAP in an amount in excess of $60.0 million after taking into account the net proceeds from (i) the sale of the Shares and (ii) the net proceeds (or estimated proceeds if not yet paid to Seller) from the sale of the stock of Philadelphia American Life Insurance Company and the sale of the business operations of Seller.

           3.2 Authority. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid, and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except to the extent that (a) enforcement against Seller may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought.

           3.3 Organization of Modern. Modern is a stock insurance corporation duly organized, validly existing, and in good standing under the laws of Missouri, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted by it. Modern is duly qualified or admitted to do business and is in good standing as a foreign corporation in all jurisdictions in which
















                                    Page 20 of 141
   the ownership, use, or leasing of its assets or properties or the conduct or nature of its business makes such qualification or admission necessary, except where the failure to be so qualified or admitted and in good standing does not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Modern does not own 10% or more of the voting capital stock of any corporation.

           3.4 Capital Stock; Title. The authorized capital stock of Modern consists solely of the Modern Shares, all of which are issued and outstanding. The Modern Shares are duly authorized, validly issued, fully paid, and nonassessable and are owned beneficially and of record by Seller, free and clear of all liens and encumbrances. Upon delivery of payment for the Modern Shares as herein provided, Purchaser will acquire good and valid title to the Modern Shares, free and clear of any lien or encumbrance (other than liens or encumbrances created by Purchaser). There are no outstanding securities, rights (preemptive or other), subscriptions, calls, warrants, options, or other agreements (except for this Agreement) that give any person or entity the right to (a) purchase or otherwise receive or be issued any shares of capital stock of Modern (or any interest therein) or any security convertible into or exchangeable for any shares of capital stock of Modern (or any interest therein), (b) receive any dividend, voting, or ownership rights similar to those accruing to a holder of the Modern Shares, or (c) participate in the equity, income, or election of directors or officers of Modern.

           3.5 Organization of WPL. WPL is a stock insurance corporation duly organized, validly existing, and in good standing under the laws of Kentucky, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted by it. WPL is duly qualified or admitted to do business and is in good standing as a foreign corporation in all jurisdictions in which the ownership, use, or leasing of its assets or properties or the conduct or nature of its business makes such qualification or admission necessary, except where the failure to be so qualified or admitted and in good standing does not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. WPL does not own 10% or more of the voting capital stock of any corporation.

           3.6 Capital Stock; Title. The authorized capital stock of WPL consists solely of the WPL Shares, all of which are issued and outstanding. The WPL Shares are duly authorized, validly issued, fully paid, and nonassessable and are owned beneficially and of record by Seller, free and clear of all liens and encumbrances. Upon delivery of payment for the WPL Shares as herein provided, Purchaser will acquire good and valid title to the WPL Shares,















                                    Page 21 of 141
   free and clear of any lien or encumbrance (other than liens or encumbrances created by Purchaser). There are no outstanding securities, rights (preemptive or other), subscriptions, calls, warrants, options, or other agreements (except for this Agreement) that give any person or entity the right to (a) purchase or otherwise receive or be issued any shares of capital stock of WPL (or any interest therein) or any security convertible into or exchangeable for any shares of capital stock of WPL (or any interest therein), (b) receive any dividend, voting, or ownership rights similar to those accruing to a holder of the WPL Shares, or (c) participate in the equity, income, or election of directors or officers of WPL.

           3.7 No Conflicts or Violations. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement will not:

           (a) subject to obtaining the approvals contemplated by Sections 5.1, 5.2, 6.1 and 6.2 hereof, violate in any material respect any law or any writ, judgment, decree, or injunction applicable to Seller or either of the Companies or their respective assets or properties;

           (b) conflict with or result in a violation or breach of any of the provisions of the articles or certificate of incorporation or bylaws of Seller or either of the Companies;

           (c) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any Contract to which Seller or either of the Companies is a party or by which any asset or property of Seller or either of the Companies may be bound;

           (d) require Seller or either of the Companies to obtain any consent, approval, or action of, or make any filing with or give any notice to, any person or entity, except (i) as set forth in Section 3.7 of the Disclosure Schedule, (ii) as contemplated in Sections 5.1(b) and 5.2 hereof, or (iii) those which the failure to obtain, make or give, individually of in the aggregate, would not reasonably be expected to have a Material Adverse Effect; or

           (e) result in the creation or imposition of any lien or encumbrance upon either of the Companies or any of their respective assets or properties.

           3.8 SAP Statements. Seller has previously delivered to Purchaser true and complete copies of the following:

           (a) the Annual Statements of each of the Companies for each of the years ended December 31, 1993, 1994, and 1995 (including














                                    Page 22 of 141
   the supporting memorandum to the actuarial opinions given in connection with such Annual Statements); and

           (b) any annual statutory statements of either of the Companies that were filed for the year ended December 31, 1995 in any jurisdiction which differ from the Annual Statement for the year ended December 31, 1995 for such respective Company.

   Each such statement (i) complied in all material respects with all applicable laws when so filed, (ii) was prepared in accordance with SAP,
   (iii) is true and complete in all material respects, and (iv) presents fairly in all material respects the financial position of the respective Company as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of the respective Company for and during the respective periods covered thereby. No material deficiency has been asserted by any insurance regulatory authority with respect to any such statement.

           3.9 Reserves. The statutory reserves and other similar amounts with respect to losses, benefits, claims, and expenses in respect of each of the Companies' insurance business as established or reflected in the respective December 31, 1995 Annual Statement (a) were determined in accordance with SAP and generally accepted actuarial assumptions, (b) were in accordance with the benefits specified in the related insurance or reinsurance Contracts in all material respects, (c) meet the requirements of the insurance laws of each applicable jurisdiction in all material respects, and (d) were adequate, in all material respects, along with future premiums, as of December 31, 1995, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency and expenses, to cover the total amount of all matured and reasonably anticipated unmatured benefits, claims, and other liabilities of the respective Company under all insurance or reinsurance Contracts which the respective Company has or will have any liability. Each of the Companies owns assets that qualify as legal reserve assets under applicable insurance laws in an amount at least equal to all such statutory reserves and other similar amounts of the respective Company.
























                                    Page 23 of 141

           3.10      Assets and Properties.

           (a) Section 3.10(a) of the Disclosure Schedule contains a list of all purchases, acquisitions, sales or dispositions of all debentures, notes, stocks, limited partnership interests, other securities, mortgages, and other investment assets by each of the Companies from December 31, 1995 to the date hereof. Each of the Companies has good and marketable title to all debentures, notes, stocks, limited partnership interests, other securities, mortgages, and other investment assets (excluding real property) owned by it, free and clear of all liens and encumbrances.

           (b) Section 3.10(b) of the Disclosure Schedule contains a true and complete list and description of all real property in which each of the Companies has an ownership interest. Each of the Companies owns good and insurable fee simple title to all such real property, free and clear of all liens and encumbrances, except for Permitted Liens.

           (c) Section 3.10(c) of the Disclosure Schedule contains a true and complete list and description of all real property leased by each of the Companies. Each of the Companies has a valid leasehold interest in all such leased real property.

           (d) Section 3.10(d) of the Disclosure Schedule contains a true and complete list and description of (i) all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are used in the conduct of the business, operations, or affairs of each of the Companies, and (ii) all computer software, programs, and similar systems (a) owned by or licensed to either of the Companies or (b) that are used in the conduct of their business, operations, or affairs. Neither of the Companies is in conflict with or in violation or infringement of, nor has Seller or either of the Companies received any notice of any alleged conflict with or violation or infringement of, any asserted rights of any other person or entity with respect to any such intellectual property or any such computer software, programs, or similar systems.

           3.11 Absence of Changes. Since December 31, 1995, there has not been, occurred, or arisen any change, event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character with respect to the business or condition of either of the Companies, except as disclosed in Section 3.11 of the Disclosure Schedule or for such changes, events, conditions, or state of facts that, individually or in the aggregate, have not had and reasonably would not be expected to have a Material Adverse Effect. Except as disclosed in Section 3.11 of the Disclosure Schedule or for














                                    Page 24 of 141
   such changes, events, conditions, or state of facts that, individually or in the aggregate, have not had and reasonably would not be expected to have a Material Adverse Effect, since December 31, 1995, each of the Companies has operated only in the ordinary course of business and consistent with past practice, and (without limiting the generality of the foregoing) there has not been, occurred, or arisen:

           (a) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of either of the Companies or any direct or indirect redemption, purchase, or other acquisition by either of the Companies of any such stock or of any interest in or right to acquire any such stock;

           (b) any lien or encumbrance created or assumed on any of the assets or properties of either of the Companies;

           (c) any liability involving the borrowing of money by either of the Companies or the incurrence by either of the Companies of any deferred purchase price obligation (other than trade credit incurred in the ordinary course of business and consistent with past practice);

           (d) any damage, destruction, or loss (whether or not covered by insurance) affecting any of the assets or properties of either of the Companies, which damage, destruction, or loss individually or in the aggregate exceeds $25,000;

           (e) any cancellation of any material liability owed to either of the Companies by any other person or entity;

           (f) any write-off or write-down of, or any determination to write-off or write-down, the assets or properties (other than any statutory write-down of investment assets) of either of the Companies or any portion thereof;

           (g) any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any (i) license, permit, or other form of authorization of either of the Companies (other than a license to transact insurance business), the result of which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, or (ii) license of either of the Companies to transact insurance business;





















                                    Page 25 of 141

           (h) any termination, amendment, or execution by the either of Companies of any reinsurance, coinsurance, or other similar Contract, as ceding or assuming insurer, except those Contracts which have expired in accordance with their terms;

           (i) any expenditure or commitment for additions to property, plant, equipment, or other tangible or intangible capital assets or properties of either of the Companies;

           (j) any change in any marketing relationship between either of the Companies and any person or entity through which the respective Company sells insurance policies, which change has had or would reasonably be expected to have a Material Adverse Effect; or

           (k) any Contract to take any of the actions prohibited in this Section 3.11.

           3.12      No Undisclosed Liabilities.

           (a) There were no liabilities against or relating to either of the Companies as of December 31, 1995, except (i) as reflected in any of the financial statements and the notes thereto referenced in Section 3.8 hereof, (ii) policyholder benefits payable in the ordinary course of business and consistent with past practice, (iii) as disclosed in Section
   3.12 of the Disclosure Schedule, or (iv) those which, individually or in the aggregate, have not had and reasonably would not be expected to have a Material Adverse Effect. Since December 31, 1995, neither of the Companies has incurred any liabilities, except (i) policyholder benefits payable in the ordinary course of business and consistent with past practice, (ii) as disclosed in Section 3.12 of the Disclosure Schedule, or (iii) those which, individually or in the aggregate, have not had and reasonably would not be expected to have a Material Adverse Effect.

           (b) Except for regular periodic assessments in the ordinary course of business, no claim or assessment is pending nor, to the knowledge of Seller or either of the Companies, threatened against either of the Companies by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers.

           3.13 Taxes. Except as disclosed in Section 3.13 of the Disclosure Schedule:

           (a) All Tax Returns required to be filed by or with respect to either of the Companies have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. Each of the Companies has duly and timely paid















                                    Page 26 of 141

   (or there has been paid on its behalf) (or by the Closing Date will have paid) all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it and the Affiliated Group. With respect to any period for which Taxes are not yet due, each of the Companies has made due and sufficient current accruals for such Taxes in its SAP financial statements. Each of the Companies and each Affiliated Group has made (or there has been made on its behalf) (or by the Closing Date will have paid) all required estimated Tax payments sufficient to avoid any underpayment penalties. Each of the Companies has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

           (b) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to either of the Companies and each Affiliated Group for any taxable period, and no power of attorney granted by or with respect to either of the Companies with respect to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to either of the Companies. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of the Seller, threatened with respect to any Taxes due from or with respect to either of the Companies or any Tax Return filed by or with respect to either of the Companies, including Tax Returns of each Affiliated Group. To Seller's knowledge, no assessment of Taxes is proposed against any Affiliated Group or the Companies or any of their assets.

           (c) No election under Sections 108, 338, 441, 1017, 1033 and 4977 of the Code has been made or filed by or with respect to either of the Companies. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to either of the Companies or any of their assets. Neither of the Companies has agreed (and no agreement has been made on either of the Companies' behalf) to make any adjustment pursuant to Section 481(a) or Section 807(f) of the Code (or any predecessor provision) by reason of any change in any accounting method or change in basis of computing reserves or otherwise, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of either of the Companies. None of the assets of either of the Companies is or will be required to be treated as being owned by any person (other than the respective Company) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the















                                    Page 27 of 141
   enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code.

           (d) Neither of the Companies is a party to, is bound by, or has an obligation under, any Tax sharing agreement, Tax allocation agreement or similar contract.

           (e) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment by either of the Companies of any amount that would not be deductible by either of the Companies by reason of Section 280G or Section 162(m) of the Code.

           (f) The Seller is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

           (g) Each of the Companies was taxable as a domestic "life insurance company" within the meaning of Section 816 of the Code for all taxable periods or portions thereof ending on or before the Closing Date.

           (h) The balance of the policyholders surplus account (as defined in Section 815 of the Code) of each of the Companies is zero as of December 31, 1995, and the computation and maintenance of the policyholders surplus account balances for the taxable years subsequent to 1958 had been computed and maintained in accordance with Section 815 of the Code and the Treasury Regulations thereunder.

           (i) The insurance reserves with respect to each of the Companies set forth in all federal income Tax Returns of such Company were determined in all material respects in accordance with Section 807 of the Code.

           (j) The Tax treatment under the Code of all insurance, annuity or investment policies, plans, or contracts, financial products, employee benefit plans, individual retirement accounts or annuities, or any similar or related policy, contract, plan or product, whether individual, group or otherwise issued or sold by each of the Companies is and at all times has been the same or not less favorable to the purchaser, policyholder, or beneficiaries thereof than the Tax treatment under the Code for which such contracts qualified or purported to qualify or which the Companies represented could be obtained at the time of its issuance, purchase, modification or exchange, except to the extent that the Tax treatment of any product of either Company is not less favorable than the Tax treatment of substantially similar products offered by other companies. The provisions of the Code relating to the Tax treatment of the plans, policies, contracts and products referred to in the preceding sentence shall include, but














                                    Page 28 of 141
   not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 264, 401,
   402, 403, 404, 408, 412, 415, 419, 419A, 501, 505, 817, 818, 1035, 7702,
   and 7702A of the Code.

           (k) Neither of the Companies has nor will have on or before the Closing Date any liability for Taxes resulting from an acceleration of an "intercompany transaction" within the meaning of Treasury Regulation
   Section 1.1502-13(d) (or any analogous or similar provision under state, local of foreign law or any predecessor provision or regulation).

           (l) Neither Seller nor any of its Affiliates will make any election to retain losses from operations, net operating losses or capital loss carryovers of each of the Companies pursuant to the procedure set forth in Treasury Regulation Section 1.1502-20(g) or any similar or successor provision of federal, State or local law.

           3.14 Litigation. Except as disclosed in Section 3.14 of the Disclosure Schedule:

           (a) There are no actions, suits, investigations, arbitrations, or proceedings pending, or (to the knowledge of Seller) threatened, against Seller or its assets or properties, at law or in equity, in, before, or by any person or entity, except such actions, suits, investigations, arbitrations, or proceedings that individually or in the aggregate do not have or would not reasonably be expected to have a Material Adverse Effect.

           (b) There are no actions, suits, investigations, arbitrations, or proceedings pending, or (to the knowledge of Seller) threatened, against either of the Companies, or any of their respective assets or properties, at law or in equity, in, before, or by any person or entity.

           (c) There are no writs, judgments, decrees, injunctions, or similar orders of any person or entity outstanding against either of the Companies.

           3.15      Compliance With Laws.  Except as disclosed in
   Section 3.15 of the Disclosure Schedule, neither of the Companies is in violation of any law or any writ, judgment, decree, injunction, or similar order applicable to either of the Companies, which violation, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect.

           3.16 Pension and Benefit Plans. The Company has no liability under and has not adopted, maintained or sponsored any pension, welfare, bonus, deferred compensation, incentive compensation,














                                    Page 29 of 141
   profit sharing, stock, retirement, or other benefit plan or arrangement.

           3.17 Contracts. Section 3.17 of the Disclosure Schedule contains a true and complete list of each of the following Contracts (true and complete copies of which have been made available to Purchaser), to which either of the Companies is a party or by which any of their respective assets or properties is or may be bound:

           (a) all employment, agency (other than insurance agent), consultation, or representation Contracts or other Contracts of any type (including without limitation loans or advances) with any present officer, director, employee, agent (other than insurance agent), consultant, or other similar representative of either of the Companies (or former officer, director, employee, agent (other than insurance agent), consultant or similar representative of either of the Companies if there exists any present or future liability with respect to such Contract);

           (b) a specimen form insurance agent Contract and any insurance agent Contract having terms different in any material respect than the terms contained in the specimen form insurance agent Contract;

           (c) all Contracts with any person or entity containing any provision or covenant (i) limiting the ability of either of the Companies to (A) sell any products or services of any other person or entity, (B) engage in any line of business, or (C) compete with or obtain products or services from any person or entity or (ii) limiting the ability of any person or entity to compete with or to provide products or services to either of the Companies;

           (d) all Contracts relating to the borrowing of money by either of the Companies, relating to the deferred purchase price for property or services, or relating to the direct or indirect guarantee by either of the Companies of any liability;

           (e) all Contracts pursuant to which either of the Companies has agreed to indemnify or hold harmless any person or entity (other than indemnifications or hold harmless covenants in the ordinary course of business and consistent with past practice);

           (f) all leases or subleases of real property used in the business, operations, or affairs of either of the Companies;

           (g) all Contracts or arrangements (including without limitation those relating to allocations of expenses, personnel, services, or facilities) between either of the Companies and Seller, any Affiliate of Seller, Southwestern Financial















                                    Page 30 of 141

   Corporation, or any Affiliate of Southwestern Financial Corporation;

           (h) all reinsurance, coinsurance, or other similar Contracts (including pursuant to which either of the Companies receives or has received surplus relief); and

           (i) all other Contracts (other than insurance Contracts issued, reinsured, or underwritten by either of the Companies) that involve the payment or potential payment, pursuant to the terms of such Contracts, by or to either of the Companies of more than $5,000 individually or in the aggregate or that are otherwise material to the business or condition of either of the Companies.

   Each Contract disclosed or required to be disclosed in Section 3.17 of the Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Seller and each Company to the extent any of such parties is a party thereto and, to the knowledge of Seller, each other party thereto. Neither the Seller nor either of the Companies has received from any other party to such Contract any notice, whether written or oral, of termination or intention to terminate such Contract. Except as set forth in Section 3.17 of the Disclosure Schedule, neither of the Companies nor, to the knowledge of Seller, any other party to such Contract is in violation or breach of or default under any such Contract (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such Contract), which violation, breach, or default has had or would reasonably be expected to have a Material Adverse Effect.

           3.18 Insurance Issued. Except as required by law or except as disclosed in Section 3.18 of the Disclosure Schedule:

           (a) All outstanding insurance Contracts issued, reinsured, or underwritten by either of the Companies are, to the extent required under applicable laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection.

           (b) All insurance Contract benefits payable by either of the Companies or (to the knowledge of Seller) by any other person or entity that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with either of the Companies have in all material respects been paid in accordance with the terms of the insurance Contracts under which they arose, except for such benefits for which the Company believes there is a reasonable basis to contest payment.


















                                    Page 31 of 141

           (c) No outstanding insurance Contract issued, reinsured, or underwritten by either of the Companies entitles the holder thereof or any other person or entity to receive dividends, distributions, or other benefits based on the revenues or earnings of either of the Companies or any other person or entity.

           (d) To Seller's knowledge, all amounts to which either of the Companies is entitled under reinsurance, coinsurance, or other similar Contracts (including without limitation amounts based on paid and unpaid losses) are collectible in the ordinary course of business.

           (e) To Seller's knowledge, each insurance agent, at the time such agent wrote, sold, or produced business for either of the Companies, was duly licensed as an insurance agent (for the type of business written, sold, or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold, or produced such business.

           3.19      Licenses and Permits.  Except as disclosed in
   Section 3.19 of the Disclosure Schedule:

           (a)       Each of the Companies owns or validly holds all
   (i) licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments (other than licenses to transact insurance business) that are required for its business, operations, and affairs and that the failure to so own or hold has had or reasonably would be expected to have a Material Adverse Effect, and (ii) licenses set forth in Section 3.19 of the Disclosure Schedule. Section 3.19 of the Disclosure Schedule contains a true and complete list of all jurisdictions in which each of the Companies is licensed to transact insurance business and the lines of business for which each of the Companies is licensed in each jurisdiction.

           (b) All such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments are valid and in full force and effect. No such license to transact insurance business is the subject of a proceeding for suspension or revocation or any similar proceeding and, to the knowledge of Seller, there is no pending threat of such suspension or revocation by any such licensing authority.

           3.20 Operations Insurance. Section 3.20 of the Disclosure Schedule contains a true and complete list and description of all liability, property, workers compensation, directors and officers liability, and other similar insurance Contracts that insure the business, operations, or affairs of each of the Companies or
















                                    Page 32 of 141
   affect or relate to the ownership, use, or operations of any of the assets or properties of each of the Companies.

           3.21      Intercompany Liabilities.  Except as disclosed in Section
   3.21 of the Disclosure Schedule, (a) neither Seller nor any Affiliate of Seller (other than the Companies) provides or causes to be provided to either of the Companies any products, services, equipment, facilities, or similar items, and (b) there are no liabilities between Seller or any Affiliate of Seller (other than the Companies), on the one hand, and either of the Companies on the other hand.

           3.22 Bank Accounts. Section 3.22 of the Disclosure Schedule contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which either of the Companies has an account or safe deposit box or maintains a banking, custodial, trading, trust, or other similar relationship, (b) a true and complete list and description of each such account, box, and relationship, and (c) a list of all signatories for each such account and box.

           3.23 Charter Documents and Bylaws. Seller has heretofore made available to Purchaser true and complete copies of the articles of incorporation and bylaws of each of the Companies, as in effect on the date hereof.

           3.24 Minute Books. The minute books of each of the Companies accurately reflect in all material respects all formal actions taken at all meetings and all consents in lieu of meetings of the stockholders of the respective Company since January 1, 1990, and all formal actions taken at all meetings and all consents in lieu of meetings of the boards of directors of each of the Companies and all committees thereof since January 1, 1990. All of such minute books have previously been made available for inspection by Purchaser.

           3.25 Brokers and Finders. Neither Seller nor any of its Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

           3.26 Disclosure. To Seller's knowledge, no representation or warranty made by Seller in this Agreement or in any certificate furnished by Seller to Purchaser in connection with this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statement not misleading in light of the circumstances in which they were made.
















                                    Page 33 of 141

                                    ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser hereby represents and warrants to Seller as follows:

           4.1 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

           4.2 Authority. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid, and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought.

           4.3 No Conflicts or Violations. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations under this Agreement will not:

           (a) subject to obtaining the approvals contemplated by Sections 5.1, 5.2, 6.1 and 6.2 hereof violate any term or provision of any law or any writ, judgment, decree, or injunction applicable to Purchaser or any of its assets or properties;

           (b) conflict with or result in a violation or breach of any of the provisions of the certificate of incorporation or bylaws of Purchaser;

           (c) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any Contract to which Purchaser is a party or by which any asset or property of Purchaser may be bound; or

           (d) require Purchaser or any of its subsidiaries to obtain any consent, approval, or action of, or make any filing with or
















                                    Page 34 of 141
   give any notice to, any person or entity, except as contemplated in Sections 6.1(a)(ii) and 6.2 hereof.

           4.4 Brokers and Finders. Neither Purchaser nor any of its Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

           4.5 Purchase for Investment. The Shares will be acquired by Purchaser for its own account for the purpose of investment and not for the purpose, or with the intent, of further distribution or other sales or dispositions thereof. Purchaser has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of its investment in the Shares. Purchaser will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to violate any registration provision of the securities laws.

           4.6       Litigation.

           (a) There are no actions, suits, investigations, arbitrations, or proceedings pending, or (to the knowledge of Purchaser) threatened, against Purchaser or its assets or properties, at law or in equity, in, before, or by any person or entity that, if adversely determined, reasonably would be expected to have a material adverse effect on the enforceability of this Agreement, on the ability of Purchaser to perform its obligations under this Agreement, or on the consummation of the transactions contemplated in this Agreement.

           (b) There are no writs, judgments, decrees, injunctions, or similar orders of any person or entity outstanding against Purchaser that reasonably would be expected to have a material adverse effect on the enforceability of this Agreement, on the ability of Purchaser to perform its obligations under this Agreement, or on the consummation of the transactions contemplated in this Agreement.

           4.7 Disclosure. To Purchaser's knowledge, no representation or warranty made by Purchaser in this Agreement or in any certificate furnished by Purchaser to Seller in connection with this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statement not misleading in light of the circumstances in which they were made.


                                    ARTICLE V

                               COVENANTS OF SELLER















                                    Page 35 of 141

           Seller covenants and agrees with Purchaser that, at all times before the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE XI hereof, Seller will comply with all covenants and provisions of this ARTICLE V applicable to it, except to the extent
   (i) Purchaser may otherwise consent in writing, (ii) otherwise required by applicable law, or (iii) otherwise expressly required or permitted by this Agreement.

           5.1 Contract and Regulatory Approvals. Seller will take (and will cause each of the Companies to take) all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts, to obtain as promptly as practicable (a) all approvals and consents required of any person or entity under all Contracts to which Seller or either of the Companies is a party to consummate the transactions contemplated hereby including without limitation all consents set forth in Section 3.7 of the Disclosure Schedule, and (b) all approvals, authorizations, and clearances of governmental and regulatory authorities required of each of Seller, Modern, and WPL to consummate the transactions contemplated hereby. Seller will, and will cause each of the Companies to, (i) provide such other information and communications to such governmental and regulatory authorities as Purchaser or such authorities may reasonably request, and (ii) cooperate with Purchaser in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and other persons or entities required of Purchaser to consummate the transactions contemplated hereby, including any required approvals of the insurance regulatory authorities in the States of Missouri and Illinois and the Commonwealth of Kentucky.

           5.2 HSR Filings. Seller will (a) take all actions necessary to make the filings required of it or its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, (b) comply with any request for additional information received by Seller or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with Purchaser in connection with Purchaser's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

           5.3 Investigation by Purchaser. Seller will provide, and will cause each of the Companies to provide, Purchaser and its representatives and agents with reasonable access, upon reasonable prior notice and during normal business hours, to all facilities, officers, employees, agents, assets or properties, and books and records of the Companies and will furnish Purchaser and such representatives and agents with all such information and data in their possession concerning the business, operations, and affairs















                                    Page 36 of 141
   of the Companies as Purchaser or such representatives and agents may reasonably request. Records and other documents that are subject to any attorney-client or similar privilege that protects such documents and records from a discovery or similar disclosure request from third parties shall not be required to be disclosed if such disclosure would make such privilege unavailable.

           5.4 Conduct of Business. Except as otherwise expressly permitted in this Agreement, Seller will cause each of the Companies to conduct its business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing and except as expressly provided herein:

           (a) Seller will use, and will cause the Companies to use, all commercially reasonable efforts to (i) preserve intact the present business organization, reputation, and policyholder relations of each of the Companies, (ii) keep available the services of the present officers, directors, and agents of each of the Companies, (iii) maintain in full force and effect all Contracts referenced in Section 3.17 hereof, except those Contracts which expire in accordance with their terms or are terminated by each of the Companies in the ordinary course of business,
   (iv) maintain all licenses (including licenses to transact insurance business), qualifications, and authorizations of each of the Companies to do business in each jurisdiction in which it is so licensed, qualified, or authorized, and (v) maintain each rating classification assigned to the Company by all rating agencies as of the date hereof.

           (b) Seller will cause each of the Companies to maintain all assets and properties of each of the Companies in good working order and condition (ordinary wear and tear excepted).

           (c) Seller will cause each of the Companies to maintain its books and records in the usual manner and consistent with past practice and will not permit a material change in any underwriting, investment, actuarial, financial reporting, Tax, or accounting practice or policy of the Companies or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, insurance, or other reserve for financial reporting purposes or for other accounting purposes (including any practice, policy, assumption, or method relating to or affecting the determination of each of the Companies' insurance in force, premium or investment income, reserves or other similar amounts, or operating ratios with respect to expenses, losses or lapses).

           (d) Seller will cause each of the Companies (i) to prepare the Tax Returns required to be filed prior to Closing and (ii) to pay all Taxes as provided under Section 12.1 hereof.















                                    Page 37 of 141

           (e)       Seller shall elect under proposed Treasury Regulation
   Section 1.1502-95 to apportion the full amount of any prior consolidated limitation under Section 382 of the Code applicable to either of the Companies to the appropriate Company.

           (f) Seller will cause all statutory reserves and other similar amounts with respect to losses, benefits, claims, and expenses in respect of each of the Companies' insurance business to be (i) determined in accordance with SAP and generally accepted actuarial assumptions, (ii) determined in accordance with the benefits specified in the related insurance or reinsurance Contracts in all material respects, (iii) calculated, established and reflected on a basis consistent, in all material respects, with those reserves and other similar amounts and reserving methods followed by each of the Companies at December 31, 1995,
   (iv) determined in conformity with the requirements of the insurance laws of each applicable jurisdiction in all material respects, and (v) adequate, in all material respects, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency, and expenses, to cover the total amount of all matured and reasonably anticipated unmatured benefits, dividends, losses, claims, expenses, and other liabilities of each of the Companies under all insurance or reinsurance Contracts which either of the Companies has or will have any liability. Seller will cause each of the Companies to continue to own assets and properties that qualify as legal reserve assets under all applicable insurance laws in an amount at least equal to all of the respective Companies' required reserves and other similar amounts.

           (g) Seller will cause each of the Companies to use all commercially reasonable efforts to maintain in full force and effect substantially the same levels of coverage as the insurance afforded under the insurance Contracts described in Section 3.20 hereof.

           (h) Subject to Section 5.4(i), Seller will cause each of the Companies to refrain from entering into any reinsurance, coinsurance, or other similar Contract, whether as reinsurer or reinsured, including without limitation any surplus relief or financial reinsurance contract.

           (i) Notwithstanding any provision of Section 5.4 of this Agreement to the contrary, Seller may arrange for the sale or reinsurance of the accident and health insurance policies written by the Companies, subject to Purchaser's prior written approval of the terms of such sale or reinsurance, which approval shall not be unreasonably withheld.



















                                    Page 38 of 141

           (j) Seller will cause each of the Companies to continue to comply, in all material respects, with all laws applicable to the business, operations, or affairs of each of the Companies.

           5.5 No Charter Amendments. Seller will cause each of the Companies to refrain from amending its articles of incorporation or bylaws and from taking any action with respect to any such amendment.

           5.6 No Issuance of Securities. Seller will cause each of the Companies to refrain from authorizing or issuing any shares of its capital stock (or any interest therein) or entering into any Contract or granting any option, warrant, or right calling for the authorization or issuance of any shares of capital stock of either of the Companies (or any interest therein), or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares (or any interest therein), or issuing any options, warrants, or rights to purchase any such convertible securities (or any interest therein).

           5.7 Dividends. (a) Seller will use commercially reasonable efforts to cause each of the Companies to declare and pay, on or before the Closing Date, a dividend of the property listed on Schedule 5.7 to Seller. If the Companies are not permitted to declare such dividends prior to Closing, Seller will purchase the properties listed on Schedule 5.7 from the Companies prior to the Closing for a purchase price equal to the value of such properties in the statutory financial statements of the Companies. Seller will cause each of the Companies to refrain from (i) declaring any dividends except as expressly provided in this Section 5.7 and
   (ii) directly or indirectly redeeming or purchasing any of its capital stock or any interest in or right to acquire any such stock.

           (b) From the date hereof through the date on which Purchaser or its successors or assigns shall no longer be entitled to indemnification under Article X hereof, Seller shall not declare, pay or make any dividend, distribution or other payment with respect to shares of its capital stock or any other security or indebtedness for borrowed money of Seller or redeem or repurchase any shares of its capital stock or any other security or indebtedness for borrowed money of Seller which would reduce Seller's capital and surplus below $60.0 million as determined in accordance with
   Section 3.1(b), unless Seller shall have delivered to Purchaser an (a) assumption agreement (the "Assumption Agreement"), between Seller and I.C.H., in form and substance reasonably acceptable to Purchaser and duly executed by I.C.H., which Assumption Agreement (i) provides for the assignment to I.C.H. of the obligations of Seller to Purchaser under this Agreement, including without limitation all of Seller's

















                                    Page 39 of 141
   obligations under Article X hereof, and (ii) provides for the obligations of Seller to Purchaser so assigned to constitute an administrative expense of I.C.H.'s estate in the Chapter 11 Proceeding pursuant to section 503(b) of the Bankruptcy Code entitled to priority under section 507(a)(1) of the Bankruptcy Code and (b) an order of the Bankruptcy Court approving the Assumption Agreement, in form and substance reasonably acceptable to Purchaser, which order shall have been entered for a period of ten days prior to the effective date of such assignment and the operation of which shall not have been restrained, enjoined, suspended or otherwise stayed.

           5.8 Resignations of Directors and Officers. Seller will cause such directors and officers of each of the Companies as are designated by Purchaser at least two days prior to the Closing Date to tender their resignations effective at, and subject to, the Closing.

           5.9 Books and Records. On the Closing Date, Seller will deliver to Purchaser or will make available to Purchaser all books and records of the Companies in the possession of Seller or Southwestern Financial Corporation. Seller will, and will cause its Affiliates (other than the Companies) to deliver, any books and records of the Companies if at any time after the Closing, Seller or its Affiliates (other than the Companies) discovers any such books or records.

           5.10 No Negotiation, etc. Except for the transaction contemplated by Section 5.4(h), Seller will refrain and will cause each Affiliate and any other person or entity acting for or on behalf of Seller or its Affiliates to refrain from taking, directly or indirectly, any action (a) to seek or encourage any offer or proposal from any person or entity to acquire all or substantially all of the assets or properties or shares of capital stock or other securities of either of the Companies (or any interest in any of the foregoing), (b) to merge, consolidate, or combine either of the Companies with any other corporation, or to permit any other corporation to merge, consolidate, or combine into either of the Companies, (c) to liquidate, dissolve, or reorganize either of the Companies in any manner, (d) to acquire or transfer any assets or properties of either of the Companies (or any interest in any of the foregoing), (e) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise to attempt to consummate any such acquisition, transfer, merger, consolidation, combination, or reorganization, or (f) to furnish or cause to be furnished any information with respect to either of the Companies to any person or entity (other than Purchaser and its Affiliates, employees, and agents), in each case except to the extent otherwise required by applicable law.

















                                    Page 40 of 141

   If Seller or any Affiliate of Seller receives, directly or indirectly, from any person or entity (other than Purchaser) any offer, proposal, or informational request that is subject to this Section 5.10, Seller will promptly advise such person or entity, by written notice, of the terms of this Section 5.10 and will promptly deliver a copy of such notice to Purchaser.

           5.11      Financial Statements and Reports.

           (a) As promptly as practicable, Seller will deliver to Purchaser true and complete copies of the Quarterly Statements filed by each of the Companies for each calendar quarter ending after December 31, 1995. The Quarterly Statements will (i) comply in all material respects with all applicable laws when so filed, (ii) be prepared in accordance with SAP, (iii) be true and complete in all material respects, and (iv) will present fairly in all material respects the financial position of the Companies as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of the Companies for and during the respective periods covered thereby.

           (b) Seller will deliver to Purchaser true and complete copies of such other material financial statements, reports, or analyses as may be prepared or received by Seller or any Affiliate of Seller and as relate to the business, operations, or affairs of either of the Companies.

           (c) Seller will cooperate and provide Purchaser or its representatives with access to the books and records of the Companies for the preparation of financial statements to be prepared in accordance with generally accepted accounting principles for the year ended December 31, 1995 as well as any calendar quarter until Closing. The cost of the preparation of such statements shall be borne by Purchaser.






























                                    Page 41 of 141

           5.12      Investments.

           Seller will cause the Company to invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of assets or properties, and any cash funds currently held by either of the Companies exclusively in United States Treasury obligations with a maturity of less than one (1) year except as otherwise required by law or except as required to provide cash (in the ordinary course of business and consistent with past practice) to meet such entity's reasonably anticipated current obligations. Seller will use commercially reasonable efforts to ensure that the book values determined in accordance with SAP of the assets and properties of the Companies that are classified as nonadmitted under SAP do not at any time exceed by more than $400,000 the book values determined in accordance with SAP of the nonadmitted assets for the Companies as of December 31, 1995. Notwithstanding the foregoing and except for sales described in Section 12.2, Seller will cause each of the Companies to refrain from any investment transactions without the approval of Purchaser.

           5.13 No Disposal of Property. Seller will cause each of the Companies to refrain from (a) disposing of any assets or properties of the Companies and from permitting any of such assets or properties to be subjected to any liens or encumbrances, except for Permitted Liens or to the extent any such disposition or any such lien is made or incurred in the ordinary course of business and consistent with past practice, (b) selling any material part of its insurance Contracts in force, operations, or business to any third party, (c) entering into any Contracts obligating either of the Companies to administer the operations of any person or entity other than the Companies, and (d) entering into any Contracts permitting any person or entity other than the Companies to administer the operations of either of the Companies.

           5.14 No Breach or Default. Seller will cause each of the Companies to refrain from violating, breaching, or defaulting, and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach, or default, under any term or provision of any Contract to which either of the Companies is a party or by which any of their assets or properties is or may be bound, except for such violations, breaches, defaults, actions, or failures that individually or in the aggregate do not have and would not reasonably be expected to have a Material Adverse Effect.

           5.15 Indebtedness. Seller will cause the each of the Companies to refrain from (a) creating, incurring, assuming, guaranteeing, or otherwise becoming liable for any liability (except in the ordinary course of business and consistent with
















                                    Page 42 of 141
   past practice), (b) canceling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge, in each case in advance of a scheduled payment date with respect to any monetary liability, and (c) waiving any right to receive any direct or indirect payment or other benefit under any liability owing to it.

           5.16 No Acquisitions. Seller will cause each of the Companies to refrain from (a) merging, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other entity,
   (b) acquiring or agreeing to acquire blocks of business or all or substantially all assets or capital stock or other equity securities of any other entity, or (c) otherwise acquiring or agreeing to acquire control or ownership of any other entity.

           5.17      Intercompany Liabilities and Affiliate Transactions.

           (a) Except as otherwise expressly provided for in this Agreement, neither Company will enter into any Contract or engage in any transaction with Seller, any Affiliate of Seller (other than the Company), Southwestern Financial Corporation, or any Affiliate of Southwestern Financial Corporation. On or before the Closing, Seller will deliver to Purchaser a list and description of all intercompany accounts and balances payable or receivable, whether or not currently due, including without limitation any outstanding balances relating to any Tax allocation Tax sharing, Tax indemnity or similar agreement, between each Company, on the one hand, and Seller, any other Affiliate of the Company, Southwestern Financial Corporation, or any Affiliate of Southwestern Financial Corporation, on the other hand, as of the most recent practicable date prior to the Closing ("Preliminary Intercompany Balances"). Prior to the Closing, all such Preliminary Intercompany Balances shall be paid by the appropriate party and fully reconciled. As soon as practicable after the Closing, and in any event within 30 days after the Closing, Seller and Purchaser shall cooperate in good faith to finally determine all intercompany accounts and balances between the Companies, on the one hand, and Seller or any other Affiliate of the Companies, on the other hand, that were not paid on or before the Closing and, upon such determination, all such accounts and balances shall be finally paid and reconciled. Except as otherwise specifically provided herein or as otherwise agreed to by Purchaser and Seller prior to the Closing, on and effective as of the Closing Date Seller will terminate and will cause its Affiliates to terminate each Contract between one or more of the Companies, on the one hand, and Seller and any other Affiliate of one or more of the Companies, on the other hand, except that all such Contracts shall be deemed to survive the Closing to the extent necessary to preserve the parties' rights to final reconciliation and payment
















                                    Page 43 of 141
   of accounts and balances arising or accruing thereunder through the Closing Date and, upon such reconciliation and payment shall have no further effect; provided, however, that intercompany accounts and balances related to Taxes shall be subject to and reconciled in accordance with Section 12.1(e) hereof. Subject to Section 12.1(e) hereof, on the Closing Date, Seller shall execute an agreement (in a form reasonably satisfactory to Purchaser) canceling any applicable Tax sharing, Tax allocation, Tax indemnity or other similar agreement with respect to each of the Companies and releasing the Companies from any further liability with respect to Taxes of any such consolidated, combined, unitary or affiliated group.

           (b) Except as disclosed in Section 5.17(b) of the Disclosure Schedule, Seller shall execute, prior to or on the Closing Date, an agreement cancelling any rights or obligations under a Tax sharing, Tax allocation, Tax indemnity or other similar agreement of each Affiliate which is or has been included as a member of a consolidated, combined, unitary or affiliated group filing Seller Consolidated Returns.

           (c) Seller shall use commercially reasonable efforts to cause Southwestern Financial Services Corporation to grant to the Companies in perpetuity a non-exclusive royalty free license (the "Required License") to use modifications and improvements to computer software that were developed by Facilities Management Installation, Inc. or any Affiliate of Facilities Management Installation, Inc. that are used in the conduct of the Companies' business as administered under the respective Employee Leasing and Data Processing Capacity Agreements between each of the Companies and Southwestern Financial Services Corporation ("Data Processing Agreements"). In addition, the Seller will use commercially reasonable efforts to make available to the Companies the transition services under section 10.2(d) of the Data Processing Agreements after Closing in accordance with the Data Processing Agreements ("Transition Services").

           5.18 Indemnity Liability. (a) The obligations of Seller under this Agreement will not be transferred to I.C.H. pursuant to the provisions of Section 12.15, unless such obligations are made to constitute administrative expenses under the Chapter 11 Proceeding.

           (b) Seller and its representatives will take all reasonable steps to ensure that any federal income Taxes assessed pursuant to the expedited audit process under 11 U.S.C. Section 505 for taxable years 1990-1995 requested by I.C.H., will include federal income Taxes attributable to the Affiliated Group, including federal income Taxes attributable to each of the Companies, and any such assessed Taxes will be paid pursuant to the Chapter 11 Proceeding

















                                    Page 44 of 141
   in accordance with the settlement reached by I.C.H. and other members of the Affiliated Group with the IRS with respect to federal income Taxes for taxable years 1990-1995 as approved by the Bankruptcy court in the Chapter 11 Proceeding. Seller and its representatives will take all reasonable steps to ensure that such settlement shall relieve each of the Companies from any liability for federal income Taxes for taxable years 1990-1995.

           5.19      Environmental Investigation.

           Between the date hereof and May 31, 1996:

           (a) Seller shall identify, provide and otherwise make available to Purchaser and its representatives any and all reports, records, data, site assessments and any other documents in the possession of or known to exist by the Seller, regarding the environmental conditions of the Properties. Seller shall provide access to all Properties and shall make available to Purchaser and use commercially reasonable efforts to ensure the cooperation of all personnel currently operating, managing and/or occupying any of the Properties with knowledge of activities on said Properties, including knowledge of any environmental conditions on or affecting said Properties. Seller shall not object to and shall cooperate as requested by Purchaser in any inquiries to federal, state or local governmental agencies concerning such Properties.

           (b) Purchaser shall have the right to conduct an environmental due diligence investigation as to any and all of the Properties at its own expense (which investigation may include, but not be limited to, access to the Properties for sampling and collection of information which Purchaser determines in its sole discretion are necessary).

           (c) Seller shall provide or otherwise make available to Purchaser any and all existing reports, records, data, site assessments and any other documents known to Seller regarding the environmental condition of each Property and to which Seller has access.

           (d) Purchaser shall determine the costs associated with correcting any environmental problems on the Properties listed on
   Section 5.19 of the Disclosure Schedule. If the aggregate costs to correct the problems for the Properties exceed $600,000, Purchaser may terminate this Agreement pursuant to Section 11.1(c).

           5.20 Notice and Cure. Seller will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents
















                                    Page 45 of 141
   relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Seller under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. Seller also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement. Purchaser will notify Seller promptly in writing of any event, transaction, or circumstance of which Purchaser becomes aware and which would require Seller to notify Purchaser and/or take such other action as required by this Section 5.20; provided, however, that Purchaser's obligation under this Section 5.20 shall not apply with respect to any event, transaction or circumstance of which Purchaser has been notified by Seller pursuant to this Section 5.20 or otherwise has actual knowledge.

           5.21 Disclosure Schedule. The Seller shall deliver the final Disclosure Schedule ("Final Disclosure Schedule") to Purchaser no later than five business days after the date of this Agreement.


                                    ARTICLE VI

                              COVENANTS OF PURCHASER

           Purchaser covenants and agrees with Seller that, at all times before the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE XI hereof, Purchaser will comply with all covenants and provisions of this ARTICLE VI, except to the extent (i) Seller may otherwise consent in writing, (ii) otherwise required by applicable law, or
   (iii) otherwise expressly required or permitted by this Agreement.

           6.1       Contract and Regulatory Approvals.  Purchaser will
   (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts, to obtain as promptly as practicable (i) all approvals and consents required of any person or entity under all Contracts to which Purchaser is a party to consummate the transactions contemplated hereby, including without limitation all consents set forth in Section 6.1 of the Disclosure Schedule, and (ii) all approvals, authorizations, and clearances of governmental and regulatory authorities required of Purchaser to consummate the transactions contemplated hereby, including any required approvals of the insurance regulatory authorities in the States of Missouri,















                                    Page 46 of 141

   Kentucky and Illinois, (b) provide such information and communications to such governmental and regulatory authorities as such authorities may reasonably request, and (c) cooperate with Seller in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and other persons or entities required of Seller to consummate the transactions contemplated hereby.

           6.2 HSR Filings. Purchaser will (a) take all actions necessary to make the filings required of it or its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement,
   (b) comply with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with Seller in connection with Seller's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

           6.3 Notice and Cure. Purchaser will notify Seller promptly in writing of, and contemporaneously will provide Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. Purchaser also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement. Seller will notify Purchaser promptly in writing of any event, transaction, or circumstance of which Seller becomes aware and which would require Purchaser to notify Seller and/or take such other action as required by this Section 6.3; provided, however, that Seller's obligation under this
   Section 6.3 shall not apply with respect to any event, transaction or circumstance of which Seller has been notified by Purchaser pursuant to this Section 6.3 or otherwise has actual knowledge.

























                                    Page 47 of 141

           6.4 Environmental Investigation. Purchaser will supply Seller with the results of its investigation conducted between the date hereof and Closing regarding environmental conditions for the Properties.

           6.5 Approval of Purchaser's Board. Purchaser will seek approval of this Agreement by its Board of Directors prior to April 15, 1996.


                                   ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF PURCHASER

           The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser). Seller shall use all commercially reasonable efforts to fulfill, at or before the Closing, such of the following conditions (or portions thereof) over which it has control.

           7.1 Representations and Warranties. The representations and warranties made by Seller in this Agreement, in the certificates delivered by Seller pursuant to this Agreement, and in the Disclosure Schedule shall be true in all material respects as of the Closing as though such representations and warranties were made at and as of the Closing.

           7.2 Performance. Seller shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or before the Closing.

           7.3 Officer's Certificates. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by an executive officer of Seller, certifying as to the fulfillment by Seller of the conditions set forth in Sections 7.1, 7.2, 7.5, 7.6, 7.7, and 7.8 hereof. In addition, Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of Seller, certifying (i) that Seller has duly and validly taken all corporate or other action necessary to authorize its execution and delivery of this Agreement and the performance of its obligations under this Agreement and (ii) that the approval of the Bankruptcy Court, referenced in Section 3.2 hereof, is still in full force and effect.


















                                    Page 48 of 141

           7.4 HSR Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

           7.5 No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or governmental authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

           7.6       No Proceeding or Litigation.   There shall not be
   instituted, pending, or (to Purchaser's knowledge or Seller's knowledge) threatened, any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other person or entity to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

           7.7 Contract and Regulatory Approvals. All approvals, authorizations, and clearances contemplated by Sections 5.1 and 6.1(a)(ii) or otherwise set forth in Section 6.1 of the Disclosure Schedule hereof and necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, any requisite action of the insurance regulatory authorities in the States of Missouri, Kentucky and Illinois) shall have been obtained and shall be in full force and effect.

           7.8 No Adverse Change. There shall not have occurred since December 31, 1995 any change in the business, licenses, insurance in force, or condition (financial or otherwise) of either of the Companies, except
   (i) as disclosed in Section 3.12 of the Disclosure Schedule or (ii) for such changes that, individually or in the aggregate, do not have and would not reasonably be expected to have a Material Adverse Effect.

           7.9 Opinion of Counsel to Seller. Purchaser shall have received an opinion from Winstead, Sechrest & Minick P.C., in form and substance reasonably satisfactory to Purchaser.

           7.10 Dividends. Prior to or upon Closing, the properties of the Companies described on Schedule 5.7 hereto shall be dividended to Seller or purchased by Seller in accordance with Section 5.7 hereof.




















                                    Page 49 of 141

           7.11 Certificates of Compliance. Seller shall have delivered to Purchaser certificates of compliance as of a recent date to the effect that each of the Companies is duly licensed to transact insurance business in, and is in compliance with the laws of, each jurisdiction in which each of the Companies is licensed to transact insurance business.

           7.12 Approval of Purchaser's Board of Directors. Purchaser's Board of Directors must have approved this Agreement in its final form.

           7.13 Computer Software Availability. Southwestern Financial Services Corporation shall have granted to the Companies the Required License and made available to the Companies Transition Services, in each case as contemplated in Section 5.17(c).


                                   ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF SELLER

           The obligations of Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller). Purchaser will use all commercially reasonable efforts to fulfill, at or before the Closing, such of the following conditions (or portions thereof) over which it has control.

           8.1 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement and in the certificates delivered by Purchaser pursuant to this Agreement shall be true in all material respects as of the Closing as though such representations and warranties were made as of the Closing.

           8.2 Performance. Purchaser shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

           8.3 Officer's Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by an executive officer of Purchaser, certifying as to the fulfillment of the conditions set forth in Sections 8.1, 8.2, 8.5, 8.6, and 8.7 hereof. In addition, Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of Purchaser, certifying that Purchaser has duly and validly taken all corporate action necessary to authorize its execution and delivery of this
















                                    Page 50 of 141

   Agreement and the performance of its obligations under this Agreement.

           8.4 HSR Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

           8.5 No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or governmental authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

           8.6       No Proceeding or Litigation.   There shall not be
   instituted, pending, or (to Purchaser's knowledge or Seller's knowledge) threatened any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other person or entity to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

           8.7 Contract or Regulatory Approvals. All approvals, authorizations, and clearances contemplated by Sections 5.1(b) and 6.1 or otherwise set forth in Section 5.1 of the Disclosure Schedule hereof and necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, any requisite action of the insurance regulatory authorities in the States of Missouri and Illinois and the Commonwealth of Kentucky) shall have been obtained and shall be in full force and effect.

           8.8 Opinion of Counsel to Purchaser. Seller shall have received an opinion from LeBoeuf, Lamb, Greene & MacRae, in form and substance reasonably satisfactory to Seller.

           8.9 Guaranty Agreement. Modern shall have executed and delivered to Seller a guaranty agreement unconditionally guaranteeing the payment of the promissory note delivered by Purchaser pursuant to Section 2.3(b)(i)(A) in accordance with the terms of such promissory note, in form and substance reasonably satisfactory to Seller.























                                    Page 51 of 141

                                    ARTICLE IX

                              SURVIVAL OF PROVISIONS

           9.1       Survival of Representations and Warranties.

           (a) Subject to Section 9.2 hereof and ARTICLE X hereof, the representations and warranties respectively made by Seller and Purchaser in this Agreement, in the Disclosure Schedule, or in any certificate required to be delivered pursuant to this Agreement will survive the Closing (i) until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of the representations and warranties of Seller set forth in Sections 3.4, 3.6, 3.13 and 3.16 hereof, and (ii) until June 30, 1997 in the case of all other representations and warranties; and

           (b) the covenants and agreements respectively made by Seller or Purchaser in this Agreement, to the extent that, by their terms, they are to be performed or complied with at or before the Closing, shall not survive the Closing; and

           (c) the covenants and agreements respectively made by Seller or Purchaser in this Agreement, to the extent that, by their terms, they are to be performed or complied with after the Closing, including without limitation, the indemnification agreements set forth in Article X, shall survive the Closing, and shall remain in full force and effect after the Closing Date, until the expiration of all applicable statutes of limitations (including without limitation, all periods of extension, whether automatic or permissive) affecting any such covenant or agreement; provided, however, that any such covenant or agreement that specifies a term or period expiring before the expiration of all applicable statutes of limitations will survive, and shall remain in full force and effect, for a period of one hundred eighty (180) calendar days following the expiration of such specified term or period.

           9.2 Pursuit of Claims. Any breach of any representation, warranty, covenant or agreement as to which a bona fide claim for indemnification has not been asserted in accordance with ARTICLE X hereof during the applicable survival period set forth in Section 9.1 hereof may not be pursued beyond the expiration of such survival period and hereby is irrevocably waived, except that if a claim for indemnification is made in accordance with Article X hereof before the expiration of the applicable survival period set forth in Section 9.1 hereof, then (notwithstanding such survival period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only
















                                    Page 52 of 141
   for purposes of, the resolution of such claim by final, nonappealable judgment or by settlement.

           9.3 Remedies Limitation. Purchaser and Seller agree that the sole and exclusive remedy of any party hereto with respect to all claims for Damages arising out of any actual or alleged breach of this Agreement shall be as provided in Article X hereof, subject to limitations imposed thereon by this Article IX.


                                    ARTICLE X

                                 INDEMNIFICATION

           10.1      Indemnification by Seller.

           (a) Subject to the provisions of Section 10.3 and ARTICLE IX hereof, Seller will indemnify and hold harmless each of Purchaser and its Affiliates from and against any and all Damages resulting from or relating to:

               (i) any breach by Seller of any representation, warranty, covenant or agreement made by Seller in this Agreement, in the Disclosure Schedule, or in any certificate required to be delivered pursuant to this Agreement; and

               (ii)  (A) except to the extent covered by clause (B) of this
   Section 10.1(a)(ii), any noncompliance by the Company with any Environmental Law on or before the Closing Date; and (B) subject to
   Section 10.1(b) below, any of the following: (1) any Environmental Releases or threatened Environmental Releases of Hazardous Materials occurring, or environmental conditions existing, on or before the Closing at, on, under, or above any of the Properties; or (2) any generation, treatment, storage, disposal, transportation, shipment offsite, or other management of a Hazardous Material by the Company on or before the Closing (the "Environmental Indemnity").

           (b)       (i)   With respect to the indemnification provided in
   Section 10.1(a)(ii)(B), it is the intention of Purchaser (also referred to herein as "Indemnitee") and Seller to bring all Properties into compliance with all Environmental Laws which are relevant to the extent required for the utilization of each Property in its use as of Closing. In the case of undeveloped Property, it is the intention to bring it into compliance with all Environmental Laws relevant and required for it to be developed for use consistent with its current zoning designation. In order to achieve this compliance, Purchaser will, with the cooperation of Seller and its agents and employees, investigate each Property














                                    Page 53 of 141
   and present an Environmental Claim Notice for each noncompliance to Seller, as contemplated by Section 10.1(c).

               (ii) In determining the appropriate remediation or other action as may be required to bring a Property into compliance with Environmental Laws, consideration shall be given to applicable Environmental Laws then in effect that allows the Indemnitee a range of options with significantly differing costs as to how to comply with such Environmental Laws or discharge any duty under such Environmental Laws (including formally adopted risk based cleanup standards for the presence of Hazardous Materials in the soil, groundwater and other environmental media) and such factors as (1) the magnitude and likelihood of future Damages, (2) the potential disruption of, or the imposition of restrictions on, the continued use of the Property in a manner consistent with its use as of Closing, and (3) the likelihood of the occurrence or creation of an imminent and substantial endangerment to human health or the environment, in each case that may result in the event any of such options were utilized. Notwithstanding the provisions of this Section 10.1, a cost or expense shall not be deemed an indemnifiable Damage to the extent such cost or expense, or any duty under Environmental Law to undertake the activity giving rise to such costs or expenses, arises from any actual or proposed demolition, remodeling, expansion, construction, replacement or similar activity by or at the direction of Purchaser or any Affiliate of Purchaser in, on, under, or within any such Property that is neither (1) otherwise required to be undertaken under any Environmental Law or other applicable law, nor (2) reasonably necessary for the continued utilization of the Property, in a manner consistent with its general land use type as of the Closing, nor (3) necessary for the development of currently undeveloped Property in accordance with zoning provisions in effect at the time of Closing.

           (c)       (i)   For a claim (an "Environmental Claim") to be a
   Damage eligible for indemnification under Section 10.1(a)(ii)(B), prior to incurring costs or expenses for which indemnification is to be sought, the Indemnitee shall provide Seller with a notice (an "Environmental Claim Notice") which notice shall include documentation showing in reasonable detail the basis for Indemnitee's assertion that the proposed action and the costs and expenses are required to bring the Property into compliance with all relevant Environmental Law as contemplated by Section 10.1(b).
   The Indemnitee shall provide, and cause its representatives to provide, Seller and Seller's authorized representatives access to and the opportunity to review related studies, records, sampling data, cost estimates and other related documents utilized by the Indemnitee in connection with establishing the Environmental Claim. Unless Seller delivers written notice to the Indemnitee prior to the 15th day following Seller's receipt of the















                                    Page 54 of 141

   Environmental Claim Notice that either (i) Seller disputes its liability to indemnify the Indemnitee with respect to all or part of the Environmental Claim, which notice shall specify in reasonable detail the basis therefor, or (ii) Seller elects to purchase the Property, pursuant to
   Section 10.1(d), Seller shall be deemed to have agreed to indemnify the Indemnitee in respect to the Environmental Claim. Notwithstanding any other provision of this Section 10.1(b)(i), Indemnitee shall not be required to provide notice to Seller before incurring any costs or expenses
   (1) pursuant to an order by a governmental agency under Environmental Law or (2) in order to prevent or abate an imminent and substantial endangerment from an environmental condition, Environmental Release, or threatened Environmental Release.

               (ii) Upon the payment by Seller to any Indemnitee for any Damage arising out of an Environmental Claim, Seller shall be subrogated to all rights and causes of action which such Indemnitee may have against any third party relating to such Damage.

               (iii)In the event Seller disputes an Environmental Claim, Seller shall escrow funds equal to Purchaser's estimate of the cost for resolving said Environmental Claim. The escrow fund must be held in an interest bearing account by an escrow agent acceptable to Purchaser and Seller until the resolution of the dispute. The party that is determined to prevail in the dispute shall be entitled to receive all escrowed funds and interest accrued thereon. Each disputed Environmental Claim shall have a separate escrow account.

           (d) Notwithstanding the provisions of this Section 10.1, Seller shall not be liable to indemnify Purchaser or any of its Affiliates for any Damages to the extent such Damages are reserved against or otherwise expressly reflected as a liability in the Closing Balance Sheet.

           (e) Notwithstanding any provision of this Section 10.1, upon delivery to Seller of any Environmental Claim Notice, Seller shall have the right and option, but not the obligation, to purchase (directly or indirectly through any Affiliate of Seller) all of such Company's rights and interest in the Property to which such Environmental Claim Notice relates in exchange for a cash amount equal to the value attributable to such Property by Purchaser in determining the Final Purchase Price; provided that, as a condition to Seller's (or Seller's Affiliate) purchase of any Property pursuant to this Section 10.1(d), Seller shall agree to cure or remedy the environmental condition that has created or given rise to Indemnitee's right to indemnification pursuant to Section 10.1(a)(ii)(B) to the extent required under applicable Environmental Laws in effect at such time and shall agree that the
















                                    Page 55 of 141
   indemnity provided in Section 10.1(a)(ii) shall survive with respect to such purchased Property. If Seller fails to notify the Company within 15 days after Seller's receipt of an Environmental Claim Notice that Seller disputes its liability to indemnify Purchaser or elects to purchase such Property, Seller's right under this Section 10.1(d) shall be waived with respect to that Environmental Claim Notice and Seller shall be obligated to provide indemnification, but such waiver shall not relieve an Indemnitee's obligation to deliver an Environmental Claim Notice with respect to any future costs or expense related to such Property.

           10.2 Indemnification by Purchaser. Subject to the provisions of Section 10.3 and ARTICLE IX hereof, Purchaser will indemnify and hold harmless each of Seller and its Affiliates from and against any and all Damages resulting from or relating to any breach by Purchaser of any representation, warranty, covenant, or agreement made by Purchaser in this Agreement or in any certificate required to be delivered pursuant to this Agreement.

           10.3      Indemnification Procedures.  Subject to Section 10.1(c):

           (a) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 10.1 or 10.2 hereof and such matter involves (i) any claim made against the Indemnitee by any person or entity other than Purchaser or Seller or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any person or entity other than Purchaser or Seller, the Indemnitee will give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding, which notice must (A) provide (with reasonable specificity) the basis on which indemnification is being asserted, (B) set forth the actual or good-faith estimated amount of Damages for which indemnification is being asserted, if known, and (C) be accompanied by copies of all relevant pleadings, demands, and other papers served on the Indemnitee; provided, however, that the Indemnitees' failure to provide the Indemnifying Party with such notice shall not relieve the Indemnifying Party of its obligation under this Article X except to the extent that such Indemnifying Party's ability to defend against such claim has been prejudice as a result of such failure.

           (b) The Indemnifying Party will have a period of 10 days after the delivery of each notice required by Section 10.3(a) hereof during which to respond to such notice. If the Indemnifying Party elects to defend the claim described in such notice or does not respond within such 10-day period, the Indemnifying Party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by















                                    Page 56 of 141
   counsel chosen by the Indemnifying Party. The Indemnitee will cooperate fully with the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim, and the Indemnitee will have the right to participate at its own expense in the defense of any such claim. If the Indemnifying Party responds within such 10-day period and elects not to defend such claim, the Indemnitee will be free to compromise or defend (and control the defense of) such claim and to pursue such remedies as may be available to the Indemnitee under applicable law.

           (c) Any compromise or settlement of any claim (whether defended by the Indemnitee or by the Indemnifying Party) will require the prior written consent of the Indemnitee and the Indemnifying Party (which consent will not be unreasonably withheld).

           (d) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 10.1 or 10.2 hereof and such matter involves a claim made by Purchaser or Seller, the Indemnitee will give the Indemnifying Party prompt written notice of such claim, which notice must (i) provide (with reasonable specificity) the bases for which indemnification is being asserted, and (ii) set forth the actual or good-faith estimated amount of Damages for which indemnification is being asserted. The Indemnifying Party will have a period of 10 days after the delivery of each notice required by this Section 10.3(d) during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice or does not respond within such 10-day period, the Indemnifying Party will pay upon demand to the Indemnitee the actual or estimated amount of Damages reflected in such notice. If the Indemnifying Party disputes such claim, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 10 days after such negotiations begin or if such negotiations are not initiated within 10 days after notice is given, either the Indemnifying Party or the Indemnitee may initiate litigation to resolve such disputes.

           10.4 Treatment of Indemnification Payments. Seller and Purchaser agree that any payment made under ARTICLE X hereof will be treated by the parties on their tax returns as an adjustment to the aggregate consideration for the Shares. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable (i) to Purchaser or either of the Companies by any taxing authority, Seller shall indemnify Purchaser and the Companies for any actual increases in Taxes payable by Purchaser or the Companies by reason of the receipt or accrual of such indemnity payment (including any payments under this

















                                    Page 57 of 141

   Section 10.4), or (ii) to Seller by any taxing authority, Purchaser shall indemnify Seller for any actual increases in Taxes payable by Seller by reason of the receipt or accrual of such indemnity payment (including any payments under this Section 10.4.

           10.5 Claims Limitation. Notwithstanding the foregoing provisions of this Article X:

           (a) Neither Seller nor Purchaser shall be liable to the other party for indemnification under this Article X for consequential or punitive damages, provided, however, that if Seller, Purchaser or the Companies must pay punitive or consequential damages to a third party and the payment of such damages is indemnifiable under this Agreement, then Seller or Purchaser, as the case may be, shall provide full indemnification for the consequential of punitive damages.

           (b) Seller shall have no liability for indemnification for any Damages under Section 10.1(a) hereof, except for Damages resulting from or relating to any misrepresentation or breach of warranty contained in Sections 3.4, 3.6 or 3.12, until and unless the cumulative total of such Damages exceeds in the aggregate $100,000, it being understood that if such threshold for Damages is reached, Seller shall be liable to Purchaser for all Damages, provided, however, that the limitations of this Section 10.5(ii) shall not apply to any Damages resulting from Seller's willful misrepresentations or breaches of covenants or agreements made as a part of or contained in this Agreement;

           (c) An Indemnifying Party shall not be liable for indemnification under this Article X from any Damages resulting from or relating to a breach of any representation, warranty, covenant or agreement, if a senior officer of the Indemnitee had actual knowledge of such breach on or prior to the Closing and proceeded with the Closing;

           (d) If an Indemnitee recovers from any third party (including insurers) all or any part of any amount previously paid to it by an Indemnifying Party pursuant to Section 10.1. 10.2 or 10.6 hereof, such Indemnitee will promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party;

           (e) The amount constituting the claim for which indemnification may be made pursuant to Section 10.1. 10.2 or 10.6 hereof shall first be determined, and such amount shall be reduced by the present value (using a 10% discount rate) of the Tax savings which the Indemnitee reasonably determines will be















                                    Page 58 of 141
   actually realized from any loss, deduction or credit which is allowable with respect to the indemnified Damage;

           (f) the aggregate amount which Seller may be required to pay for indemnification pursuant to Section 10.1 shall not exceed the Final Purchase Price.

           10.6      Tax Indemnification.

           (a) Seller will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless Purchaser and each of the Companies from and against, any and all Damages for or in respect of each of the following:

           (i) any and all Taxes of each of the Companies (or any predecessor) with respect to any taxable period (or portions thereof) ending on or before the Closing Date (including without limitation any liability for Taxes arising from (A) the dividends described in Section 5.7 hereof and (B) sales of certain assets described in Section 12.2 hereof);

           (ii) Any and all Taxes of any member of an affiliated, consolidated, combined or unitary group (other than the Companies) of which either of the Companies (or any predecessor) is or was a member on or before the Closing Date by reason of the liability of either of the Companies pursuant to Treasury Regulation
           Section 1.1502-6(a) or any analogous or similar state, local or foreign law; and

           (iii) any breach by Seller of any representation, warranty, covenant or agreement contained in Section 3.13, Section 5.17,
           Section 5.18, Section 10.6, or Section 12.1 hereof; and

           (iv) Subject to Section 12.1(e), Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless Purchaser and each of the Companies from and against any liability or damages arising under any Tax sharing, Tax indemnity, Tax allocation or other similar agreement to which either of the Companies, any predecessor to either of the Companies or any transferor to either of the Companies is a party or is obligated thereunder, in either case on or before the Closing Date; and

           (v) any liability of Seller as a result of transferee liability arising from the purchase of the Shares;

   provided, however, that Seller shall not be liable for or obligated to indemnify Purchaser or the Companies for any Damages or Taxes to the extent: (A) Purchaser is obligated to indemnify













                                    Page 59 of 141

   Seller for such taxes pursuant to Section 10.6(b), (B) such Taxes are taken into account as a liability or otherwise specifically reserved against in the Closing Balance Sheet and not paid by Purchaser pursuant to Section 12.1(e), or (C) such Taxes arise as a result of the business, affairs, operations, transactions or actions or inactions of Purchaser or either of the Companies after the Closing, whether on that portion of the Closing Date after Closing or at any time thereafter; provided that this clause (C) shall not apply by reason of either of the Companies performing any obligation, or exercising or forebearing the exercise of any right, in good faith, under this Agreement.

           (b) Purchaser agrees to pay, and to indemnify Seller in respect of, and hold Seller harmless from and against, any and all Damages for or in respect of Taxes incurred by, imposed upon or assessed against Seller or any Affiliate of Seller (other than either Company) as a result of or relating to any taxable period of either Company ending after the Closing Date.

           (c) The Companies will promptly notify Seller of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Taxes or other Damages covered by Section 10.6 hereof ("Tax Claim"). Except in the event that Southwestern Financial Corporation elects to control an audit of Modern pursuant to Section 6.4 of Purchase Agreement among I.C.H., SWL Holding Corporation, Care Financial Corporation, Facilities Management Installation, Inc. and Southwestern Financial Corporation, Southwestern Financial Services Corporation, and PennCorp Financial Group, Inc. dated December 1, 1995, Modern shall control the defense and settlement of any Tax audit or administrative or court proceeding relating to taxable years 1990-1991, unless (i) Seller is still owned by I.C.H. or (ii) Seller assigns its obligations under this Agreement to I.C.H. in accordance with
   Section 12.15, in either case I.C.H. or Seller shall control the Tax audit or administrative or court proceeding. For all other taxable periods of the Companies beginning after 1991 and ending on or before the Closing Date, I.C.H., as the common parent of an Affiliated Group, shall control the defense and settlement of any Tax audit or administrative or court proceeding, provided, however, that if the results of any such Tax audit or administrative or court proceeding could reasonably be expected to be material to Purchaser or the Companies, then Purchaser may, at its expense, participate in any such contest or proceeding and neither party shall compromise or settle such contest or refund suit without the consent of the other. Seller shall promptly notify the Purchaser if neither Seller nor I.C.H. will participate in the defense or settlement of any Tax audit or administrative or court proceeding and Purchaser thereupon shall be permitted to defend and settle such Tax audit or proceeding. Seller will promptly notify the Purchaser of the















                                    Page 60 of 141
   commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority which may affect the liability of either of the Companies for Taxes and Seller shall keep the Companies duly informed of the progress thereof.

           (d) Any claim for indemnity hereunder may be made at any time prior to sixty days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).


                                    ARTICLE XI

                                   TERMINATION

           11.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

           (a) at any time before the Closing by written agreement of Seller and Purchaser; or

           (b) at any time after June 30, 1996, by Seller or Purchaser if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement by the party electing to terminate pursuant to this Section 11.1(b);

           (c)       at any time before the Closing if pursuant to
   Section 5.19(e), Purchaser determines that environmental conditions at the Properties involve damages, in the aggregate, that would cost more than $600,000 to correct, Purchaser shall have the right to terminate this Agreement; or

           (d) by Purchaser or Seller at any time after April 15, 1996 and before Closing, if Purchaser's Board of Directors shall not have approved this Agreement and the performance by Purchaser of its obligations under this Agreement (provided that Purchaser shall deliver to Seller a certificate of the Secretary of Purchaser certifying as to the adoption and effectiveness of resolutions of Purchaser's Board of Directors to such effect).

           (e) by the Purchaser if the Final Disclosure Schedule discloses any event, trend, condition, Contract, liability, action, suit, proceeding, claim, circumstance or fact or other matter of any character that was not disclosed in the Disclosure Schedule delivered to Purchaser on the date hereof (provided that the reference to leases in Section 3.17(f) of the Disclosure Schedule delivered to Purchaser on the date hereof shall not be deemed to constitute disclosure of the terms of such leases for













                                    Page 61 of 141
   purposes of this Section 11.1(e)) and is not acceptable to Purchaser, in its sole discretion, and Purchaser gives notice thereof to Seller within five business days after receipt by the Purchaser of the Final Disclosure Schedule, and such non-acceptable, event, trend, condition, contract, liability, action, suit, proceeding, claim, circumstance or fact or matter has not been cured or eliminated to Purchaser's satisfaction in its sole discretion within 30 days after notice thereof has been given to Seller.

           11.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.1 hereof, this Agreement will become null and void except that (a) the provisions of this Section 11.2 hereof will continue to apply following any such termination, and (b) no party hereto will be relieved of any liability for Damages that such party may have to the other parties by reason of such party's breach of this Agreement (or any representation, warranty, covenant, or agreement included herein).


                                   ARTICLE XII

                                  MISCELLANEOUS

           12.1      Tax Matters.

           (a) Seller Tax Returns. Seller will prepare and file, or cause to be prepared and filed, all appropriate and necessary federal income Tax Returns or any other Tax Returns which are required to be filed for a period beginning on January 1, 1996 and ending on the Closing Date, which include, on a consolidated or any other reporting basis, the results of operations of each of the Companies for all taxable periods ending on or before the Closing Date, including the period beginning January 1, 1996, through the Closing Date ("Interim Tax Return") (collectively, the "Seller Tax Returns"). Seller will timely pay or discharge, or cause to be paid or discharged, any and all Taxes for which each of the Companies may be held liable as a result of Seller Tax Returns, unless such Taxes are being contested in good faith; provided, however, nothing in this Section 12.1(a) shall be construed to limit Seller's or Purchaser's indemnification rights set forth in Article X hereof. Seller will deliver to Purchaser a copy of such Interim Tax Return specifying the amount of Taxes including federal income Taxes attributable to the operations of each of the Companies, Seller shall permit Purchaser to review and comment on, prior to filing, any such Tax Return. From and after the date hereof, Seller shall not, and shall not permit any of its Affiliates to, amend any Tax Return previously filed, which includes information relating to one or more of each of the


















                                    Page 62 of 141

   Companies, unless prior written notice thereof has been delivered to Purchaser.

           (b) Purchaser Tax Returns. Purchaser will prepare and after consulting with and obtaining written consent from Seller (which consent shall not be unreasonably withheld) file, or cause to be prepared and filed, all appropriate and necessary returns, reports and estimates for (a) all Taxes, other than federal income Taxes and Taxes otherwise reflected on Seller Tax Returns, of each Company which relate to taxable periods that include the Closing Date and (b) all federal income Taxes of each Company which relate to taxable periods ending subsequent to the Closing Date, including the period from and after the Closing Date through December 31, 1996 (collectively, the "Purchaser Tax Returns"). Purchaser will pay or cause to be paid to the taxing authority any and all Taxes due as a result of Purchaser Tax Returns required to be filed pursuant to the preceding sentence, unless such Taxes are being contested in good faith; provided, however, that nothing in this Section 12.1(b) shall be construed to limit Purchaser's indemnification rights set forth in Article X hereof.

           (c) Cooperation. Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including, without limitation, access to books and records) and reasonable assistance relating to each Company as is reasonable necessary for the preparation and filing of any Tax return contemplated in this Section 12.1, for the preparation for any audit, and for the prosecution of any proceeding in respect of any proposed adjustment. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving either Company or any entity with which they are consolidated or combined for any Tax purposes and each shall execute and deliver such documents as are necessary to carry out the intent of this Section 12.l.

           (d) Tax Refunds. Seller shall be entitled to any Tax refund, net of any Taxes payable on the receipt of interest income related to such refund, related to any taxable period of either Company, or portion thereof, ending on or before the Closing Date that is not reflected as an admitted asset of Modern or WPL in their respective Closing Balance Sheets, provided that in the event that either of the Companies has a carryback from a taxable period ending after the Closing Date which may be carried back to a Seller Consolidated Return or a Tax Return filed on a separate basis by either of the Companies, Seller shall promptly pay to the respective Company any refund of Taxes which is attributable to such carryback when and to the extent received by or credited to the benefit of Seller. In the event that such carryback is subsequently disallowed by the Internal Revenue Service, the Company will repay such refund, together with all interest payable















                                    Page 63 of 141
   to the Internal Revenue Service with respect thereto, to the Seller in the event there is a final determination that such refund is not allowable.

           (e) Within ten days after completion of the Closing Balance Sheet, Purchaser shall pay Seller the amount of the accrual for Taxes of each of the Companies shown on such Closing Balance Sheet and relating to Taxes payable pursuant to Seller Tax Returns (if any, but in no event more than $500,000). The Company's accrual for current Taxes with respect to Seller Tax Returns shall be computed in a manner consistent with the Tax sharing or Tax allocation agreement to which the Companies currently are subject. After the full payment by Purchaser or one or more of the Companies of amounts required to be paid to Seller pursuant to this Section 12.1(e) hereof (if any), neither the Company nor Purchaser shall have any further liability to Seller or its Affiliates for Taxes of either of the Companies with respect to Seller Tax Returns.

           12.2      Sale of Certain Assets.

           (a) Set forth on Exhibit B is a list of certain real property assets owned by the Companies (the "Salable Properties"). Seller and Purchaser agree that Purchaser or its representatives may facilitate the sale of each of the Salable Properties; however, any sales prior to the Closing Date must be approved by the Seller. The Companies will use the services of Conseco Mortgage Capital, Inc. to assist in the sale of the Salable Properties

           (b)       (i)   Modern holds two mortgage loans (more fully
   described on Schedule 12.2(b)) (the "Mortgage Loans") which currently have an aggregate value on Modern's statutory financial statements of $1,686,427 (the "Current Value of the Mortgage Loans"). Purchaser agrees to cause Modern to sell the Mortgage Loans as soon as possible, provided, however, that Seller must approve the terms of the sale of the Mortgage Loans.

               (ii) If Modern sells the Mortgage Loans within the first year after the Closing Date for greater than the Current Value of the Mortgage Loans less any principal repayments on the Mortgage Loans between the date hereof and the sale of the Mortgage Loans, then Modern will pay the amount of such excess to Seller. For one year after the Closing Date, Seller has the option to purchase the Mortgage Loans from Modern (if the Mortgage Loans have not been sold previously) for an amount equal to the Current Value of the Mortgage Loans less any principal repayments on the Mortgage Loans between the date hereof and the sale of the Mortgage Loans.



















                                    Page 64 of 141

           12.3 Notices. Any notice or other communication given pursuant to this Agreement must be in writing and (a) delivered personally,
   (b) sent by telefacsimile or other similar facsimile transmission,
   (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

               (i)   If to Seller:

                           Bankers Multiple Line Insurance Company
                           500 N. Akard Street
                           Dallas, Texas  75201
                           Attention:  Rodney D. Moore
                           Facsimile Number:  214/954-7717

                     with a copy to:

                           Winstead Sechrest & Minick P.C.
                           5400 Renaissance Tower
                           1201 Elm Street
                           Dallas, Texas  75201
                           Attention:  Rodney L. Moore
                           Facsimile Number:  214/745-5390

               (ii)  If to Purchaser:

                           Reassure America Life Insurance Company
                           969 High Ridge Road
                           Stamford, Connecticut 06905
                           Attention:  W. Weldon Wilson
                           Facsimile Number:  203/968-0920

                     with a copy to:

                           LeBoeuf, Lamb, Greene & MacRae L.L.P.
                           125 West 55th Street
                           New York, New York  10019-5389
                           Attention:  Cameron F. MacRae, III
                           Facsimile number:  212/424-8500

   All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 12.3 will (A) if delivered personally or by overnight express, be deemed given upon delivery; (B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually













                                    Page 65 of 141
   received by the party sought to be charged with the contents thereof.

           12.4 Entire Agreement. Except for documents executed by Seller and Purchaser pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

           12.5 Expenses. Except as otherwise expressly provided in this Agreement, each party hereto will pay its own costs and expenses in con-nection with this Agreement and the transactions contemplated hereby.

           12.6 Public Announcements. At all times at or before the Closing, Seller and Purchaser will each consult with the other before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement, release to be made solely on behalf of a party. If Seller and Purchaser are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the opinion of legal counsel to a party, required by law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release. Any such report, statement, or release approved or permitted to be made pursuant to this Section 12.6 may be disclosed or otherwise provided by Seller or Purchaser to any person or entity, including to any employee or customer of either party hereto and to any governmental or regulatory authority.

           12.7      Confidentiality.

           (a) From the date hereof until the earlier to occur of the second anniversary of the Closing Date or the second anniversary of the termination of this Agreement pursuant to Section 11.1 hereof, each of Purchaser and Seller will refrain, and will cause its respective Affiliates, officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other person or entity any documents or information concerning the other party hereto acquired by it in connection with this Agreement or the transactions contemplated hereby unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law (including in connection with obtaining necessary insurance regulatory approvals) and notice of such disclosure is furnished to such other party hereto;
   (ii) either















                                    Page 66 of 141
   party hereto deems it advisable (upon advice of such party's legal counsel) to disclose any such documents or information in connection with the requirements of any securities law; or (iii) such documents or information can be shown to have been (A) previously known by the party hereto receiving such documents or information, (B) in the public domain through no fault of such receiving party, or (C) later acquired by such receiving party from other public sources.

           (b) If this Agreement is terminated pursuant to Section 11.1 hereof, for a period of two years after such termination, Purchaser will refrain, and will cause its respective officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other person or entity any documents or information concerning the Companies acquired by Purchaser in connection with this Agreement or the transactions contemplated hereby unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Seller; (ii) Purchaser deems it advisable (upon advice of legal counsel to Purchaser) to disclose any such documents or information in connection with the requirements of any securities law; or
   (iii) such documents or information can be shown to have been
   (A) previously known by Purchaser, (B) in the public domain through no fault of Purchaser, or (C) later acquired by Purchaser from other public sources.

           (c) For a period of two years following the Closing Date, Seller will refrain, and will cause its Affiliates, officers, directors, employees, agents, and other representatives to refrain, from disclosing, to any person or entity any information regarding the Companies or the transactions contemplated hereby unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Purchaser; (ii) the Seller deems it advisable (upon advice of legal counsel to Seller) to disclose any such documents or information in connection with the requirements of any securities law; or (iii) such documents or information can be shown to have been (A) in the public domain through no fault of Seller, or (B) later acquired by Seller from other public sources.

           (d) The parties hereto acknowledge and agree that (i) a breach of any of the terms or provisions of this Section 12.7 would cause irreparable damage to the non-breaching party for which adequate remedy at law is not available; and (ii) the non-breaching party will be entitled as a matter of right to obtain, without posting any bond whatsoever, an injunction, restraining order, or other equitable relief to restrain any threatened or further breach of this Section 12.7, which right will not be

















                                    Page 67 of 141
   exclusive but will be cumulative and in addition to any other rights and remedies available at law or in equity.

           (e) At the Closing, Seller will assign to Purchaser the non-exclusive right to enforce the rights of Seller and its Affiliates under each of the confidentiality agreements between Seller or its Affiliates and prospective purchasers of the Companies.

           12.8 Further Assurances. Seller and Purchaser agree that, from time to time after the Closing, upon the reasonable request of the other, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations, and affairs of the Companies to Purchaser. Without limiting the generality of the foregoing, (a) Seller will provide, and will cause its Affiliates to provide, representatives of Purchaser reasonable access to all books and records of Seller and its Affiliates reasonably requested by Purchaser in the preparation of any post-Closing financial statements, reports, tax returns, or tax filings of the Companies; (b) Purchaser will provide representatives of Seller reasonable access to all pre-Closing books and records of the Companies reasonably requested by Seller in the preparation of any post-Closing financial statements, reports, tax returns, or tax filings of Seller; and (c) each party hereto will execute such documents and instruments as the other party hereto may reasonably request containing terms and conditions mutually satisfactory to each party hereto to further effectuate the terms hereof.

           12.9 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion.
   All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.

           12.10 Amendment. This Agreement may be modified or amended only by a writing duly executed by Seller and Purchaser.

           12.11 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

           12.12 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Seller, Purchaser, and their respective successors and permitted assigns, and it is not the intention of the parties to
















                                    Page 68 of 141
   confer third-party beneficiary rights upon any other person or entity.

           12.13 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to the principles of conflicts of law) applicable to a Contract executed and performable in such state.

           12.14 Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

           12.15 No Assignment. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any parties hereto without the prior written consent of the other party hereto (and any attempt to do so will be void); provided that (i) Purchaser may, without the consent of Seller, assign any or all of its rights and obligations under this Agreement to any Affiliate of Purchaser that directly of indirectly owns 100% of the common stock of Purchaser prior to the Closing and, if Purchaser elects to do so, Purchaser will simultaneously cause such Affiliate to assume all of Purchaser's liabilities and obligations under this Agreement and execute and deliver to Seller an agreement in form and substance reasonably acceptable to Seller, provided that, notwithstanding any such assignment and assumption by Purchaser to an Affiliate, Purchaser shall remain fully liable for all, and shall not be relieved of any, of the duties, liabilities and obligations of Purchaser under this Agreement and
   (ii) Seller shall (A) be required if Purchaser shall so request, in the event that the available capital and surplus of Seller as determined in accordance with SAP is reduced to an amount below $60.0 million after taking into account the net proceeds from (x) the sale of the Shares and
   (y) the net proceeds (or estimated proceeds if not yet paid to Seller) from the sale of the stock of Philadelphia American Life Insurance Company and the sale of the business operations of Seller, and (B) otherwise have the right, without such consent, to assign to I.C.H. all of Seller's obligations under this Agreement, including without limitation all of Seller's obligations under Article X hereof, which assignment in the case of clauses (A) and (B) shall, if the Purchaser shall so request, become effective only upon the delivery to Purchaser of (a) an assumption agreement in form and substance reasonably acceptable to Purchaser and duly executed by such assignee, which assumption agreement provides for the obligations of Seller so assigned to such assignee to constitute administrative expenses of assignee for purposes of the Chapter 11 Proceeding and (b) an order of the Bankruptcy Court in form and substance reasonably acceptable to Purchaser, which order shall have been entered for a period of ten days prior to the effective

















                                    Page 69 of 141
   date of such assignment and the operation of which shall not have been restrained, enjoined, suspended or otherwise stayed, approving the assignment and assumption of Seller's obligations hereunder to and by such assignee as provided in the assumption agreement. Notwithstanding anything in this Agreement to the contrary, in the event (i) Seller shall assign its obligations hereunder to I.C.H. and (ii) Seller on or prior to such assignment shall not have distributed to I.C.H. cash or property having a fair market value of at least $60.0 million, Seller shall with I.C.H. be jointly and severally liable with respect to all such assigned obligations.

           12.16 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations under this Agreement of Seller and Purchaser will not be materially and adversely affected thereby,
   (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may then be legal, valid and enforceable under applicable law.

           12.17 Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Agreement (including the Disclosure Schedule) have been inserted for convenience of reference only, are not intended to be considered a part hereof, and will not modify or restrict any term or provision hereof.































                                    Page 70 of 141

           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above by the duly authorized officers of Seller and Purchaser.

                                       REASSURE AMERICA LIFE INSURANCE
                                       COMPANY


                                       By:    /s/W. Weldon Wilson
                                              -------------------
                                       Name:  W. Weldon Wilson
                                       Title: Vice President


                                       BANKERS MULTIPLE LINE INSURANCE COMPANY


                                       By:    /s/Rodney D. Moore
                                              -------------------
                                       Name:  Rodney D. Moore
                                       Title: President










































                                    Page 71 of 141

==============================================================================



                           STOCK PURCHASE AGREEMENT


                           DATED AS OF APRIL 2, 1996


                                By and between


                    BANKERS MULTIPLE LINE INSURANCE COMPANY


                                      and


                           NEW ERA ENTERPRISES, INC.


                          With Respect to all of the

                         Outstanding Capital Stock of

                 PHILADELPHIA AMERICAN LIFE INSURANCE COMPANY

==============================================================================































                                  Page 72 of 141

                               TABLE OF CONTENTS

                                                                          Page

                                    ARTICLE I

                                   DEFINITIONS


                                    ARTICLE II

                          SALE OF SHARES AND CLOSING

                 2.1       Purchase and Sale of Shares . . . . . . . . . . .8
                 2.2       Purchase Price  . . . . . . . . . . . . . . . . .8
                 2.3       Purchase Price Adjustment . . . . . . . . . . . .8
                 2.4       Closing . . . . . . . . . . . . . . . . . . . . 10
                 2.5       Escrow  . . . . . . . . . . . . . . . . . . . . 10


                                    ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

                 3.1       Organization of Seller  . . . . . . . . . . . . 11
                 3.2       Authority . . . . . . . . . . . . . . . . . . . 11
                 3.3       Organization of the Company . . . . . . . . . . 11
                 3.4       Capital Stock; Title  . . . . . . . . . . . . . 12
                 3.5       No Conflicts or Violations  . . . . . . . . . . 12
                 3.6       SAP Statements  . . . . . . . . . . . . . . . . 13
                 3.7       Reserves. . . . . . . . . . . . . . . . . . . . 13
                 3.8       Assets and Properties . . . . . . . . . . . . . 14
                 3.9       Absence of Changes  . . . . . . . . . . . . . . 14
                 3.10      No Undisclosed Liabilities. . . . . . . . . . . 16
                 3.11      Taxes . . . . . . . . . . . . . . . . . . . . . 16
                 3.12      Litigation  . . . . . . . . . . . . . . . . . . 18
                 3.13      Compliance With Laws  . . . . . . . . . . . . . 19
                 3.14      Pension and Benefit Plans . . . . . . . . . . . 19
                 3.15      Contracts . . . . . . . . . . . . . . . . . . . 19
                 3.16      Insurance Issued  . . . . . . . . . . . . . . . 20
                 3.17      Licenses and Permits  . . . . . . . . . . . . . 21
                 3.18      Operations Insurance  . . . . . . . . . . . . . 22
                 3.19      Intercompany Liabilities  . . . . . . . . . . . 22
                 3.20      Bank Accounts . . . . . . . . . . . . . . . . . 22
                 3.21      Charter Documents and Bylaws. . . . . . . . . . 22
                 3.22      Minute Books. . . . . . . . . . . . . . . . . . 22
                 3.23      Employees . . . . . . . . . . . . . . . . . . . 23
                 3.24      Disclosure  . . . . . . . . . . . . . . . . . . 23















                                  Page 73 of 141

                                        ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PURCHASER

                 4.1       Organization  . . . . . . . . . . . . . . . . . 23
                 4.2       Authority . . . . . . . . . . . . . . . . . . . 23
                 4.3       No Conflicts or Violations  . . . . . . . . . . 23
                 4.4       Purchase for Investment . . . . . . . . . . . . 24
                 4.5       Litigation  . . . . . . . . . . . . . . . . . . 24

                                        ARTICLE V

                                  COVENANTS OF SELLER

                 5.1       Contract and Regulatory Approvals . . . . . . . 25
                 5.2       HSR Filings . . . . . . . . . . . . . . . . . . 26
                 5.3       Investigation by Purchaser  . . . . . . . . . . 26
                 5.4       Conduct of Business . . . . . . . . . . . . . . 26
                 5.5       No Charter Amendments . . . . . . . . . . . . . 28
                 5.6       No Issuance of Securities . . . . . . . . . . . 28
                 5.7       Dividends . . . . . . . . . . . . . . . . . . . 28
                 5.8       Resignations of Directors and Officers  . . . . 29
                 5.9       Books and Records . . . . . . . . . . . . . . . 29
                 5.10      No Negotiation, etc.  . . . . . . . . . . . . . 29
                 5.11      Financial Statements and Reports  . . . . . . . 29
                 5.12      Investments . . . . . . . . . . . . . . . . . . 30
                 5.13      Employee Matters  . . . . . . . . . . . . . . . 31
                 5.14      No Disposal of Property . . . . . . . . . . . . 31
                 5.15      No Breach or Default  . . . . . . . . . . . . . 31
                 5.16      Indebtedness  . . . . . . . . . . . . . . . . . 32
                 5.17      No Acquisitions . . . . . . . . . . . . . . . . 32
                 5.18      Intercompany Liabilities and Affiliate
                             Transactions  . . . . . . . . . . . . . . . . 32
                 5.19      Business  . . . . . . . . . . . . . . . . . . . 33


                                    ARTICLE VI

                              COVENANTS OF PURCHASER

                 6.1       Contract and Regulatory Approvals . . . . . . . 33
                 6.2       HSR Filings . . . . . . . . . . . . . . . . . . 34
                 6.3       Continuation of Services  . . . . . . . . . . . 34


                                    ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF PURCHASER

                 7.1       Representations and Warranties  . . . . . . . . 35
                 7.2       Performance . . . . . . . . . . . . . . . . . . 35
                 7.3       Officer's Certificates  . . . . . . . . . . . . 35














                                  Page 74 of 141

                 7.4       HSR Act Approval  . . . . . . . . . . . . . . . 35
                 7.5       No Injunction . . . . . . . . . . . . . . . . . 35
                 7.6       No Proceeding or Litigation . . . . . . . . . . 35
                 7.7       Contract and Regulatory Approvals . . . . . . . 36
                 7.8       Resolution of Reinsurance Disputes. . . . . . . 36
                 7.9       No Adverse Change . . . . . . . . . . . . . . . 36
                 7.10      Opinion of Counsel to Seller. . . . . . . . . . 36
                 7.11      Investments.  . . . . . . . . . . . . . . . . . 36
                 7.12      Financing.  . . . . . . . . . . . . . . . . . . 36
                 7.13      Certificates of Compliance  . . . . . . . . . . 37

                                        ARTICLE VIII

                          CONDITIONS TO OBLIGATIONS OF SELLER

                 8.1       Representations and Warranties  . . . . . . . . 37
                 8.2       Performance . . . . . . . . . . . . . . . . . . 37
                 8.3       Officer's Certificates  . . . . . . . . . . . . 37
                 8.4       HSR Act Approval  . . . . . . . . . . . . . . . 37
                 8.5       No Injunction . . . . . . . . . . . . . . . . . 38
                 8.6       No Proceeding or Litigation . . . . . . . . . . 38
                 8.7       Contract or Regulatory Approvals  . . . . . . . 38
                 8.8       Opinion of Counsel to Purchaser . . . . . . . . 38

                                        ARTICLE IX

                                 SURVIVAL OF PROVISIONS

                 9.1       Survival of Representations and Warranties  . . 38
                 9.2       Pursuit of Claims . . . . . . . . . . . . . . . 39
                 9.3       Remedies Limitation . . . . . . . . . . . . . . 39

                                        ARTICLE X

                                    INDEMNIFICATION

                 10.1      Indemnification by Seller . . . . . . . . . . . 39
                 10.2      Indemnification by Purchaser  . . . . . . . . . 40
                 10.3      Indemnification Procedures  . . . . . . . . . . 40
                 10.4      Treatment of Indemnification Payments . . . . . 42
                 10.5      Claims Limitations  . . . . . . . . . . . . . . 42
                 10.6      Tax Indemnification . . . . . . . . . . . . . . 43

                                        ARTICLE XI

                                       TERMINATION

                 11.1      Termination . . . . . . . . . . . . . . . . . . 45
                 11.2      Effect of Termination . . . . . . . . . . . . . 46













                                  Page 75 of 141

                                   ARTICLE XII

                                  MISCELLANEOUS

                 12.1      Employment Matters  . . . . . . . . . . . . . . 46
                 12.2      Tax Matters . . . . . . . . . . . . . . . . . . 49
                 12.3      Notices.  . . . . . . . . . . . . . . . . . . . 52
                 12.4      Entire Agreement  . . . . . . . . . . . . . . . 53
                 12.5      Expenses  . . . . . . . . . . . . . . . . . . . 53
                 12.6      Public Announcements  . . . . . . . . . . . . . 53
                 12.7      Confidentiality . . . . . . . . . . . . . . . . 54
                 12.8      Brokers . . . . . . . . . . . . . . . . . . . . 55
                 12.9      Home Office . . . . . . . . . . . . . . . . . . 56
                 12.10     PMSC Services . . . . . . . . . . . . . . . . . 56
                 12.11     Further Assurances  . . . . . . . . . . . . . . 56
                 12.12     Waiver  . . . . . . . . . . . . . . . . . . . . 57
                 12.13     Amendment . . . . . . . . . . . . . . . . . . . 57
                 12.14     Counterparts  . . . . . . . . . . . . . . . . . 57
                 12.15     No Third Party Beneficiary  . . . . . . . . . . 57
                 12.16     Governing Law . . . . . . . . . . . . . . . . . 57
                 12.17     Binding Effect  . . . . . . . . . . . . . . . . 57
                 12.18     No Assignment . . . . . . . . . . . . . . . . . 57
                 12.19     Invalid Provisions  . . . . . . . . . . . . . . 58
                 12.20     Table of Contents; Headings . . . . . . . . . . 58






































                                  Page 76 of 141

                                   EXHIBITS


Exhibit A - Permitted Investments
Exhibit B - Form of Opinion of Seller's Counsel
Exhibit C - Form of Opinion of Purchaser's Counsel
Exhibit D - Litigation

























































                                  Page 77 of 141

                           STOCK PURCHASE AGREEMENT


        This Stock Purchase Agreement ("Agreement") is made and entered into this 2nd day of April, 1996, by and between Bankers Multiple Line Insurance Company, an Illinois insurance corporation ("Seller"), and New Era Enterprises, Inc., a Nevada corporation ("Purchaser").

        WHEREAS, Seller owns 1,500,000 shares (the "Shares") of common stock, par value $2.00 per share ("Common Stock"), of Philadelphia American Life Insurance Company (the "Company"); and

        WHEREAS, the Shares constitute all of the issued and outstanding capital stock of the Company; and

        WHEREAS, Seller desires to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Seller, on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

        The capitalized terms used herein will have the following meanings:

        "Administrative Services Agreements" shall mean all material administrative services agreements pursuant to which the Company performs services in connection with any self-funded employee benefit plans established by third parties.

        "Affiliate" shall mean, with respect to a specified person or entity, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person or entity.

        "Agreement" shall mean this Stock Purchase Agreement, together with the exhibits attached hereto and the Disclosure Schedule.


















                                  Page 78 of 141

        "Annual Statement" shall mean the annual statutory statement of the Company filed with or submitted to the insurance regulatory authority in the Commonwealth of Pennsylvania.

        "AVR" shall mean the asset valuation reserve required to be established under SAP on a specified life insurer's balance sheet.

        "Bankruptcy Code" shall mean Title 11 of the United States Code.

        "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, or any other bankruptcy court having jurisdiction over a case commenced by or against an Affiliate of Seller under the Bankruptcy Code.

        "Chapter 11 Proceeding" shall mean jointly administered case no. 395-36351-RCM-11, as currently pending in the Bankruptcy Court.

        "Closing" shall mean the closing of the transactions contemplated by this Agreement as provided in Section 2.4 hereof.

        "Closing Balance Sheet" shall mean the balance sheet of the Company determined in accordance with SAP as of the Closing Date using the same assumptions and methodologies utilized in the preparation of the December 31, 1995 Annual Statement.

        "Closing Date" shall mean the later of (a) the last business day of the month in which the last remaining condition set forth in ARTICLES VII and VIII hereof has been satisfied or waived by the party hereto entitled to the benefit thereof, or (b) such other date as Purchaser and Seller may agree upon.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Common Stock" shall have the meaning ascribed to it in the recitals to this Agreement.

        "Company" shall have the meaning ascribed to it in the recitals to this Agreement.

        "Company Employees" shall mean (i) all current employees of the Company, and (ii) all current employees of FMI who perform services substantially exclusively for the Company.




















                                  Page 79 of 141

        "Contract" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, or other binding contract.

        "Damages" shall mean any and all monetary damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, costs, and expenses (including reasonable fees and expenses of attorneys, accountants, actuaries, and other experts).

        "Deficiency Amount" shall mean the amount, if any, by which the Final Purchase Price exceeds the Initial Purchase Price.

        "Determination Date" shall mean the last day of the month immediately preceding the Closing Date.

        "Disclosure Schedule" shall mean the disclosure schedule dated the date hereof furnished by Seller to Purchaser and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement. Any information contained in one or more Sections of the Disclosure Schedule shall be deemed disclosed in, and a part of, any other Section of the Disclosure Schedule to the extent such information is required to be disclosed in such other Section(s), and the failure to expressly include any such information in such other Section(s) shall not form the basis for a claim for Damages, or otherwise for indemnification, provided that the information as expressly disclosed in one or more Sections of the Disclosure Schedule is sufficient to provide the disclosure required by this Agreement in such other Section(s) in which such information is not expressly set forth.

        "Election" shall have the meaning ascribed to it in Section 12.2(f) hereof.

        "Election Forms" shall have the meaning ascribed to it in Section 12.2(g) hereof.

        "Eligible Dependents" shall have the meaning ascribed to it in
Section 12.1(e) hereof.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.























                                  Page 80 of 141

        "Escrow Agent" shall have the meaning ascribed to it in Section 2.5 hereof.

        "Escrow Agreement" shall have the meaning ascribed to it in Section
2.5 hereof.

        "Escrow Amount" shall have the meaning ascribed to it in Section 2.5 hereof.

        "Estimated Intercompany Balances" shall have the meaning ascribed to it in Section 5.18 hereof.

        "Excess Amount" shall mean the amount, if any, by which the Initial Purchase Price exceeds the Final Purchase Price.

        "Final Intercompany Balances" shall have the meaning ascribed to it in Section 5.18 hereof.

        "Final Purchase Price" shall have the meaning ascribed to it in
Section 2.2 hereof.

        "FMI" shall mean Facilities Management Installation, Inc., a Delaware corporation.

        "FMI Administrative Agreement" shall mean that certain Administrative Services Agreement entered into between FMI and the Company effective as of January 1, 1988, as amended by Amendment Number I effective as of January 1, 1993, as amended by Amendment Number II effective as of January 1, 1994, as amended by Amendment Number III effective as of June 15, 1994, as amended by Amendment Number IV effective January 1, 1995, and as amended by Amendment Number V effective January 1, 1995.

        "FMI Savings Plan" shall have the meaning ascribed to it in Section 12.1(g) hereof.

        "FMI's Welfare Plan" shall have the meaning ascribed to it in Section 12.1(e) hereof.

        "Hired Employees" shall have the meaning ascribed to it in Section 12.1(e) hereof.

        "Home Office" shall mean the offices of the Company located at 3121 Buffalo Speedway, Houston, Texas.

        "HSR Act" shall mean Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended

















                                  Page 81 of 141

(including any successor act), and the rules and regulations promulgated thereunder.

        "ICH" shall mean I.C.H. Corporation, a Delaware corporation.

        "Indemnifying Party" shall mean the entity against whom claims of indemnification are being asserted under ARTICLE X hereof.

        "Indemnitee" shall mean the entity claiming indemnification under
ARTICLE X hereof.

        "Initial Purchase Price" shall have the meaning ascribed to it in
Section 2.2 hereof.

        "Insurance Contracts" shall mean all individual and group insurance policies and annuity contracts issued by the Company.

        "IRS" shall mean the United States Internal Revenue Service.

        "Material Adverse Effect" shall mean any change or effect (or series of related changes or effects) that individually or in the aggregate is materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of the Company, (ii) the validity or enforceability of this Agreement, or (iii) the ability of Seller to perform its obligations under this Agreement.

        "Modified Aggregate Deemed Sales Price" shall have the meaning ascribed to it in Section 12.2(g) hereof.

        "Parent" shall have the meaning ascribed to it in Section 12.2(f) hereof.

        "Permitted Lien" shall mean any (a) mechanic's, carrier's, workmen's, repairmen's, or other similar lien arising or incurred in the ordinary course of business, (b) lien for taxes, assessments, and other governmental charges that are not due and payable or which are being contested in good faith, (c) zoning, building or other similar government restriction, or (d) agreement, covenant, right of way, or other similar restriction which in the case of clauses (a), (c), and (d) above do not materially impair any real property of the Company.

        "PMSC" shall mean Policy Management Systems Corporation, a South Carolina corporation.




















                                  Page 82 of 141

        "Preliminary Intercompany Balances" shall have the meaning ascribed to it in Section 5.18 hereof.

        "Purchaser" shall mean New Era Enterprises, Inc., a Nevada corporation.

        "Purchaser Indemnitees" shall have the meaning ascribed to it in
Section 10.1 hereof.

        "Purchaser's Plan" shall have the meaning ascribed to it in Section 12.1(g) hereof.

        "Purchaser's Welfare Plan" shall have the meaning ascribed to it in
Section 12.1(e) hereof.

        "Purchaser Tax Returns" shall have the meaning ascribed to it in
Section 12.2(b) hereof.

        "Quarterly Statement" shall mean any quarterly statutory statement of the Company filed with or submitted to the insurance regulatory authority in the Commonwealth of Pennsylvania.

        "Retained Employee" shall have the meaning ascribed to it in Section 12.1(a) hereof.

        "Sales Price Allocation" shall have the meaning ascribed to it in
Section 12.2(g) hereof.

        "SAP" shall mean the accounting practices required or permitted by the insurance regulatory authority in the applicable state, consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

        "Seller" shall mean Bankers Multiple Line Insurance Company, an Illinois insurance corporation.

        "Seller Consolidated Returns" shall mean all consolidated, combined, affiliated or unitary Tax Returns which include the Company with respect to the Company's taxable income or loss for periods through the Closing Date.

        "Seller Indemnitees" shall have the meaning ascribed to it in Section
10.2 hereof.

        "Settlement Auditor" shall mean the Dallas office of Price
Waterhouse.


















                                  Page 83 of 141

        "Severance Plan" shall mean the Southwestern Life Corporation Companies Salaried Employees Severance Pay Plan, as restated effective October 1, 1994.

        "Shares" shall have the meaning ascribed to it in the recitals to this Agreement.

        "Tax Claim" shall have the meaning ascribed to it in Section 10.6(c) hereof.

        "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, medicare, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar Person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof.

        "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

        "Temporary Employee" shall mean any Company Employee (other than a Retained Employee) who is employed by Purchaser or an Affiliate of Purchaser (including the Company) after the Closing Date; provided, however, that such persons will be deemed to be Temporary Employees only to the extent that such persons are not employed by the Purchaser or an Affiliate of Purchaser (including the Company) after 60 days following the Closing Date.

        "WARN Act" shall mean the Worker Adjustment Restraining and Notification Act.

        Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement; (e) the phrase "in the ordinary course of business and consistent with past practice" refers to the business, operations, affairs, and practice of the Company consistent with




















                                  Page 84 of 141
past practices of such business, operations, and affairs; (f) the term "including" and other forms of such term, with respect to any matter or thing, means "including but not limited to" such matter or thing; and (g) all references to "dollars" or "$" refer to currency of the United States of America.


                                  ARTICLE II

                          SALE OF SHARES AND CLOSING

        2.1 Purchase and Sale of Shares. Subject to the terms and conditions, and in reliance upon the representations and warranties, set forth in this Agreement, Seller agrees to sell the Shares to Purchaser and Purchaser agrees to purchase the Shares from Seller.

        2.2 Purchase Price. The purchase price (the "Initial Purchase Price") for the Shares will equal the sum of the following, subject to adjustment after the Closing in accordance with Section 2.3 hereof (as adjusted, the "Final Purchase Price"):

        (a) the capital and surplus of the Company as of the Determination Date determined in accordance with SAP;

        (b) the AVR of the Company as of the Determination Date determined in accordance with SAP; and

        (c)       $2,000,000.

As promptly as practicable (but in no event less than 4 business days) prior to the Closing Date, Seller shall deliver to Purchaser Seller's calculation of the Initial Purchase Price, after giving effect to the settlement of the Preliminary Intercompany Balances pursuant to Section 5.18 hereof and any assignment of reinsurance recoverables as contemplated in Section 7.8 hereof (certified by Seller's Chief Financial Officer).

        2.3       Purchase Price Adjustment.

        (a) As promptly as practicable (but in no event more than 60 days) after the Closing Date, Purchaser will prepare the Closing Balance Sheet. At its sole and exclusive option, Purchaser may elect to cause Coopers & Lybrand L.L.P. to complete an audit of the Closing Balance Sheet. As promptly as practicable after the preparation of the Closing Balance Sheet




















                                  Page 85 of 141

(and the audit of Coopers & Lybrand L.L.P. if Purchaser chooses to have such audit conducted), Purchaser will deliver to Seller (i) the Closing Balance Sheet, (ii) the opinion thereon of Coopers & Lybrand L.L.P. stating that the Closing Balance Sheet presents fairly in all material respects the financial condition of the Company at the Closing Date in conformity with SAP (if audited), and (iii) the calculation of the Final Purchase Price. If Purchaser chooses to have the Closing Balance Sheet audited, Purchaser will pay the fees and expenses of Coopers & Lybrand L.L.P. in connection with the performance of such audit.

        (b) If an audit is conducted pursuant to Section 2.3(a) hereof, Purchaser will cause Coopers & Lybrand L.L.P. to (i) provide to Seller copies of the Closing Balance Sheet and such work papers and other documents of Coopers & Lybrand L.L.P. relating to such audit as Seller may reasonably request, and (ii) cooperate with, and be reasonably available to, Seller and to provide such other information reasonably requested by Seller concerning the status of such audit and the accounting and auditing issues that arise from or relate to such audit; provided, however, that Seller will conduct its activities relating to such audit in such a manner as will not unreasonably interfere with the conduct of such audit by Coopers & Lybrand L.L.P.

        (c) Within 20 business days after Seller's receipt of the Closing Balance Sheet, Seller will provide Purchaser with written notice indicating whether Seller agrees or disagrees with the capital, surplus, and AVR amounts reflected in the Closing Balance Sheet. If Seller disputes the capital, surplus, or AVR amount reflected in the Closing Balance Sheet, such notice will reflect Seller's calculation of each disputed amount in sufficient detail to permit Purchaser to verify the same. If Seller agrees with the capital, surplus, and AVR amounts reflected in the Closing Balance Sheet or if Seller fails to deliver to Purchaser such written notice within such 20-day period, the Closing Balance Sheet will be deemed final.

        (d) Within 10 business days after Purchaser's receipt of any notice of disagreement with the capital, surplus, or AVR amount reflected in the Closing Balance Sheet, Purchaser and Seller will begin good faith negotiations to resolve such disagreement. If Purchaser and Seller are unable to resolve such disagreement within 10 business days after such negotiations begin, such disagreement will be submitted to the Settlement Auditor for resolution. Purchaser and Seller will cooperate with the Settlement Auditor and will proceed in good faith to cause























                                  Page 86 of 141
the Settlement Auditor to resolve such disagreement within 30 days after such disagreement is submitted to the Settlement Auditor. Purchaser and Seller will each pay one-half of the fees and expenses of the Settlement Auditor.

        (e) The Settlement Auditor, in its sole discretion, will determine (i) the nature and extent of the participation by Purchaser, Seller, and their agents in connection with the resolution of any disagreement submitted to the Settlement Auditor, (ii) the nature and extent of information that Purchaser and Seller may submit to the Settlement Auditor for consideration in connection with such resolution, and (iii) the personnel of the Settlement Auditor who will review such information and resolve such disagreement. The Settlement Auditor's resolution of any such disagreement will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, Purchaser and Seller. The Closing Balance Sheet will be adjusted accordingly to reflect any such resolution and, as adjusted, will be deemed final.

        (f) Upon the earlier to occur of (i) the parties' agreement with respect to the capital, surplus and AVR amounts reflected in the Closing Balance Sheet, or (ii) the delivery of the report of the Settlement Auditor as provided in Section 2.3(e) hereof, Purchaser will pay to Seller the Deficiency Amount or Seller will pay to Purchaser the Excess Amount, as the case may be. Such payment will be made by wire transfer of immediately available funds in Dallas, Texas to such account as the party entitled to receive such payment specifies in writing to the party required to make such payment.

        2.4       Closing.

        (a) The Closing will take place at the offices of Weil, Gotshal & Manges, 100 Crescent Court, Suite 1300, Dallas, Texas, at 9:00 a.m., local time on the Closing Date.

        (b) At the Closing, Purchaser will (i) pay the Initial Purchase Price by wire transfer of immediately available funds in Dallas, Texas to such account as Seller specifies to Purchaser, and (ii) execute and deliver to Seller such other documents and instruments required to be executed and delivered by Purchaser under the terms of this Agreement.

        (c) At the Closing, Seller will (i) deliver to Purchaser a certificate or certificates representing all the Shares, accompanied by duly executed blank stock powers, and (ii) execute






















                                  Page 87 of 141
and deliver such other documents and instruments required to be delivered by Seller under the terms of this Agreement.

        2.5 Escrow. Concurrently with the execution and delivery of this Agreement, (a) Seller, Purchaser and Bank One, Texas, N.A., as escrow agent ("Escrow Agent"), have executed and delivered that certain Escrow Agreement dated as of the date hereof (the "Escrow Agreement"), and (b) Purchaser has deposited $250,000.00 (the "Escrow Amount") with the Escrow Agent. The Escrow Amount will be disbursed as provided in Section 11.2 hereof.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Purchaser as follows:

        3.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

        3.2 Authority. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid, and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except to the extent that (a) enforcement against Seller may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally, and
(b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought. The performance of any obligations or undertakings by Seller's Affiliates under this Agreement have been duly and validly authorized by all necessary corporate action on the part of such Affiliates
























                                  Page 88 of 141

        3.3 Organization of the Company. The Company is a stock insurance corporation duly organized, validly existing, and in good standing under the laws of Pennsylvania, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted by it. The Company is duly qualified or admitted to do business and is in good standing as a foreign corporation in all jurisdictions in which the ownership, use, or leasing of its assets or properties or the conduct or nature of its business makes such qualification or admission necessary, except where the failure to be so qualified or admitted and in good standing does not have or would not reasonably be expected to have a Material Adverse Effect. The Company does not own 10% or more of the voting capital stock of any corporation.

        3.4 Capital Stock; Title. The authorized capital stock of the Company consists solely of the Shares, all of which are issued and outstanding. The Shares are duly authorized, validly issued, fully paid, and nonassessable and are owned beneficially and of record by Seller, free and clear of all liens and encumbrances. Upon delivery of payment for the Shares as herein provided, Purchaser will acquire good and valid title to the Shares, free and clear of any lien or encumbrance (other than liens or encumbrances created by Purchaser). There are no outstanding securities, rights (pre-emptive or other), subscriptions, calls, warrants, options, or other agreements (except for this Agreement) that give any person or entity the right to (a) purchase or otherwise receive or be issued any shares of capital stock of the Company (or any interest therein) or any security convertible into or exchangeable for any shares of capital stock of the Company (or any interest therein), (b) receive any dividend, voting, or ownership rights similar to those accruing to a holder of Shares, or (c) participate in the equity, income, or election of directors or officers of the Company.

        3.5 No Conflicts or Violations. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement will not:

        (a) subject to obtaining the approvals contemplated by Sections 5.1, 5.2, 6.1, and 6.2 hereof, violate in any material respect any law or any writ, judgment, decree, or injunction applicable to Seller or the Company or their respective assets or properties;

























                                  Page 89 of 141

        (b) conflict with or result in a violation or breach of any of the provisions of the articles or certificate of incorporation or bylaws of Seller or the Company;

        (c) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any Contract to which Seller or the Company is a party or by which any asset or property of Seller or the Company may be bound, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

        (d) require Seller or the Company to obtain any consent, approval, or action of, or make any filing with or give any notice to, any person or entity, except (i) as set forth in Section 3.5 of the Disclosure Schedule, (ii) as contemplated in Sections 5.1(b) and 5.2 hereof, or (iii) those which the failure to obtain, make or give, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; or

        (e) result in the creation or imposition of any lien or encumbrance upon the Company or any of its assets or properties.

        3.6 SAP Statements. Seller has previously delivered to Purchaser true and complete copies of the following:

        (a) the Annual Statements for each of the years ended December 31, 1993, 1994, and 1995 filed with the Pennsylvania Insurance Department (including the supporting memorandum to the actuarial opinions given in connection with such Annual Statements); and

        (b) any annual statutory statements of the Company that were filed for the year ended December 31, 1995 in any jurisdiction (other than Pennsylvania) and which differ from the Annual Statement for the year ended December 31, 1995.

Each such statement (i) complied in all material respects with all applicable laws when so filed, (ii) was prepared in accordance with SAP, (iii) is true and complete in all material respects, and (iv) presents fairly in all material respects the financial position of the Company as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of the Company for and during the respective periods covered thereby. No material deficiency has been asserted by any insurance regulatory authority with respect to any such statement.




















                                  Page 90 of 141

        3.7 Reserves. The statutory reserves and other similar amounts with respect to losses, benefits, claims, and expenses in respect of the Company's insurance business as established or reflected in the December 31, 1995 Annual Statement (a) were determined in accordance with SAP and generally accepted actuarial assumptions, (b) were in accordance with the benefits specified in the related insurance or reinsurance Contracts in all material respects, (c) meet the requirements of the insurance laws of each applicable jurisdiction in all material respects, and (d) were adequate, in all material respects, as of December 31, 1995, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency and expenses, to cover the total amount of all matured and reasonably anticipated unmatured benefits, claims, and other liabilities of the Company under all insurance or reinsurance Contracts which the Company has or will have any liability. The Company owns assets that qualify as legal reserve assets under applicable insurance laws in an amount at least equal to all such statutory reserves and other similar amounts of the Company.

        3.8       Assets and Properties.

        (a) Section 3.8(a) of the Disclosure Schedule contains a list of all purchases, acquisitions, sales or dispositions of all debentures, notes, stocks, limited partnership interests, other securities, mortgages, and other investment assets by the Company from December 31, 1995, to the date hereof. The Company has good and marketable title to all debentures, notes, stocks, limited partnership interests, other securities, mortgages, and other investment assets (excluding real property) owned by it, free and clear of all liens and encumbrances.

        (b) Section 3.8(b) of the Disclosure Schedule contains a true and complete list and description of all real property leased by the Company. The Company has a valid leasehold interest in all such leased real property.

        (c) The Company owns good and indefeasible title to, or has a valid leasehold interest in or a valid right under Contract to use, all tangible personal property that is used in the conduct of its business, operations, or affairs, free and clear of all liens and encumbrances, except for Permitted Liens. All such tangible personal property is in good operating condition and repair (normal wear and tear excepted) and is suitable for its current uses.
























                                  Page 91 of 141

        (d) Section 3.8(d) of the Disclosure Schedule contains a true and complete list and description of (i) all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are used in the conduct of the business, operations, or affairs of the Company, and (ii) all computer software, programs, and similar systems owned by or licensed to the Company that are used in the conduct of its business, operations, or affairs. The Company is not in conflict with or in violation or infringement of, nor has Seller or the Company received any notice of any alleged conflict with or violation or infringement of any asserted rights of any other person or entity with respect to any such intellectual property or any such computer software, programs, or similar systems.

        3.9 Absence of Changes. Since December 31, 1995, there has not been, occurred, or arisen any change, event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character with respect to the business or condition of the Company, except as disclosed in Section 3.9 of the Disclosure Schedule and except for such changes, events, conditions, or state of facts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.9 of the Disclosure Schedule and except for such changes, events, conditions, or state of facts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, since December 31, 1995, the Company has operated only in the ordinary course of business and consistent with past practice, and (without limiting the generality of the foregoing) there has not been, occurred, or arisen:

        (a) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase, or other acquisition by the Company of any such stock or of any interest in or right to acquire any such stock;

        (b) any lien or encumbrance created or assumed on any of the assets or properties of the Company;

        (c) any liability involving the borrowing of money by the Company or the incurrence by the Company of any deferred purchase price obligation (other than trade credit incurred in the ordinary course of business and consistent with past practice);























                                  Page 92 of 141

        (d) any damage, destruction, or loss (whether or not covered by insurance) affecting any of the assets or properties of the Company, which damage, destruction, or loss individually or in the aggregate exceeds $10,000;

        (e) any cancellation of any material liability owed to the Company by any other person or entity;

        (f) any write-off or write-down of, or any determination to write-off or write-down, the assets or properties (other than any statutory write-down of investment assets) of the Company or any portion thereof;

        (g) any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any (i) license, permit, or other form of authorization of the Company (other than a license to transact insurance business), the result of which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, or (ii) license of the Company to transact insurance business;

        (h) any termination, amendment, or execution by the Company of any reinsurance, coinsurance, or other similar Contract, as ceding or assuming insurer, except those Contracts which expired in accordance with their terms or which were terminated by the Company in the ordinary course of business;

        (i) any expenditure or commitment for additions to property, plant, equipment, or other tangible or intangible capital assets or properties of the Company which exceeds $10,000 individually or in the aggregate;

        (j) any change in any marketing relationship between the Company and any person or entity through which the Company sells Insurance Contracts or Administrative Service Agreements, which change has had or would reasonably be expected to have a Material Adverse Effect; or

        (k)       any Contract to take any of the actions prohibited in this
Section 3.9.

        3.10      No Undisclosed Liabilities.

        (a) There were no liabilities against or relating to the Company as of December 31, 1995, except (i) as reflected in any of the financial statements and the notes thereto referenced in Section 3.6 hereof, (ii) policyholder benefits payable in the






















                                  Page 93 of 141
ordinary course of business and consistent with past practice, (iii) as disclosed in Section 3.10 of the Disclosure Schedule, or (iv) those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since December 31, 1995, the Company has not incurred any liabilities, except (A) policyholder benefits payable in the ordinary course of business and consistent with past practice, (B) as disclosed in Section 3.10 of the Disclosure Schedule, or (C) those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

        (b) Except for regular periodic assessments in the ordinary course of business, no claim or assessment is pending or, to the knowledge of Seller or the Company, threatened against the Company by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers.

        3.11 Taxes. Except as disclosed in Section 3.11 of the Disclosure Schedule:

        (a) All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company has duly and timely paid (or there has been paid on its behalf) all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it. With respect to any period for which Taxes are not yet due, the Company has made due and sufficient current accruals in its financial statements. The Company has made (or there has been made on its behalf) all required estimated Tax payments sufficient to avoid any underpayment penalties. The Company has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

        (b) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period, and no power of attorney granted by or with respect to the Company with respect to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is





















                                  Page 94 of 141
pending or, to the Knowledge of the Seller, threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company. No assessment of Taxes is proposed against the Company or any of its assets.

        (c) No election under Section 338 of the Code has been made or filed by or with respect to the Company. No consent to the application of
Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its assets. The Company has not agreed (and no agreement has been made on the Company's behalf) to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company. None of the assets of the Company is or will be required to be treated as being owned by any person (other than the Company) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

        (d) The Company is not a party to, is not bound by, and has no obligation under, any Tax sharing agreement, Tax allocation agreement or similar contract.

        (e) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of
Section 280G of the Code.

        (f)       The Seller is not a "foreign person" within the meaning of
Section 1445(b)(2) of the Code.

        (g) The Company was taxable as an "insurance company other than a life insurance company" within the meaning of section 831 of the Code for the calendar year 1995. The "unearned premiums" with respect to the Company set forth in all federal income Tax Returns of the Company were determined in all material respects in accordance with Section 807 of the Code. The "unpaid losses" with respect to the Company set forth in all federal income Tax Returns of the Company were determined in all material respects in accordance with Section 846 of the Code. All life insurance contracts issued by the Company qualify as "life insurance contracts" within the meaning of Section 7702(a) of the Code, and all life insurance contracts issued by the Company which are





















                                  Page 95 of 141

"modified endowment contracts" within the meaning of Section 7702A of the Code were represented to purchasers to be "modified endowment contracts" at the time of sale.

        3.12 Litigation. Except as disclosed in Section 3.12 of the Disclosure Schedule:

        (a) There are no actions, suits, investigations, arbitrations, or proceedings pending, or (to the knowledge of Seller) threatened, against Seller or its assets or properties, at law or in equity, in, before, or by any person or entity, except such actions, suits, investigations, arbitrations, or proceedings that individually or in the aggregate do not have or would not reasonably be expected to have a Material Adverse Effect.

        (b) There are no actions, suits, investigations, arbitrations, or proceedings pending, or (to the knowledge of Seller) threatened, against the Company, or any of its assets or properties, at law or in equity, in, before, or by any person or entity.

        (c) There are no writs, judgments, decrees, injunctions, or similar orders of any person or entity outstanding against the Company.

        3.13 Compliance With Laws. Except as disclosed in Section 3.13 of the Disclosure Schedule, the Company is not in violation of any law or any writ, judgment, decree, injunction, or similar order applicable to the Company, which violation, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect.

        3.14 Pension and Benefit Plans. The Company has no liability under and has not adopted, maintained or sponsored any pension, welfare, bonus, deferred compensation, incentive compensation, profit sharing, stock, retirement, or other benefit plan or arrangement.

        3.15 Contracts. Section 3.15 of the Disclosure Schedule contains a true and complete list of each of the following Contracts (true and complete copies of which have been made available to Purchaser) to which the Company is a party or by which any of its assets or properties is or may be bound:

        (a) all employment, agency (other than insurance agency), consultation, or representation Contracts or other Contracts of























                                  Page 96 of 141
any type (including without limitation loans or advances) with any present officer, director, employee, agent (other than an insurance agent), consultant, or other similar representative of the Company (or former officer, director, employee, agent (other than an insurance agent), consultant or similar representative of the Company if there exists any present or future liability with respect to such Contract);

        (b) a specimen form insurance agent Contract and any insurance agent Contract having terms different in any material respect than the terms contained in the specimen form agent Contract;

        (c)       all Administrative Service Agreements;

        (d) all Contracts with any person or entity containing any provision or covenant (i) limiting the ability of the Company to (A) sell any products or services of any other person or entity, (B) engage in any line of business, or (C) compete with or obtain products or services from any person or entity or (ii) limiting the ability of any person or entity to compete with or to provide products or services to the Company;

        (e) all Contracts relating to the borrowing of money by the Company, relating to the deferred purchase price for property or services, or relating to the direct or indirect guarantee by the Company of any liability;

        (f) all Contracts pursuant to which the Company has agreed to indemnify or hold harmless any person or entity (other than indemnifications or hold harmless covenants in the ordinary course of business and consistent with past practice);

        (g) all leases or subleases of real property used in the business, operations, or affairs of the Company;

        (h) all Contracts or arrangements (including without limitation those relating to allocations of expenses, personnel, services, or facilities) between the Company and Seller or any Affiliate of Seller (other than the Company);

        (i) all reinsurance, coinsurance, or other similar Contracts (including pursuant to which the Company receives or has received surplus relief); and

        (j) all other Contracts (other than Insurance Contracts issued, reinsured, or underwritten by the Company) that involve




















                                  Page 97 of 141
the payment or potential payment, pursuant to the terms of such Contracts, by or to the Company of more than $10,000 individually or in the aggregate or that are otherwise material to the business or condition of the Company.

Each Contract disclosed or required to be disclosed in Section 3.15 of the Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Seller, the Company and each Affiliate of Seller to the extent any such entity is a party thereto and, to the knowledge of Seller, each other party thereto. Neither the Seller nor the Company has received from any other party to such Contract any notice, whether written or oral, of termination or intention to terminate such Contract. Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor, to the knowledge of Seller, any other party to such Contract is in violation or breach of or default under any such Contract (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such Contract), which violation, breach, or default has had or reasonably would be expected to have a Material Adverse Effect.

        3.16 Insurance Issued. Except as required by law or except as disclosed in Section 3.16 of the Disclosure Schedule:

        (a) All outstanding Insurance Contracts issued, reinsured, or underwritten by the Company are, to the extent required under applicable laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where such Insurance Contracts were issued or delivered or have been filed with and not objected to by such authority within the period provided for objection.

        (b) All Insurance Contract benefits payable by the Company or (to the knowledge of Seller) by any other person or entity that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with the Company have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such benefits for which the Company believes there is a reasonable basis to contest payment.

        (c) No outstanding Insurance Contract issued, reinsured, or underwritten by the Company entitles the holder thereof or any other person or entity to receive dividends, distributions, or other benefits based on the revenues or earnings of the Company or any other person or entity.
























                                  Page 98 of 141

        (d) To Seller's knowledge, all amounts to which the Company is entitled under reinsurance, coinsurance, or other similar Contracts (including without limitation amounts based on paid and unpaid losses) are collectible in the ordinary course of business.

        (e) To Seller's knowledge, each insurance agent, at the time such agent wrote, sold, or produced business for the Company, was duly licensed as an insurance agent (for the type of business written, sold, or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold, or produced such business.

        3.17 Licenses and Permits. Except as disclosed in Section 3.17 of the Disclosure Schedule:

        (a) Section 3.17 of the Disclosure Schedule contains a true and complete list of all jurisdictions in which the Company is licensed to transact insurance business and the lines of business for which the Company is licensed in each jurisdiction. The Company owns or validly holds such insurance licenses, which are valid and in full force and effect. No such license to transact insurance business is the subject of a proceeding for suspension or revocation or any similar proceeding and, to the knowledge of Seller, there is no pending threat of such suspension or revocation by any such licensing authority.

        (b) The Company owns or validly holds all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments (other than licenses to transact insurance business) that are required for its business, operations, and affairs, except where the failure to so own or hold such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, or similar documents or instruments would not reasonably be expected to have a Material Adverse Effect. All such other licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments are valid and in full force and effect.

        3.18 Operations Insurance. Section 3.18 of the Disclosure Schedule contains a true and complete list and description of all liability, property, workers compensation, directors and officers liability, and other similar insurance policies or agreements that insure the business, operations, or affairs of the Company






















                                  Page 99 of 141
or affect or relate to the ownership, use, or operations of any of the assets or properties of the Company.

        3.19      Intercompany Liabilities.  Except as disclosed in Section
3.19 of the Disclosure Schedule, (a) neither Seller nor any Affiliate of Seller (other than the Company) provides or causes to be provided to the Company any products, services, equipment, facilities, or similar items, and
(b) there are no liabilities between Seller or any Affiliate of Seller (other than the Company), on the one hand, and the Company on the other hand.

        3.20 Bank Accounts. Section 3.20 of the Disclosure Schedule contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading, trust, or other similar relationship, (b) a true and complete list and description of each such account, box, and relationship, and
(c) a list of all signatories for each such account and box.

        3.21 Charter Documents and Bylaws. Seller has heretofore made available to Purchaser true and complete copies of the articles of incorporation and bylaws of the Company, as in effect on the date hereof.

        3.22 Minute Books. The minute books of the Company accurately reflect in all material respects all formal actions taken at all meetings and all consents in lieu of meetings of the stockholders of the Company since January 1, 1990, and all formal actions taken at all meetings and all consents in lieu of meetings of the boards of directors of the Company and all committees thereof since January 1, 1990. All of such minute books have previously been made available for inspection by Purchaser.

        3.23 Employees. Section 3.23 of the Disclosure Schedule contains a true and complete list of each employee of the Company.

        3.24 Disclosure. To the knowledge of Seller, no representation or warranty made by Seller in this Agreement or in any certificate furnished by Seller to Purchaser in connection with this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statement not misleading in light of the circumstances in which they were made.
























                                  Page 100 of 141

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as follows:

        4.1 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

        4.2 Authority. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid, and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and
(b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought.

        4.3 No Conflicts or Violations. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations under this Agreement will not:

        (a) subject to obtaining the approvals contemplated by Sections 5.1, 5.2, 6.1, and 6.2 hereof violate any term or provision of any law or any writ, judgment, decree, or injunction applicable to Purchaser or any of its assets or properties;

        (b) conflict with or result in a violation or breach of any of the provisions of the certificate of incorporation or bylaws of Purchaser;

        (c) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any Contract to which Purchaser is a party or by which any asset or property of Purchaser may be bound; or






















                                  Page 101 of 141

        (d) require Purchaser or any of its subsidiaries to obtain any consent, approval, or action of, or make any filing with or give any notice to, any person or entity, except as contemplated in Sections 6.1(a)(ii) and
6.2 hereof.

        4.4 Purchase for Investment. The Shares will be acquired by Purchaser for its own account for the purpose of investment and not for the purpose or with the intent of further distribution or other sales or dispositions thereof. Purchaser has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of its investment in the Shares. Purchaser will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to violate any registration provision of the securities laws.

        4.5       Litigation.

        (a) There are no actions, suits, investigations, arbitrations or proceedings pending, or (to the knowledge of Purchaser) threatened, against Purchaser or its assets or properties, at law or in equity, in, before, or by any person or entity that, if adversely determined, would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of Purchaser to perform its obligations under this Agreement or on the consummation of the transactions contemplated by this Agreement.

        (b) There are no writs, judgments, decrees, injunctions, or similar orders of any person or entity outstanding against Purchaser that reasonably would be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of Purchaser to perform its obligations under this Agreement or on the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE V

                              COVENANTS OF SELLER

        Seller covenants and agrees with Purchaser that, at all times before the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE XI hereof, Seller will comply with all covenants and provisions of this ARTICLE V applicable to it, except to the extent (i) Purchaser may otherwise consent in writing, (ii) otherwise required by





















                                  Page 102 of 141
applicable law, or (iii) otherwise expressly required or permitted by this Agreement.

        5.1 Contract and Regulatory Approvals. Seller will take (and will cause the Company to take) all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts, to obtain as promptly as practicable (a) all approvals and consents required of any person or entity under all Contracts to which Seller or the Company is a party to consummate the transactions contemplated hereby, including, without limitation, all consents set forth in Section 3.5 of the Disclosure Schedule, and (b) all approvals, authorizations, and clearances of governmental and regulatory authorities required of each of Seller and the Company to consummate the transactions contemplated hereby. Seller will, and will cause the Company to, (i) provide such other information and communications to such governmental and regulatory authorities as Purchaser or such authorities may reasonably request, and (ii) cooperate with Purchaser in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and other persons or entities required of Purchaser to consummate the transactions contemplated hereby, including any required approvals of the insurance regulatory authorities in the Commonwealth of Pennsylvania and the State of Texas. Additionally, as soon as practicable after the filing thereof, Seller will provide Purchaser with copies of all motions filed with the Bankruptcy Court relating to obtaining an order of the Bankruptcy Court in connection with the transactions contemplated by this Agreement, and at least 10 days prior to Closing, Seller will obtain an order of the Bankruptcy Court, the operation of which shall not have been restrained, enjoined, suspended, or otherwise stayed, authorizing and approving (A) the performance of the obligations or undertakings under Section 5.18 of this Agreement by any of such of Seller's Affiliate who is a debtor in a case under the Bankruptcy Court, and (B) the performance of any other obligation or undertaking under this Agreement by any of such of Seller's Affiliates who is a debtor in a case under the Bankruptcy Code which requires the approval of the Bankruptcy Court.

        5.2 HSR Filings. Seller will (a) take all actions necessary to make the filings required of it or its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, (b) comply with any request for additional information received by Seller or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of
























                                  Page 103 of 141

Justice pursuant to the HSR Act, (c) cooperate with Purchaser in connection with Purchaser's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

        5.3 Investigation by Purchaser. Seller will provide, and will cause the Company to provide, Purchaser and its representatives and agents with reasonable access, upon reasonable prior notice and during normal business hours, to all facilities, officers, employees, agents, assets or properties, and books and records of the Company and will furnish Purchaser and such representatives and agents with all such information and data in their possession concerning the business, operations, and affairs of the Company as Purchaser or such representatives and agents may reasonably request. Records and other documents that are subject to any attorney-client privilege that protects such documents and records from a discovery request from third parties shall not be required to be disclosed if such disclosure would make such privilege unavailable.

        5.4 Conduct of Business. Except as otherwise expressly permitted in this Agreement, Seller will cause the Company to conduct its business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing and except as expressly provided herein:

        (a) Seller will use, and will cause the Company to use, all commercially reasonable efforts to (i) preserve intact the present business organization, reputation, and policyholder relations of the Company, (ii) keep available the services of the present officers, directors, employees, agents, consultants, and other similar representatives of the Company, (iii) maintain in full force and effect all Contracts referenced in Section 3.15 hereof, except those Contracts which expire in accordance with their terms or are terminated by the Company in the ordinary course of business, (iv) maintain all licenses (including licenses to transact insurance business), qualifications, and authorizations of the Company to do business in each jurisdiction in which it is so licensed, qualified, or authorized, and (v) maintain each rating classification assigned to the Company by all rating agencies as of the date hereof.

        (b) Seller will cause the Company to (i) maintain all assets and properties of the Company in good working order and condition (ordinary wear and tear excepted), and (ii) continue all current marketing and selling activities relating to the business, operations, and affairs of the Company.






















                                  Page 104 of 141

        (c) Seller will cause the Company to maintain its books and records in the usual manner and consistent with past practice and will not permit a material change in any underwriting, investment, actuarial, financial reporting, tax, or accounting practice or policy of the Company or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, insurance, or other reserve for financial reporting purposes or for other accounting purposes (including any practice, policy, assumption, or method relating to or affecting the determination of the Company's insurance in force, premium or investment income, reserves or other similar amounts, or operating ratios with respect to expenses, losses or lapses).

        (d) Seller will cause the Company (i) to prepare properly and to file duly and validly all reports and all Tax Returns required to be filed prior to the Closing Date with any governmental or regulatory authorities with respect to the business, operations, or affairs of the Company, and (ii) to pay duly and fully all Taxes which are due with respect to the periods covered by such Tax Returns or otherwise levied or assessed upon such entity or any of its assets or properties, and to withhold or collect and pay to the proper taxing authorities all Taxes that such entity is required to so withhold or collect and pay, unless such taxes are being contested in good faith and, if appropriate, reasonable reserves therefor have been established and reflected in the books and records of such entity and in accordance with SAP and (iii) to provide Purchaser with copies of all tax returns prepared by the Company as soon as practicable after the preparation, but prior to the filing, thereof.

        (e) Seller will cause all statutory reserves and other similar amounts with respect to losses, benefits, claims, and expenses in respect of the Company's insurance business to be (i) determined in accordance with SAP and generally accepted actuarial assumptions, (ii) determined in accordance with the benefits specified in the related insurance or reinsurance Contracts in all material respects, (iii) calculated, established and reflected on a basis consistent in all material respects with those reserves and other similar amounts and reserving methods followed by the Company at December 31, 1995, (iv) determined in conformity with the requirements of the insurance laws of each applicable jurisdiction in all material respects, and
(v) adequate, in all material respects, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency, and expenses, to cover the total amount of all matured and reasonably anticipated























                                  Page 105 of 141
unmatured benefits, dividends, losses, claims, expenses, and other liabilities of the Company under all insurance or reinsurance Contracts which the Company has or will have any liability. Seller will cause the Company to continue to own assets and properties that qualify as legal reserve assets under all applicable insurance laws in an amount at least equal to all of the Company's required reserves and other similar amounts.

        (f) Seller will cause the Company to use all commercially reasonable efforts to maintain in full force and effect substantially the same levels of coverage as the insurance afforded under the insurance coverage described in Section 3.18 hereof.

        (g) Seller will cause the Company to refrain from entering into any reinsurance, coinsurance, or other similar Contract, whether as reinsurer or reinsured, including without limitation any surplus relief or financial reinsurance contract.

        (h) Seller will cause the Company to continue to comply, in all material respects, with all laws applicable to the business, operations, or affairs of the Company.

        5.5 No Charter Amendments. Seller will cause the Company to refrain from amending its articles of incorporation or bylaws and from taking any action with respect to any such amendment.

        5.6 No Issuance of Securities. Seller will cause the Company to refrain from authorizing or issuing any shares of its capital stock (or any interest therein) or entering into any Contract or granting any option, warrant, or right calling for the authorization or issuance of any shares of capital stock of the Company (or any interest therein), or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares (or any interest therein), or issuing any options, warrants, or rights to purchase any such convertible securities (or any interest therein).

        5.7 Dividends. Seller will cause the Company to declare and pay, on or before the Closing Date, a dividend of cash and/or property to Seller to the fullest extent permitted by the appropriate regulatory authorities. Seller will cause the Company to refrain from directly or indirectly redeeming or purchasing any of its capital stock or any interest in or right to acquire any such stock.























                                  Page 106 of 141

        5.8 Resignations of Directors and Officers. Seller will cause such directors and officers of the Company as are designated by Purchaser at least two days prior to the Closing Date to tender their resignations effective at, and subject to, the Closing.

        5.9 Books and Records. On the Closing Date, Seller will deliver to Purchaser or will make available to Purchaser all books and records of the Company that are in the possession of Seller and its Affiliates (other than the Company). Seller will, and will cause its Affiliates (other than the Company) to deliver, any books and records of the Company if at any time after the Closing, Seller or its Affiliates (other than the Company) discovers any such books or records.

        5.10 No Negotiation, etc. Seller will refrain and will cause each Affiliate and any other person or entity acting for or on behalf of Seller or its Affiliates to refrain from taking, directly or indirectly, any action (a) to seek or encourage any offer or proposal from any person or entity to acquire all or substantially all assets or properties or shares of capital stock or other securities of the Company (or any interest in any of the foregoing), (b) to merge, consolidate, or combine the Company with any other corporation, or to permit any other corporation to merge, consolidate, or combine into the Company, (c) to liquidate, dissolve, or reorganize the Company in any manner, (d) to acquire or transfer any assets or properties of the Company (or any interest in any of the foregoing), (e) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise to attempt to consummate any such acquisition, transfer, merger, consolidation, combination, or reorganization, or (f) to furnish or cause to be furnished any information with respect to the Company to any person or entity (other than Purchaser and its Affiliates, employees, and agents), in each case except to the extent otherwise required by applicable law. If Seller or any Affiliate of Seller receives, directly or indirectly, from any person or entity (other than Purchaser) any offer, proposal, or informational request that is subject to this Section 5.10, Seller will promptly advise such person or entity, by written notice, of the terms of this Section 5.10 and will promptly deliver a copy of such notice to Purchaser.

        5.11      Financial Statements and Reports.

        (a) As promptly as practicable, Seller will deliver to Purchaser true and complete copies of the Quarterly Statement






















                                  Page 107 of 141
filed by the Company for each calendar quarter ending after December 31, 1995. Such Quarterly Statements will (i) comply in all material respects with all applicable laws when so filed, (ii) be prepared in accordance with SAP, (iii) be true and complete in all material respects, and (iv) will present fairly in all material respects the financial position of the Company as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of the Company for and during the respective periods covered thereby.

        (b) Seller will deliver to Purchaser true and complete copies of such other material financial statements, reports, or analyses as may be prepared or received by Seller or any Affiliate of Seller and as relate to the business, operations, or affairs of the Company.

        5.12      Investments.

        (a) Seller will cause the Company to invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of assets or properties, and any cash funds currently held by the Company exclusively in the type of assets described on Exhibit A hereto, except as otherwise required by law or except as required to provide cash (in the ordinary course of business and consistent with past practice) to meet such entity's reasonably anticipated current obligations. Seller will cause the Company to refrain from acquiring assets or properties that are classified as non-admitted under SAP and which, individually or in the aggregate, have book values in excess of $10,000.00. Seller will cause the Company to re-classify as non-admitted all assets or properties (or portions thereof) of the Company that are currently classified as admitted assets and that (i) are listed in Section 5.12 of the Disclosure Schedule, or (ii) the insurance regulatory authorities in either the Commonwealth of Pennsylvania or the State of Texas direct should properly be classified as non-admitted under SAP. Seller will cause the Company to refrain from selling or otherwise disposing of any bonds or other securities of the type required to be reflected in line 1 of page 2 of the December 31, 1995 Annual Statement of the Company which will result in the realization, from January 1, 1996, through the Closing Date, individually or in the aggregate, of capital gains (without giving effect to reduction thereof by realized capital losses) in excess of $50,000.00.

























                                  Page 108 of 141

        (b) On or before the Closing Date, Seller will cause the Company to sell for cash all of its real property, partnership interests, common stock, mortgage loans, and bonds having a rating assigned by the Securities Valuation Office of the National Association of Insurance Commissioners of other than 1, 2, 3, or 4. Each such asset and property will be sold at a purchase price equal to the book value, determined in accordance with SAP as of the date of such sale, of such asset or property.

        (c) Seller will, or will cause Southwestern Financial Corporation to, calculate for the Company, within 30 days after the end of each calendar quarter after the date hereof, the book value of the Company's investment in the bonds of Fund America Investors Corporation Series 93-C so long as the Company owns such bonds.

        5.13 Employee Matters. Except as may be required by law, Seller will refrain, and will cause the Company to refrain, from directly or indirectly:

        (a) hiring any officer, director, employee, agent, consultant, or other similar representative of the Company (or FMI to the extent such person would be deemed to be a Company Employee), except to the extent necessary to conduct its business in the ordinary course consistent with past practice;

        (b) entering into any Contract with any officer, director, employee, agent, consultant, or other similar representative of the Company; or

        (c) adopting or entering into any pension, welfare, bonus, deferred compensation, incentive compensation, profit sharing, stock, retirement, or other benefit plan or arrangement.

        5.14 No Disposal of Property. Except as otherwise expressly permitted or required by this Agreement, Seller will cause the Company to refrain from (a) disposing of any assets or properties of the Company and from permitting any of such assets or properties of the Company to be subjected to any liens or encumbrances, except for Permitted Liens, (b) selling any material part of its Insurance Contracts in force, operations, or business to any third party, (c) entering into any Contracts obligating the Company to administer the operations of any person or entity other than the Company, other than Administrative Services Agreements entered into in the ordinary course of business and consistent with past practice, and (d) entering into





















                                  Page 109 of 141
any Contracts permitting any person or entity other than the Company to administer the operations of the Company.

        5.15 No Breach or Default. Seller will cause the Company to refrain from violating, breaching, or defaulting, and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach, or default, under any term or provision of any Contract to which the Company is a party or by which any of its assets or properties is or may be bound, except for such violations, breaches, defaults, actions, or failures that individually or in the aggregate do not have and would not reasonably be expected to have a Material Adverse Effect.

        5.16      Indebtedness.  Seller will cause the Company to refrain from
(a) creating, incurring, assuming, guaranteeing, or otherwise becoming liable for any liability (except in the ordinary course of business and consistent with past practice), (b) cancelling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge, in each case in advance of a scheduled payment date with respect to any monetary liability, and (c) waiving any right to receive any direct or indirect payment or other benefit under any liability owing to it.

        5.17 No Acquisitions. Seller will cause the Company to refrain from (a) merging, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other entity, (b) acquiring or agreeing to acquire blocks of business or all or substantially all assets or capital stock or other equity securities of any other entity, or (c) otherwise acquiring or agreeing to acquire control or ownership of any other entity.

        5.18 Intercompany Liabilities and Affiliate Transactions. Except as otherwise expressly provided for in this Agreement, the Company will not enter into any Contract or engage in any transaction with Seller or any Affiliate of Seller (other than the Company). On or before the fifth business day prior to the Closing Date, Seller will deliver to Purchaser a list and description of all intercompany accounts and balances payable or receivable, whether or not currently due, between the Company, on the one hand, and Seller or any other Affiliate of the Company, on the other hand, as of the Determination Date ("Preliminary Intercompany Balances"). At or prior to Closing, all Preliminary Intercompany Balances shall be paid by the appropriate party and fully reconciled. As soon as practicable after the Closing, and























                                  Page 110 of 141
in any event within 45 days after the Closing, Seller and Purchaser shall cooperate in good faith to finally determine all intercompany accounts and balances between the Company, on the one hand, and Seller or its Affiliates (other than the Company), on the other hand, that were payable or receivable at or prior to the Closing, and, upon such determination, all such accounts and balances shall be finally paid and reconciled. Except as otherwise specifically provided in this Section 5.18 or Sections 12.2, 12.9, and 12.10 hereof or as otherwise agreed to by Purchaser and Seller prior to Closing, on and effective as of the Closing Date, Seller will terminate and will cause its Affiliates to terminate each Contract between the Company, on the one hand, and Seller and any other Affiliate of the Company, on the other hand, including without limitation each Contract or arrangement disclosed in Section 3.15(h) of the Disclosure Schedule, except that all such Contracts or arrangements shall be deemed to survive the Closing to the extent necessary to preserve the parties' rights to final reconciliation and payment of accounts and balances arising or accruing thereunder through the Closing Date and, upon such reconciliation and payment shall have no further effect; provided, however, that intercompany accounts and balances related to Taxes shall be subject to and reconciled in accordance with Section 12.2(e) hereof. Subject to Section 12.2(e) hereof, on the Closing Date, Seller shall execute and shall cause each Affiliate which is or has been included as a member of a consolidated, combined, unitary or affiliated group filing Seller Consolidated Returns to execute an agreement (in a form satisfactory to Purchaser) cancelling any applicable tax sharing, tax allocation, tax indemnity or other similar agreement with respect to the Company and releasing the Company from any further liability with respect to Taxes of any such consolidated, combined, unitary or affiliated group.

        5.19 Business. Seller will cause the Company to use its commercially reasonable efforts before the Closing Date to (a) remove any oversight regulatory restrictions imposed on the Company's ability to issue Insurance Contracts, (b) file with the appropriate regulatory authorities such policy forms as Purchaser may reasonably request, and (c) license such insurance agents and brokers as Purchaser may reasonably request.


                                  ARTICLE VI

                            COVENANTS OF PURCHASER
























                                  Page 111 of 141

        Purchaser covenants and agrees with Seller that, at all times before the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE XI hereof, Purchaser will comply with all covenants and provisions of this ARTICLE VI, except to the extent (i) Seller may otherwise consent in writing, (ii) otherwise required by applicable law, or
(iii) otherwise expressly required or permitted by this Agreement.

        6.1 Contract and Regulatory Approvals. Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts, to obtain as promptly as practicable (i) all approvals and consents required of any person or entity under all Contracts to which Purchaser is a party to consummate the transactions contemplated hereby, and (ii) all approvals, authorizations, and clearances of governmental and regulatory authorities required of Purchaser to consummate the transactions contemplated hereby, including any required approvals of the insurance regulatory authorities in the Commonwealth of Pennsylvania and the State of Texas, (b) provide such information and communications to such governmental and regulatory authorities as such authorities may reasonably request, and (c) cooperate with Seller in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and other persons or entities required of Seller to consummate the transactions contemplated hereby.

        6.2 HSR Filings. Purchaser will (a) take all actions necessary to make the filings required of it or its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, (b) comply with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with Seller in connection with Seller's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

        6.3 Continuation of Services. Unless otherwise requested in writing by Seller prior to the Closing, Purchaser shall cause the Company to continue until no later than December 31, 1997, or such earlier date as may be agreed upon between Seller and Purchaser, to provide administrative services as currently being performed by the Company with respect to the group health, life and disability plans and the retiree health plans established by Seller for the current and former employees of Seller and its Affiliates, other than employees employed by the Company after






















                                  Page 112 of 141
the Closing, upon the terms and conditions, and for the administrative fees as currently in effect under the FMI Administrative Agreement. Nothing contained in this Section 6.3 shall limit Seller's or its Affiliates' right to terminate any services provided by the Company as contemplated in this Section 6.3 if comparable services are available from other non-Affiliates of Seller on substantially more favorable terms or the Company fails to provide such services in accordance with standards consistent with past practice or as otherwise required by Contracts in effect at the time of Closing or applicable laws.


                                  ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF PURCHASER

        The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser). Seller shall use all commercially reasonable efforts to fulfill, at or before the Closing, such of the following conditions (or portions thereof) over which it has control.

        7.1 Representations and Warranties. The representations and warranties made by Seller in this Agreement, in the certificates delivered by Seller pursuant to this Agreement, and in the Disclosure Schedule shall be true in all material respects as of the Closing as though such representations and warranties were made at and as of the Closing.

        7.2 Performance. Seller shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or before the Closing.

        7.3 Officer's Certificates. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by an executive officer of Seller, certifying as to the fulfillment by Seller of the conditions set forth in Sections 7.1, 7.2, 7.5, 7.6, 7.7, and 7.9 hereof. In addition, Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of Seller, certifying that Seller has duly and validly taken all corporate or other action necessary to authorize its execution and delivery of this Agreement and the performance of its obligations under this Agreement.





















                                  Page 113 of 141

        7.4 HSR Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

        7.5 No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or governmental authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

        7.6       No Proceeding or Litigation.   There shall not be
instituted, pending, or (to Purchaser's knowledge or Seller's knowledge) threatened, any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other person or entity to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

        7.7 Contract and Regulatory Approvals. All approvals, authorizations, and clearances contemplated by Sections 5.1 and 6.1(a)(ii) hereof and necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, any requisite action of the insurance regulatory authorities in the Commonwealth of Pennsylvania and the State of Texas) shall have been obtained and shall be in full force and effect.

        7.8 Resolution of Reinsurance Disputes. The Company shall have either (a) resolved all disputes regarding its reinsurance recoverables on terms and conditions acceptable to Purchaser, or (b) transferred to Seller or an Affiliate of Seller (other than the Company) all of the Company's rights, title, and interest in and to such reinsurance recoverables with respect to such disputes for an amount in cash equal to the book value of such reinsurance recoverables as reflected in the Company's balance sheet as of the Determination Date.

        7.9 No Adverse Change. There shall not have occurred since December 31, 1995, any change in the business, licenses, insurance in force, or condition (financial or otherwise) of the Company, except (i) as disclosed in Section 3.9 of the Disclosure Schedule, (ii) changes in the amounts of in-force insurance related to the Company's "AD-24" product, or (iii) for such changes that, individually or in the aggregate, do not have and would not reasonably be expected to have a Material Adverse Effect.






















                                  Page 114 of 141

        7.10 Opinion of Counsel to Seller. Purchaser shall have received the opinion substantially in the form of Exhibit B hereto from Winstead Sechrest & Minick P.C. or other outside counsel of Seller reasonably satisfactory to Purchaser.

        7.11 Investments. Prior to or upon Closing, the assets and properties of the Company described on Exhibit B hereto shall be sold in accordance with Section 5.12(b) hereof.

        7.12 Financing. Purchaser shall have received the proceeds of financing for the transactions contemplated hereby in such amount and on such terms and conditions as are satisfactory to Purchaser.

        7.13 Certificates of Compliance. Seller shall have delivered to Purchaser certificates of compliance as of a recent date to the effect that the Company is duly licensed to transact insurance business in, and is in compliance with the laws of, each jurisdiction in which the Company is licensed to transact insurance business.


                                 ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF SELLER

        The obligations of Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller). Purchaser will use all commercially reasonable efforts to fulfill, at or before the Closing, such of the following conditions (or portions thereof) over which it has control.

        8.1 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement and in the certificates delivered by Purchaser pursuant to this Agreement shall be true in all material respects as of the Closing as though such representations and warranties were made as of the Closing.

        8.2 Performance. Purchaser shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.























                                  Page 115 of 141

        8.3 Officer's Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by an executive officer of Purchaser, certifying as to the fulfillment of the conditions set forth in Sections 8.1, 8.2, 8.5, 8.6, and 8.7 hereof. In addition, Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of Purchaser, certifying that Purchaser has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and the performance of its obligations under this Agreement.

        8.4 HSR Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

        8.5 No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or governmental authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

        8.6       No Proceeding or Litigation.   There shall not be
instituted, pending, or (to Purchaser's knowledge or Seller's knowledge) threatened any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other person or entity to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

        8.7 Contract or Regulatory Approvals. All approvals, authorizations, and clearances contemplated by Sections 5.1(b) and 6.1 hereof or otherwise set forth in Section 3.5 of the Disclosure Schedule and necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, any requisite action of the insurance regulatory authorities in the Commonwealth of Pennsylvania and the State of Texas) shall have been obtained and shall be in full force and effect.

        8.8 Opinion of Counsel to Purchaser. Seller shall have received the opinion substantially in the form of Exhibit C hereto from Weil, Gotshal & Manges LLP.


                                  ARTICLE IX






















                                  Page 116 of 141

                            SURVIVAL OF PROVISIONS

        9.1       Survival of Representations and Warranties.

        (a) Subject to Section 9.2 hereof and ARTICLE X hereof, the representations and warranties respectively made by Seller and Purchaser in this Agreement, in the Disclosure Schedule, or in any certificate required to be delivered pursuant to this Agreement will survive the Closing (i) until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of the representations and warranties of Seller set forth in Sections 3.4, 3.11, and 3.14 hereof, and
(ii) until the first anniversary of the Closing Date, in the case of all other representations and warranties.

        (b) The covenants and agreements of Seller and Purchaser contained in ARTICLE V and ARTICLE VI hereof, respectively, will terminate as of the first anniversary of the Closing Date.

        (c) The covenants and agreements of Seller and Purchaser contained in this Agreement, to the extent that, by their terms, they are to be performed or complied with after the Closing, including, without limitation, the indemnification agreements set forth in ARTICLE X hereof, will survive the Closing until the later of (i) the first anniversary of the Closing Date, or (ii) the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) affecting any such covenant or agreement; provided, however, that any such covenant or agreement that specifies a term or period expiring before the expiration of all applicable statutes of limitations will survive for a period of 180 days following the expiration of such specified term or period.

        9.2 Pursuit of Claims. Any breach of any representation, warranty, covenant, or agreement as to which a bona-fide claim for indemnification has not been asserted in accordance with ARTICLE X hereof during the applicable survival period set forth in Section 9.1 hereof may not be pursued, and hereby is irrevocably waived, except that if a claim for indemnification is made in accordance with ARTICLE X hereof before the expiration of the applicable survival period set forth in Section 9.1 hereof, then (notwithstanding such survival period) the representation, warranty, covenant, or agreement applicable to such claim will survive until, but only for the purpose of, the resolution of such claim by final, nonappealable judgment or settlement.






















                                  Page 117 of 141

        9.3 Remedies Limitation. Without limiting the rights that any party may have for fraud under common law, Purchaser and Seller agree that the sole and exclusive remedy of any party hereto with respect to all claims for Damages arising out of any actual or alleged breach of this Agreement will be as provided in ARTICLE X hereof, subject to the limitations imposed thereon by this ARTICLE IX.


                                   ARTICLE X

                                INDEMNIFICATION

        10.1 Indemnification by Seller. Subject to the provisions of Sections 10.3 and 10.5 and ARTICLE IX hereof, Seller will indemnify and hold harmless each of Purchaser, its Affiliates and each of their officers, directors and employees (collectively, the "Purchaser Indemnitees") from and against any and all Damages resulting from or relating to:

        (a) any breach by Seller of any representation, warranty, covenant or agreement made by Seller in this Agreement, in the Disclosure Schedule, or in any certificate required to be delivered pursuant to this Agreement;

        (b)       any of the lawsuits set forth on Exhibit D hereto;

        (c) claims based on misrepresentations made by the Company or its agents in connection with the marketing, sales, and policy issuance activities, and claims of bad-faith claims paying practices of the Company, that occurred on or before the Closing Date and which relate to the Company's "AD-24" product; and

        (d) the employment, the failure to employ, or the termination of employment of any individual by FMI or by the Company at or prior to Closing, but excluding all Damages asserted by or on behalf of any Company Employee related to amounts for which Purchaser is liable pursuant to Section 12.1 hereof.

        10.2 Indemnification by Purchaser. Subject to the provisions of Sections 10.3 and 10.5 and ARTICLE IX hereof, Purchaser will indemnify and hold harmless each of Seller, its Affiliates and each of their officers, directors and employees (collectively, the "Seller Indemnitees") from and against any and all Damages resulting from or relating to any breach by Purchaser of any representation, warranty, covenant, or agreement made by




















                                  Page 118 of 141

Purchaser in this Agreement or in any certificate required to be delivered pursuant to this Agreement.

        10.3      Indemnification Procedures.

        (a) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 10.1 or 10.2 hereof and such matter involves (i) any claim made against the Indemnitee by any person or entity other than Purchaser or Seller or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any person or entity other than Purchaser or Seller, the Indemnitee will give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding, which notice must (A) provide (with reasonable specificity) the basis on which indemnification is being asserted, (B) set forth the actual or good-faith estimated amount of Damages for which indemnification is being asserted, if known, and (C) be accompanied by copies of all relevant pleadings, demands, and other papers served on the Indemnitee; provided, however, that the Indemnitee's failure to provide the Indemnifying Party with such notice shall not relieve the Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party's ability to defend against such claim has been prejudiced as a result of such failure.

        (b) The Indemnifying Party will have a period of 10 days after the delivery of each notice required by Section 10.3(a) hereof during which to respond to such notice. If the Indemnifying Party elects to defend the claim described in such notice or does not respond within such 10-day period, the Indemnifying Party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by the Indemnifying Party. The Indemnitee will cooperate fully with the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim, and the Indemnitee will have the right to participate at its own expense in the defense of any such claim. If the Indemnifying Party responds within such 10-day period and elects not to defend such claim, the Indemnitee will be free to compromise or defend (and control the defense of) such claim and to pursue such remedies as may be available to the Indemnitee under applicable law.

        (c) Any compromise or settlement of any claim (whether defended by the Indemnitee or by the Indemnifying Party) will require the prior written consent of the Indemnitee and the






















                                  Page 119 of 141

Indemnifying Party (which consent will not be unreasonably withheld).

        (d) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 10.1 or 10.2 hereof and such matter involves a claim made by Purchaser or Seller, the Indemnitee will give the Indemnifying Party prompt written notice of such claim, which notice must
(i) provide (with reasonable specificity) the bases for which indemnification is being asserted, and (ii) set forth the actual or good-faith estimated amount of Damages for which indemnification is being asserted. The Indemnifying Party will have a period of 10 days after the delivery of each notice required by this Section 10.3(d) during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice or does not respond within such 10-day period, the Indemnifying Party will pay upon demand to the Indemnitee the actual or estimated amount of Damages reflected in such notice. If the Indemnifying Party disputes such claim, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 10 days after such negotiations begin or if such negotiations are not initiated within 10 days after notice is given, either the Indemnifying Party or the Indemnitee may initiate litigation to resolve such disputes.

        10.4 Treatment of Indemnification Payments. Seller and Purchaser agree that any payment made under ARTICLE X hereof will be treated by the parties on their tax returns as an adjustment to the aggregate consideration for the Shares.

        10.5 Claims Limitations. Notwithstanding the foregoing provisions of this Article X,

        (a) Neither Seller nor Purchaser shall be liable for indemnification under this Article X for (i) consequential damages of the other party; or (ii) any breach of any representation or warranty by such party if such party can demonstrate that the other party had actual knowledge of such breach prior to Closing and did not notify such breaching party of such breach prior to Closing;

        (b) Seller shall have no liability for indemnification for any Damages under Section 10.2 hereof until and unless the cumulative total of such Damages exceeds in the aggregate $100,000, at which time all amounts of Damages in excess of






















                                  Page 120 of 141

$50,000 may be claimed and recovered as provided in this Agreement; provided, however, that the limitations of this Section 10.5(b) shall not apply to any Damages resulting from or relating to (i) any misrepresentation or breach of warranty contained in Sections 3.4, 3.11, 3.13, or 3.14 hereof, or (ii) Seller's knowing or willful misrepresentations or breaches of covenants or agreements made as a part of or contained in this Agreement;

        (c) If an Indemnitee recovers from any third party (including insurers) all or any part of any amount previously paid to it by an Indemnifying Party pursuant to Section 10.1, 10.2, or 10.6 hereof, such Indemnitee will promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party;

        (d) The amount constituting the claim for which indemnification may be made pursuant to Section 10.1, 10.2, or 10.6 hereof shall first be determined, and such amount shall be (i) reduced by all amounts that have been recovered or are known to be recoverable by an Indemnitee from a third party (including insurers) at the time such indemnification is due from an Indemnitee; and (ii) reduced by the Tax savings which is actually realized by the Indemnitee from any loss, deduction or credit which is allowable with respect to the indemnified Damage;

        (e) The aggregate amount which Seller may be required to pay for indemnification pursuant to Section 10.1 hereof, except for Damages resulting from or relating to any misrepresentation or breach of warranty contained in Sections 3.11 or 3.14 hereof, shall not exceed the sum of the Final Purchase Price plus all out-of-pocket costs incurred by Purchaser (including reasonable attorneys' fees) of attorneys, accountants, actuaries and other experts) in connection with the transactions contemplated by this Agreement or any disputes relating hereto.

        10.6      Tax Indemnification.

        (a) Seller will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless Purchaser and the Company from and against, any and all Damages for or in respect of each of the following:

             (i) any and all Taxes with respect to any taxable period (or portions thereof) of the Company (or any






















                                  Page 121 of 141
        predecessor) ending on or before the Closing Date (including, without limitation, any liability for Taxes resulting from (A) an acceleration of an "intercompany transaction," within the meaning of Treasury Regulation Section 1.1502-13(d) (or any analogous or similar provision under state, local or foreign law or any predecessor provision or regulation), that occurred on or before the Closing Date, (B) any dividend or other distribution pursuant to this Agreement, and (C) the Election);

            (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group (other than the Company) of which the Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of the Company pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law; and

            (iii) any breach by Seller of any representation, warranty, covenant, or agreement contained in Section 3.11, Section 10.6, or
        Section 12.2 hereof.

        ; provided, however, that Seller shall not be liable for or obligated to indemnify Purchaser or the Company for any Damages or Taxes to the extent; (A) Purchaser is obligated to indemnify Seller for such Taxes pursuant to Section 10.6(b), (B) such Taxes are taken into account as a liability or otherwise specifically reserved against in the Closing Balance Sheet and are not paid to Seller pursuant to Section 12.2(e), or (C) such Taxes arise as a result of the business, affairs, operations, transactions or actions or inactions of Purchaser or the Company after the Closing, whether on the Closing Date or any time thereafter; provided that this clause (C) shall not apply by reason of Purchaser or the Company performing any obligation, or exercising or forebearing the exercise of any right, in good faith, under this Agreement.

        (b) Purchaser agrees to pay, and to indemnify Seller in respect of, and hold Seller harmless from and against, any and all Damages for or in respect of Taxes incurred by, imposed upon, or assessed against Seller or any Affiliate of Seller (other than the Company) relating to the business and operations of the Company after the Closing Date.

        (c) The Company will promptly notify Seller of the commencement of any claim, audit, examination, or other proposed





















                                  Page 122 of 141
change or adjustment by any taxing authority concerning any Taxes or other Damages covered by Section 10.6(a) hereof ("Tax Claim"). Seller shall control the defense and settlement of any Tax audit or administrative or court proceeding relating to taxable periods of the Company ending on or prior to the Closing Date, provided, however, that if the results of any such Tax audit or administrative or court proceeding could reasonably be expected to be material to Purchaser or the Company, then Purchaser may, at its expense, participate in any such contest or proceeding and neither party shall compromise or settle such contest or refund suit without the consent of the other. Seller shall promptly notify the Company if it decides not to participate in the defense or settlement of any such Tax audit or administrative or court proceeding and the Company thereupon shall be permitted to defend and settle such Tax audit or proceeding. Seller will promptly notify the Company of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority which may affect the liability of the Company for Taxes (including any audit or proceeding relating to Seller Consolidated Returns) and Seller shall keep the Company duly informed on a regular and periodic basis of the progress thereof.

        (d) Subject to Section 12.2 hereof, Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless Purchaser and the Company from and against any liability arising under any Tax sharing, Tax indemnity, Tax allocation or other similar contract to which the Company, any predecessor to the Company or any transferor to the Company is a party or is obligated thereunder, in each case on or prior to the Closing Date.

        (e) Any claim for indemnity hereunder may be made at any time prior to sixty days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).


                                  ARTICLE XI

                                  TERMINATION

        11.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

        (a) at any time before the Closing by written agreement of Seller and Purchaser;




















                                  Page 123 of 141

        (b) at any time before the Closing by Seller if any of the covenants set forth in Section 6.1 or 6.2 shall have been breached, in any material respect, and such breach has not been cured or eliminated within 30 days after notice thereof has been given to Purchaser; provided that at the time of such termination Seller has neither breached any of the representations and warranties set forth in Article III nor failed to satisfy, perform, or comply with any of the covenants set forth in Article V hereof required to be complied with as of such date, in any material respect;

        (c) at any time before the Closing by Purchaser if any of the covenants set forth in Section 5.1, 5.2, or 5.3 shall have been breached, in any material respect, and such breach has not been cured or eliminated within 30 days after notice thereof has been given to Seller, provided that at the time of such termination Purchaser has neither breached any of the representations and warranties set forth in Article IV nor failed to satisfy, perform, or comply with any of the covenants set forth in Article VI hereof required to be complied with as of such date, in any material respect; or

        (d) at any time after June 30, 1996, by Seller or Purchaser if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement by the party electing to terminate pursuant to this Section 11.1(d).

        11.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.1 hereof, this Agreement will become null and void except that (a) the provisions of this Section 11.2 and ARTICLE XII hereof will continue to apply following any such termination, and (b) no party hereto will be relieved of any liability for Damages that such party may have to the other parties by reason of such party's breach of this Agreement (or any representation, warranty, covenant, or agreement included herein). Notwithstanding anything to the contrary contained herein, if the transactions contemplated by this Agreement are not consummated on or before June 30, 1996 solely as a result of the failure of the condition set forth in Section 7.12 hereof (or the failure of Purchaser to have obtained all necessary regulatory approvals as contemplated by Section 6.1(a)(ii) hereof solely as a result of the failure of the condition set forth in Section 7.12), then (i) Seller will be entitled to retain the Escrow Amount, (ii) Seller and Purchaser will jointly instruct the Escrow Agent to deliver the Escrow Amount to Seller and to deliver all income thereon to Purchaser,























                                  Page 124 of 141
all in accordance with the Escrow Agreement, and (iii) Purchaser will have no further liability to Seller hereunder. If the transactions contemplated by this Agreement are not consummated for any reason other than as a result of the failure of the condition set forth in Section 7.12 hereof or if the transactions contemplated hereby are consummated, then (A) Purchaser will be entitled to retain the Escrow Amount and all income thereon, and (B) Seller and Purchaser will jointly instruct the Escrow Agent to deliver the Escrow Amount and all income thereon to Purchaser, all in accordance with the Escrow Agreement.


                                  ARTICLE XII

                                 MISCELLANEOUS

        12.1      Employment Matters.

        (a) Effective as of the Closing Date, Purchaser will offer, or will cause an Affiliate of Purchaser to offer, employment to those persons listed in Section 12.1 of the Disclosure Schedule (the "Retained Employees"), on terms and conditions as Purchaser, in its sole discretion, deems appropriate.

        (b) As a condition to employing any Retained Employee, Purchaser agrees that it (or such Affiliate of Purchaser, including the Company, seeking to employ such Retained Employee) will cause such Retained Employee to execute an agreement releasing FMI from liability for any severance benefits to which such Retained Employee would have been entitled to receive from FMI as a result of the termination of such person's employment by FMI at Closing.

        (c) During the period from the date hereof to the Closing Date, Seller will refrain, and will cause its Affiliates (other than FMI or the Company) to refrain from soliciting, offering, or seeking to employ or employing any Retained Employees.

        (d) If Purchaser fails to offer to any Retained Employee on or prior to the Closing Date a position of comparable employment (as such phrase is used in the Severance Plan) with Purchaser or an Affiliate of Purchaser (including the Company), Purchaser will be liable for the payment of (i) all severance benefits (in accordance with the Severance Plan) to which such Retained Employee would have been entitled to receive from FMI or an Affiliate of FMI (including the Company) as a result of the termination of such person's employment by FMI or the Company at




















                                  Page 125 of 141

Closing, and (ii) all claims and liabilities relating to or arising in connection with or under the WARN Act as a result of the failure to comply with the notice requirements thereunder with respect to such Retained Employee. If Purchaser hires any Company Employee (other than a Retained Employee or a Temporary Employee) within 12 months after the Closing Date, Purchaser will reimburse FMI for any severance benefits paid by FMI or an Affiliate of FMI(in accordance with the Severance Plan) to such employees. At the Closing Purchaser will pay FMI $71,867.00 (representing severance benefits payable by FMI or its Affiliates to certain Company Employees other than Retained Employees). Notwithstanding the foregoing, with respect to any person hired pursuant to Section 5.13(a) hereof, neither Purchaser nor its Affiliates (including the Company) will be liable for severance benefits to such person.

        (e) With respect to Retained Employees and Company Employees who are hired by Purchaser or an Affiliate of Purchaser effective as of the Closing Date or within 12 months thereafter ("Hired Employees"), Purchaser agrees to establish, or cause an Affiliate of Purchaser to establish, a welfare benefit plan or plans ("Purchaser's Welfare Plan") that provide benefits that are substantially similar to the benefits to which such Hired Employees were entitled immediately prior to the Closing Date under any plan, fund, or arrangement maintained by FMI or any Affiliate thereof to which the requirements of Section 4980B of the Code or Sections 601 through 608 of ERISA apply ("FMI's Welfare Plan"). Further, Purchaser agrees that Purchaser's Welfare Plan will cover spouses and dependents of Hired Employees who were participating in FMI's Welfare Plan immediately prior to the Closing Date ("Eligible Dependents") on substantially similar terms as such individuals were covered under FMI's Welfare Plan. Purchaser's Welfare Plan shall waive any pre-existing condition provisions and eligibility requirements with respect to Hired Employees and Eligible Dependents. Except as previously provided in this Section 12.1(e) and Section 12.1(g) hereof, Purchaser and Seller agree that, as of the Closing, Purchaser and its Affiliates (including the Company) will be under no obligation to provide, maintain or sponsor, any pension, welfare, bonus, deferred compensation, incentive compensation, profit sharing, stock, retirement, severance, or other benefit plan or arrangement for employees, former employees or retirees, directors, or officers of the Company or FMI (or their dependents).

        (f)       From and after the Closing Date, except as provided in
Section 12.1 (e) hereof, Seller shall remain solely responsible























                                  Page 126 of 141
for any and all claims, liabilities, obligations and commitments relating to or arising in connection with the requirements of Section 4980B of the Code to provide continuation of health care coverage under any employee benefit plan sponsored by the Company in respect of any Company Employee terminated at or prior to Closing. From and after the Closing Date, except as provided for in
Section 12.1(d)(ii) hereof, Seller shall remain solely responsible for any and all claims, liabilities, obligations or commitments relating to or arising in connection with compliance with the notice requirements of the WARN Act.

        (g) As soon as reasonably practicable following the Closing Date, Purchaser or an Affiliate of Purchaser and FMI or an Affiliate of FMI shall effect a trust to trust transfer of assets from the trust related to the Southwestern Life Corporation Savings Investment Plan (the "FMI Savings Plan") to either (i) the trust related to an existing qualified defined contribution plan maintained by the Purchaser or an Affiliate of Purchaser or (ii) a trust related to a newly established qualified defined contribution plan maintained by Purchaser or an Affiliate of Purchaser (any plan and trust described in (i) or (ii) shall be referred to herein as "Purchaser's Plan"); provided, however, prior to any such transfer, Purchaser or an Affiliate of Purchaser shall have provided to FMI or an Affiliate of FMI a favorable determination letter from the IRS regarding the qualification of the Purchaser's Plan under Section 401(a) of the Code. The amount of the trust to trust transfer shall be an amount equal to the fair market value as of the date of transfer of the aggregate account balances under the FMI Savings Plan of those Hired Employees who are employed by Purchaser or an Affiliate of Purchaser as of the date of transfer. Such trust to trust transfer shall be made in accordance with all applicable requirements of the Code and ERISA, including, but not limited to,
Section 414(l) and 411(d)(6) of the Code. All amounts transferred from the FMI Savings Plan to Purchaser's Plan pursuant to this Section 12.1(g) shall be fully vested in respect of applicable Hired Employees under Purchaser's Plan effective as of the date of transfer. Following such transfer, Purchaser shall have no obligations with respect to contributions that were required to be made to the accounts of applicable Hired Employees under the FMI Savings Plan, but which were not contributed to the FMI Savings Plan and transferred to Purchaser's Plan pursuant to this Section 12.1(g). With respect to any plan, fund or arrangement maintained by Purchaser or an Affiliate of Purchaser which is both an "employee pension benefit plan" (within the meaning of Section 3(2)(A) of ERISA) and a qualified plan (within the meaning of Section 401(a) of the Code), Hired Employees shall
























                                  Page 127 of 141
receive service credit for purposes of eligibility to participate and vesting of benefits to the extent such service was recognized for such purpose for such employees as of the Closing Date under the FMI Savings Plan.

        12.2      Tax Matters.

        (a) Seller will properly prepare and file, or cause to be properly prepared and filed, all Seller Consolidated Returns. Unless otherwise required by applicable law or an Internal Revenue Service determination, Seller Consolidated Returns shall be prepared consistently with past practices. Seller will timely pay or discharge, or cause to be paid or discharged, any and all Taxes for which the Company may be held liable as a result of Seller Consolidated Returns, unless such Taxes are being contested in good faith; provided, however, nothing in this Section 12.2(a) shall be construed to limit Seller's or Purchaser's indemnification rights set forth in
Article X hereof. Seller and its affiliates will not amend any Seller Consolidated Return with respect to the Company in a manner which may adversely affect the tax liability of the Company in a taxable period ending after the Closing Date without consulting with Purchaser and obtaining the consent of Purchaser to such amended Tax Return. Without the prior written consent of Purchaser, Seller will not file any election to reattribute losses of the Company pursuant to Treasury Regulation section 1.1502-20(g).
Purchaser may, at its option, elect to waive loss carryovers in whole or in part pursuant to Treasury Regulation section 1.1502-32(b)(4).

        (b) The Company will prepare or cause to be prepared and, after providing Seller with an opportunity to review and comment on such Tax Returns, timely file, or cause to be filed (a) all Tax Returns, other than Seller Consolidated Returns, of the Company which relate to taxable periods ending on or before the Closing Date and which are required to be filed after the Closing Date, including the period from January 1, 1996, through the Closing Date, and (b) all Tax Returns of the Company which relate to taxable periods ending subsequent to the Closing Date, including the period from and after the Closing Date through December 31, 1996 (collectively, the "Purchaser Tax Returns"). The Company will pay or cause to be paid to the taxing authority any and all Taxes due as a result of Purchaser Tax Returns required to be filed pursuant to the preceding sentence, unless such Taxes are being contested in good faith; provided, however, that nothing in this Section 12.2(b) shall be construed to limit Purchaser's indemnification rights set forth in Article X hereof.























                                  Page 128 of 141

        (c) Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including, without limitation, access to books and records) and reasonable assistance relating to the Company (or any Affiliate) as is reasonably necessary for the preparation and filing of any Tax Return contemplated in this Section 12.2 or for the prosecution or defense of any audit or proceedings relating to Taxes for which the Company may be liable. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any entity with which they are consolidated or combined for any Tax purposes and each shall execute and deliver, subject to such party's approval (which shall not be unreasonably withheld) such documents as are necessary to carry out the intent of this
Section 12.2.

        (d) Seller shall be entitled to any Tax refund with respect to Seller Consolidated Returns that is not reflected as an asset of the Company in the Closing Balance Sheet, provided that in the event that the Company has a carryback from a taxable period ending after the Closing Date which may be carried back to a Seller Consolidated Return, Seller shall promptly pay to the Company any refund of Taxes which is attributable to such carryback when and to the extent received by or credited for the benefit of Seller. In the event that such carryback is subsequently disallowed by the Internal Revenue Service, the Company will promptly repay such refund to Seller, together with all interest payable to the IRS, in the event there is a final determination that such refund is not allowable.

        (e) Within ten days after completion of the Closing Balance Sheet, (i) Purchaser shall pay Seller the amount of the accrual for current Taxes of the Company shown on such Closing Balance Sheet and relating to Seller Consolidated Returns (if any), or (ii) Seller shall pay Purchaser the amount of any overpayment of Taxes by the Company or the reimbursement due to the Company for uses of losses of the Company relating to Seller Consolidated Returns (if any), to the extent shown as an admitted asset on the Closing Balance Sheet. The Company's accrual for current Taxes (or the amount due to the Company) with respect to Seller Consolidated Returns shall be computed in a manner consistent with the tax sharing or tax allocation agreement to which the Company is currently subject. After the full payment by Purchaser or the Company of amounts required to be paid to Seller pursuant to this Section 12.2(e) hereof (if any), neither the Company nor Purchaser shall have any further liability to Parent,























                                  Page 129 of 141

Seller, or their Affiliates for Taxes of the Company with respect to Seller Consolidated Returns.

        (f) At the option of Purchaser, Seller (and the common parent of the affiliated group filing consolidated federal income Tax Returns which includes Seller and the Company ("Parent")) shall join with Purchaser in electing under Section 338(h)(10) of the Code with respect to the purchase of the Shares and under any comparable or related provisions of state, local, or foreign law (as designated by Purchaser, where such state, local or foreign election is optional, or as required by applicable law where such election results from the making of an election under Section 338(h)(10) of the Code) (collectively, all such elections are referred to herein as the "Election"). In the event that the Election is made, Parent, Seller, and Purchaser shall
(i) report, in connection with the determination of Taxes, the transactions contemplated by this Agreement in a manner consistent with the Election, (ii) comply with all of the requirements of Section 338(h)(10) of the Code and the Treasury Regulations thereunder, and (iii) take no action which is inconsistent with the Election or its validity under the Code and the applicable Treasury Regulations.

        (g) As soon as practicable after the Closing Date (and in all events no later than 30 days prior to the due date for filing the Election), Purchaser shall deliver to Seller (i) a written notice setting forth Purchaser's intention to require Seller to join in the Election, (ii) Purchaser's good faith calculation of the Modified Aggregate Deemed Sales Price (as defined below), (iii) Purchaser's good faith allocation of the Modified Aggregate Deemed Sales Price among the assets of the Company in accordance with the principles of Treasury Regulation Section 1.338(h)(10)- 1(f)(1)(ii) (the "Sales Price Allocation"), and (iv) Internal Revenue Service Form 8023-A and any similar forms under applicable state, local, or foreign law (the "Election Forms"). The term "Modified Aggregate Deemed Sales Price" shall mean an amount resulting from the Election, determined pursuant to Treasury Regulation Section 1.338(h)(10)-1(f) without regard to items described in Treasury Regulation Section 1.338(h)(10)-1(f)(4) (provided that Parent and Seller may take such items into account in filing Tax Returns). Purchaser, the Company, Seller and Parent shall file all Tax Returns in a manner consistent with the Sales Price Allocation.

        (h) Purchaser shall be responsible for the preparation and filing of the Election Forms and all other forms and documents required in connection with the Election. Purchaser shall






















                                  Page 130 of 141
provide Seller with copies of any necessary corrections, amendments, or supplements to the Election Forms. Seller or Parent, as the case may be, shall execute and deliver to Purchaser within five days of receipt the Election Forms and such other documents or forms as are required to properly complete the Election. Seller, Parent, the Company and Purchaser shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by Seller or Purchaser in order to complete the Election Forms and to timely file the Election. Seller or Parent, as the case may be, shall promptly execute and deliver to Purchaser any amendments made to the Election Forms subsequent to the filing of the Election and any attachments which are required to be filed under applicable Law. Notwithstanding the foregoing, all Election Forms and other forms and documents required to be executed or delivered by Parent or Seller shall be in form and substance reasonably acceptable to Parent and/or Seller, as appropriate.

        12.3 Notices. Any notice or other communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

            (i)   If to Seller:

                        Bankers Multiple Line Insurance Company
                        500 N. Akard Street
                        Dallas, Texas  75201
                        Attention:  Rodney D. Moore
                        Facsimile Number:  214/954-7717

                  with a copy to:

                        Winstead Sechrest & Minick P.C.
                        5400 Renaissance Tower
                        1201 Elm Street
                        Dallas, Texas  75201
                        Attention:  Rodney L. Moore
                        Facsimile Number:  214/745-5390

























                                  Page 131 of 141

            (ii)  If to Purchaser:

                        New Era Enterprises, Inc.
                        200 Westlake Park Blvd.
                        Houston, Texas  77079
                        Attention:  Bill S. Chen
                        Facsimile Number:  713/368-7286

                  with a copy to:

                        Weil, Gotshal & Manges LLP
                        100 Crescent Court, Suite 1300
                        Dallas, Texas  75201-6950
                        Attention:  David A. Spuria
                        Facsimile number:  214/746-7777

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 12.3 will (A) if delivered personally or by overnight express, be deemed given upon delivery;
(B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

        12.4 Entire Agreement. Except for documents executed by Seller and Purchaser pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        12.5 Expenses. Except as otherwise expressly provided in this Agreement, each party hereto will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

        12.6 Public Announcements. At all times at or before the Closing, Seller and Purchaser will each consult with the other before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will




















                                  Page 132 of 141
use good faith efforts to obtain the other party's approval of the text of any public report, statement, release to be made solely on behalf of a party. If Seller and Purchaser are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the opinion of legal counsel to a party, required by law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release. Any such report, statement, or release approved or permitted to be made pursuant to this Section 12.6 may be disclosed or otherwise provided by Seller or Purchaser to any person or entity, including to any employee or customer of either party hereto and to any governmental or regulatory authority.

        12.7      Confidentiality.

        (a) From the date hereof until the earlier to occur of the second anniversary of the Closing Date or the second anniversary of the termination of this Agreement pursuant to Section 11.1 hereof, each of Purchaser and Seller will refrain, and will cause its respective Affiliates, officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other person or entity any documents or information concerning the other party hereto acquired by it in connection with this Agreement or the transactions contemplated hereby unless (i) such disclosure is compelled by








































                                  Page 133 of 141
judicial or administrative process or by other requirements of law (including in connection with obtaining necessary insurance regulatory approvals) and notice of such disclosure is furnished to such other party hereto; (ii) either party hereto deems it advisable (upon advice of such party's legal counsel) to disclose any such documents or information in connection with the requirements of any securities law; or (iii) such documents or information can be shown to have been (A) previously known by the party hereto receiving such documents or information, (B) in the public domain through no fault of such receiving party, or (C) later acquired by such receiving party from other public sources.

        (b) If this Agreement is terminated pursuant to Section 11.1 hereof, for a period of two years after such termination, Purchaser will refrain, and will cause its respective officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other person or entity any documents or information concerning the Company acquired by Purchaser in connection with this Agreement or the transactions contemplated hereby unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Seller; (ii) Purchaser deems it advisable (upon advice of legal counsel to Purchaser) to disclose any such documents or information in connection with the requirements of any securities law; or (iii) such documents or information can be shown to have been (A) previously known by Purchaser, (B) in the public domain through no fault of Purchaser, or
(C) later acquired by Purchaser from other public sources.

        (c) For a period of two years following the Closing Date, Seller will refrain, and will cause its Affiliates, officers, directors, employees, agents, and other representatives to refrain, from disclosing, to any person or entity any information regarding the Company or the transactions contemplated hereby unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Purchaser; (ii) the Seller deems it advisable (upon advice of legal counsel to Seller) to disclose any such documents or information in connection with the requirements of any securities law; or
(iii) such documents or information can be shown to have been (A) in the public domain through no fault of Seller, or (B) later acquired by Seller from other public sources.

        (d) The parties hereto acknowledge and agree that (i) a breach of any of the terms or provisions of this Section 12.7 would cause irreparable damage to the non-breaching party for which adequate remedy at law is not available; and (ii) the non-breaching party will be entitled as a matter of right to obtain, without posting any bond whatsoever, an injunction, restraining order, or other equitable relief to restrain any threatened or further breach of this Section 12.7, which right will not be exclusive but will be cumulative and in addition to any other rights and remedies available at law or in equity.

        (e) At the Closing, Seller will assign to Purchaser the non-exclusive right to enforce the rights of Seller and its Affiliates under each of the confidentiality agreements between Seller or its Affiliates and prospective acquirors of the Company.

        12.8 Brokers. Seller will indemnify and hold harmless Purchaser in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of Seller or the Company) claiming to have been engaged by




                                  Page 134 of 141

Seller or any Affiliate of Seller in connection with the transactions contemplated by this Agreement (including without limitation any claim by Gerald Noelle), and Seller will bear the cost of the reasonable out-of-pocket expenses incurred by Purchaser in investigating, defending against, or appealing any such claim or demand. Purchaser will indemnify and hold harmless Seller in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (including without limitation any claim by Merlino & Schofield, Inc.) claiming to have been engaged by Purchaser or any Affiliate of Purchaser in connection with the transactions contemplated by this Agreement, and Purchaser will bear the cost of the reasonable out-of-pocket expenses incurred by Seller in investigating, defending against, or appealing any such claim or demand.

      12.9 Home Office. Seller agrees to cause Modern American Life Insurance Company to enter into a lease agreement with the Company in form and substance satisfactory to the parties thereto pursuant to which the Company will lease 40,000 sq. ft. of the Home Office for a transition period of 90 days following the Closing Date. Purchaser agrees to cause the Company to pay to Modern American Life Insurance Company an amount equal to $10.50 per sq. ft. per month during such lease period. Following such initial 90-day period, the lease will be renewable on a month-to-month basis at the option of Purchaser so long as Modern American Life Insurance Company owns the Home Office.

      12.10 PMSC Services. Notwithstanding Section 5.18 hereof, Seller shall cause FMI or Southwestern Financial Corporation to enter into an agreement with the Company pursuant to which the Company will receive the services currently provided to the Company that are being performed by or on behalf of PMSC. Such agreement will provide that such services will be provided to the Company for a period of 150 days after the Closing at the rates currently charged to the Company, but based on actual usage.

      12.11 Further Assurances. Seller and Purchaser agree that, from time to time after the Closing, upon the reasonable request of the other, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations, and affairs of the Company to Purchaser. Without limiting the generality of the foregoing, (a) Seller will provide, and will cause its Affiliates to provide, representatives of Purchaser reasonable access to all books and records of Seller and its Affiliates reasonably requested by Purchaser in the preparation of any post-Closing






















                                  Page 135 of 141
financial statements, reports, tax returns, or tax filings of the Company;
(b) Purchaser will provide representatives of Seller reasonable access to all pre-Closing books and records of the Company reasonably requested by Seller in the preparation of any post-Closing financial statements, reports, tax returns, or tax filings of Seller; and (c) each party hereto will execute such documents and instruments as the other party hereto may reasonably request containing terms and conditions mutually satisfactory to each party hereto to further effectuate the terms hereof.

      12.12 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.

      12.13 Amendment. This Agreement may be modified or amended only by a writing duly executed by Seller and Purchaser.

      12.14 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

      12.15 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Seller, Purchaser, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

      12.16 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to the principles of conflicts of law) applicable to a Contract executed and performable in such state.

      12.17 Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

      12.18 No Assignment. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any parties hereto without the prior written consent of the other party hereto (and any attempt to do so will be void); except that




















                                  Page 136 of 141

(i) Purchaser shall have the right, without such consent, to assign to a wholly-owned subsidiary of Purchaser all or any portion of its interest in this Agreement; provided, however, that, in the event of such assignment, Purchaser shall remain liable to perform all obligations hereunder; and (ii) Seller shall have the right to assign to ICH all of Seller's obligations under this Agreement, including without limitation all of Seller's obligations under
Article X hereof, upon (A) the delivery to Purchaser of an assumption agreement in form and substance reasonably acceptable to Purchaser and duly executed by such assignee, which assumption agreement provides for the obligations of Seller so assigned to such assignee to constitute administrative expenses of assignee for purposes of the Chapter 11 Proceeding, and (B) the entry of an order of the Bankruptcy Court, in form and substance reasonably acceptable to Purchaser, as to which order (or any revision, modification or amendment thereto) the operation or effectiveness has not been stayed and the time to appeal or seek review or rehearing has expired and no appeal or petition for review or rehearing has been taken or is pending, authorizing and approving the assignment and assumption agreement described in clause (A) above (including the treatment of the obligations assigned therein as administrative expenses); provided, however, that in the event that Seller assigns all of its obligations under this Agreement to ICH, then, notwithstanding such assignment, if (i) the IRS has not concluded its audit of Seller Consolidated Returns for taxable years through December 31, 1995, or
(ii) if all Taxes asserted by the IRS to be due with respect to Seller Consolidated Returns have not been paid in full or subject to a final determination that no such Taxes are due, Seller shall remain liable to perform all obligations hereunder, including, without limitation all of Seller's obligation under Sections 10.6 and 12.2 hereof, until such audit has been concluded and such Taxes have been paid.

      12.19 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations under this Agreement of Seller and Purchaser will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and (c) in lieu of such illegal, invalid or unenforceable provision, there shall be added
























                                  Page 137 of 141
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automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may then be legal, valid and enforceable under applicable law.

      12.20 Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Agreement (including the Disclosure Schedule) have been inserted for convenience of reference only, are not intended to be considered a part hereof, and will not modify or restrict any term or provision hereof.






















































                                  Page 138 of 141
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      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above by the duly authorized officers of Seller and Purchaser.

                                    NEW ERA ENTERPRISES, INC.


                                    By: /s/Bill S. Chen
                                        --------------------
                                    Name: Bill S. Chen
                                    Title: President


                                    BANKERS MULTIPLE LINE INSURANCE COMPANY


                                    By: /s/Rodney D. Moore
                                        --------------------
                                    Name: Rodney D. Moore
                                    Title: President













































                                  Page 139 of 141

         ICH Corporation
         500 North Akard
       Dallas, Texas 75201
          214. 954. 7111
                                                                  NEWS RELEASE

==============================================================================



FOR IMMEDIATE RELEASE


                    DEFINITIVE AGREEMENTS TO SELL THREE OF
                   I.C.H.'S REMAINING INSURANCE SUBSIDIARIES

      DALLAS, TX--April 4, 1996--Bankers Multiple Line Insurance Company

("BML"), an indirect insurance subsidiary of I.C.H., entered into a definitive agreement to sell Modern American Life Insurance Company ("Modern American")

and Western Pioneer Life Insurance Company ("Western") to Reassure America

Life Insurance Company ("Reassure America"), a wholly-owned subsidiary of Life

Reassurance Corporation of America.  Modern American and Western will distribute certain real estate and mineral interests to BML prior to the closing and ICH estimates the net proceeds from the sale of the companies and the distributed real estate and mineral interests will be approximately $30 million.

      In addition, BML entered into a definitive agreement with New Era

Enterprises, Inc. ("NEE") to sell Philadelphia American Life Insurance Company

("Philadelphia American").  BML expects to utilize approximately $7 million of the proceeds from the sale to purchase certain real estate, limited partnership interests and reinsurable receivables from Philadelphia American at the closing. ICH estimates the net proceeds from the sale of Philadelphia

American, the liquidation of  the real estate, limited partnership interests and the settlement of reinsurance receivables will total approximately $10 million.











                                  Page 140 of 141
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      BML has also executed a letter of intent to sell effective as of March

31, 1996 all of its remaining health insurance business and related agent debit balance for $5.75 million cash and expects to execute a definite agreement for the transaction prior to the end of April.

      The foregoing transactions, which are subject to certain conditions including insurance regulatory approval, are scheduled to close during the second quarter.

      I.C.H. has been operating as a debtor-in-possession since its voluntary

Chapter 11 bankruptcy filing on October 10, 1995 and has until May 31, 1996,

the exclusive right to file a plan of reorganization. I.C.H. intends to develop and present a reorganization plan which will include provisions for the orderly liquidation of assets and distribution of proceeds thereof to creditors and possibly equity holders of I.C.H.



FOR FURTHER INFORMATION CONTACT:

Susan A. Brown (214) 954-7660


































                                  Page 141 of 141